SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THE CIT GROUP/COMMERCIAL SERVICES, INC.

as Agent

the Lenders that are parties hereto

and

SKECHERS U.S.A., INC.,

SKECHERS U.S.A., INC. II,

SKECHERS BY MAIL, INC.

and

310 GLOBAL BRANDS, INC.

as Borrowers

and

WACHOVIA CAPITAL MARKETS, LLC

as Lead Arranger

Dated: May 31, 2006
TABLE OF CONTENTS

Page

EXHIBITS

Exhibit A — Form of Assignment and Transfer Agreement
Exhibit B — Form of Revolving Loan Promissory Note
Exhibit C — Form of Compliance Certificate
Exhibit D — Form of Lender’s Loss Payable Endorsement

SCHEDULES

Schedule 1.1(a) — Existing Indebtedness
Schedule 1.1(b) – Surviving Loan Documents
Schedule 6.7 – Copyrights, Patents and Trademarks
Schedule 6.10 – Depository Accounts
Schedule 7.1(b) — Borrower and Collateral Information
Schedule 7.1(f) — Environmental Matters
Schedule 7.1(h) – License Agreements

THE CIT GROUP/COMMERCIAL SERVICES, INC., a New York corporation (“CIT”), with offices located at 300 South Grand Avenue, Los Angeles, California 90071, WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN), a California corporation (“Wachovia”), with offices located at 251 South Lake Avenue, Suite 900, Pasadena, California 91101, BANK OF AMERICA, N.A., a national banking association (“Bank of America”), with offices located at 55 South Lake Avenue, Suite 900, Pasadena, California 91101 (CIT, Wachovia, Bank of America and any other entity becoming a Lender hereunder pursuant to Section 8.16 or Section 13.4(b) of this Second Amended and Restated Loan and Security Agreement (this “Agreement”), are collectively referred to as the “Lenders” and individually as a “Lender”), CIT, as the Agent for the Lenders (the “Agent”), and WACHOVIA CAPITAL MARKETS, LLC, as Lead Arranger, are pleased to confirm the terms and conditions under which the Lenders, acting through the Agent, shall make revolving loans and other financial accommodations to SKECHERS U.S.A., INC., a Delaware corporation (“Skechers”), SKECHERS U.S.A., INC. II, a Delaware corporation (“Skechers II”), SKECHERS BY MAIL, INC., a Delaware corporation (“Skechers By Mail”), and 310 GLOBAL BRANDS, INC., a Delaware corporation (“310”, and together with Skechers, Skechers II, and Skechers By Mail individually a “Borrower” and collectively and jointly and severally, the "Borrowers”).

RECITALS

A. Skechers entered into that certain Amended and Restated Loan and Security Agreement (as amended, modified or supplemented from time to time, the “Existing Loan Agreement”), dated as of September 4, 1998, with Heller Financial, Inc. (“Heller”), as agent and as a lender thereunder.

B. CIT has purchased all of Heller’s rights, title and interest in and to the Existing Loan Agreement and all notes and other loan documents ancillary to the Existing Loan Agreement and, accordingly, CIT has succeeded to Heller’s interest therein as agent and as a lender.

C. Skechers, the Agent and the Lenders wish to amend and restate the existing Loan Agreement in its entirety, as set forth herein, including the addition of Skechers II, Skechers By Mail and 310 Global Brands as co-borrowers.

D. The Borrowers, the Agent and the Lenders intend that the “Obligations” (as defined in the Existing Loan Agreement) shall continue to exist under, and be evidenced by, this Agreement and that the “Collateral” (as defined in the Existing Loan Agreement) shall secure the Obligations (as defined in this Agreement), except to the extent that certain types of collateral are no longer part of the Collateral under this Agreement.

SECTION 1.Definitions
1.1	Defined Terms. As used in this Agreement:

Accounts shall mean any and all of the Borrowers’ present and future: (a) accounts (as defined in the UCC); (b) instruments, documents, chattel paper (including electronic chattel paper) (all as defined in the UCC); (c) unpaid seller’s or lessor’s rights (including rescission, replevin, reclamation, repossession and stoppage in transit) relating to the foregoing or arising therefrom; (d) rights to any goods represented by any of the foregoing, including rights to returned, reclaimed or repossessed goods; (e) reserves and credit balances arising in connection with or pursuant to this Agreement; (f) guaranties, other supporting obligations, payment intangibles and letter of credit rights (all as defined in the UCC); (g) insurance policies or rights relating to any of the foregoing; (h) general intangibles pertaining to any of the foregoing (including rights to payment, including those arising in connection with bank and non-bank credit cards), and all books and records and any electronic media and software relating thereto; (i) notes, deposits or other property of the Borrowers’ account debtors securing the obligations owed by such account debtors to the Borrowers; and (j) all Proceeds of any of the foregoing.

Adjustment Date shall mean July 1, 2006 and the first day of each fiscal quarter of Skechers thereafter.

Agent’s Bank Account shall mean the Agent’s bank account at JPMorgan Chase Bank (or its successor) in New York, New York.

Applicable Margin shall mean, from the Restatement Effective Date until the initial Adjustment Date, with respect to the Revolving Loans, -0.5% for Chase Bank Rate Loans and 1.25% for LIBOR Loans. On the initial Adjustment Date, and on the each subsequent Adjustment Date thereafter, the Applicable Margins for Chase Bank Rate Loans and LIBOR Loans shall be adjusted prospectively based on the Average Quarterly Excess Availability for the most recently completed fiscal quarter of Skechers, to the following amounts:

Average Quarterly Excess
Availability	Chase Bank Rate Loans	LIBOR Loans
Greater than $150,000,000	-0.50%	1.25%

Greater than $75,000,000 but less than or equal to $150,000,000	-0.25%	1.50%

Less than or equal to $75,000,000	0%	1.75%

On each Adjustment Date, the Applicable Margin shall be adjusted to reflect the Average Quarterly Excess Availability for the immediately preceding fiscal quarter of Skechers. Notwithstanding the foregoing, no reduction in Applicable Margins shall occur on an Adjustment Date if a Default or an Event of Default shall have occurred and remain outstanding on such Adjustment Date.

Assignment and Transfer Agreement shall mean the Assignment and Transfer Agreement in the form of Exhibit A attached hereto.

Availability Reserve shall mean an amount equal to the sum of:

(a) any reserve which the Agent may establish from time to time pursuant to the express terms of this Agreement; plus

(b) (i) three (3) months rental payments or similar charges for Borrowers’ leased premises or other Collateral locations for which Borrowers have not delivered to the Agent a landlord’s waiver in form and substance reasonably satisfactory to the Agent, and (ii) three (3) months estimated payments (plus any other fees or charges owing by the Borrowers) to any applicable warehousemen or third party processor (as determined by the Agent in the exercise of its reasonable business judgment), provided that any of the foregoing amounts shall be adjusted from time to time hereafter upon (x) delivery to the Agent of any such acceptable waiver, (y) the opening or closing of a Collateral location and/or (z) any change in the amount of rental, storage or processor payments or similar charges, provided further that the reserve set forth in clause (i) above shall not apply to the Borrowers’ showrooms and retail store locations except that the Agent shall have the right in the exercise of its reasonable business judgment to implement such a reserve hereafter with respect to retail stores that are located in states where applicable law provides for a lien on the Borrowers’ Inventory in favor of the landlord.

Average Quarterly Excess Availability shall mean the average amount of Excess Availability during any fiscal quarter of Skechers, calculated by dividing the sum of Excess Availability as of the last day of each month during such quarter by three (3).

Borrowing Base shall mean, at any time:

(a) the sum at such time of: (i) eighty-five percent (85%) of the Borrowers’ aggregate outstanding Eligible Accounts Receivable; plus (ii) the lesser of (x) seventy-five percent (75%) of the aggregate value of the Borrowers’ Eligible Inventory, valued at the lower of cost or market on a first in, first out basis during each period of time from August 1 through November 30 and sixty-five percent (65%) of the aggregate value of the Borrowers’ Eligible Inventory, valued at the lower of cost or market on a first in, first out basis during each period of time from December 1 through July 31, or (y) (if the Agent has an appraisal of the Borrowers’ Inventory conducted by an appraiser selected by the Agent) ninety percent (90%) of the Net Orderly Liquidation Value of the Borrowers’ Inventory during each period of time from August 1 through November 30 and eighty-five percent (85%) of the Net Orderly Liquidation Value of the Borrowers’ Inventory during each period of time from December 1 through July 31, or (z) $100,000,000; less

(b) the aggregate amount of the Availability Reserve in effect at such time.

Business Day shall mean any day on which the Agent and JPMorgan Chase Bank are open for business.

Capital Expenditures shall mean, for any period, the aggregate expenditures of the Borrowers during such period on account of property, plant, equipment or similar fixed assets that, in conformity with GAAP, are required to be reflected on a Consolidated Balance Sheet.

Capital Lease shall mean any lease of property (whether real, personal or mixed) which, in conformity with GAAP, is accounted for as a capital lease or a Capital Expenditure on a Consolidated Balance Sheet.

Cash Equivalents shall mean (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) deposit accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the amount maintained with any such other bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation, and (f) investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

Casualty Proceeds shall mean (a) payments or other proceeds from an insurance carrier with respect to any loss, casualty or damage to Collateral, and (b) payments received on account of any condemnation or other governmental taking of any of the Collateral.

Change of Control shall mean Robert Y. Greenberg and M. Susan Greenberg together cease to beneficially own and control, directly or indirectly, at least 25% of the aggregate voting power of all issued and outstanding shares of the capital stock of Skechers entitled (without regard to the occurrence of any contingency) to vote for the election of a majority of the members of the board of directors of Skechers.

Chase Bank Rate shall mean the rate of interest per annum announced by JPMorgan Chase Bank (or its successor) from time to time as its “prime rate” in effect at its principal office in New York City. (The prime rate is not intended to be the lowest rate of interest charged by JPMorgan Chase Bank to its borrowers).

Chase Bank Rate Loans shall mean any loans or advances made pursuant to this Agreement that bear interest based upon the Chase Bank Rate.

CIT Lockbox means a lockbox in CIT’s name and all Collateral and proceeds of Collateral contained therein as set forth in the CIT Lockbox Agreement.

CIT Lockbox Agreement means the Amended and Restated Lockbox Agreement of even date herewith between the Borrowers and the Agent.

CIT’s System shall mean the Agent’s ACAR or other internet-based loan accounting and reporting system.

Collateral shall mean, collectively, all present and future Accounts, Inventory, Documents of Title, General Intangibles and Other Collateral.

Commitment shall mean, as to each Lender, the amount of the commitment for such Lender set forth on the signature page to this Agreement or in the Assignment and Transfer Agreement to which such Lender is a party, as such amount may be reduced or increased in accordance with the provisions of Section 13.4(b) or any other applicable provision of this Agreement.

Confidential Information shall have the meaning provided for in Section 13.7 of this Agreement.

Consolidated Balance Sheet shall mean a consolidated balance sheet for Skechers, eliminating all intercompany transactions and prepared in accordance with GAAP.

Copyrights shall mean all of Borrowers’ present and hereafter acquired copyrights, copyright registrations, recordings, applications, designs, styles, licenses, marks, prints and labels bearing any of the foregoing, all reissues and renewals thereof, all licenses thereof, all other general intangible, intellectual property and other rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all income, royalties and other Proceeds of any of the foregoing.

Default shall mean any event specified in Section 10.1 hereof, regardless of whether any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act, has occurred or been satisfied.

Default Rate of Interest shall mean a rate of interest equal to two percent (2%) per annum greater than the interest rate accruing on the Obligations pursuant to Section 8.1 hereof, which the Agent and the Lenders shall be entitled to charge the Borrowers in the manner set forth in Section 8.2 of this Agreement.

Depository Account shall mean each bank account or securities account (and the related lockbox, if any) subject to the Agent’s control that is established by the Agent or the Borrowers pursuant to Section 2.1(i) or Section 3.2(c) of this Agreement.

Depository Account Control Agreement shall mean (a) a three-party agreement in form and substance satisfactory to the Agent among the Agent, a Borrower and the bank or securities firm which maintains any Depository Account with respect to the collection of Accounts and deposits of cash proceeds of the Collateral, (i) which provides the Agent with control of such Depository Account and provides for the transfer of funds in a manner consistent with the provisions of Section 3.2(b) of this Agreement, and (ii) pursuant to which such bank or securities firm agrees that (A) all cash, checks, wires and other items received or deposited into the Depository Account are the property of the Agent, for the benefit of the Lenders, and (B) except as otherwise provided in the Depository Account Control Agreement, such bank or securities firm has no lien upon, or right of set off against, the Depository Account and any cash, checks, wires and other items from time to time on deposit therein, and (b) a three party agreement in form and substance satisfactory to the Agent among the Agent, a Borrower and the bank or securities firm which maintains any Depository Account used to hold Qualified Cash which provides Agent control of such account and pursuant to which such bank or securities firm agrees that it will recognize the instructions of the Agent upon the occurrence and during the continuance of an Event of Default and, except as otherwise provided in the Depository Account Control Agreement, such bank or securities firm has no lien upon or right of setoff against such Depository Account and any cash, checks, wires, and other items from time to time on deposit therein. The CIT Lockbox Agreement shall be considered a Depository Account Control Agreement.

Dilution Percentage shall mean, with respect to the Borrowers in the aggregate during any period of measurement, the quotient (expressed as a percentage) obtained by dividing (a) the aggregate amount of the Borrowers’ non-cash reductions against Trade Accounts Receivable, during such period, by (b) the aggregate amount of Borrowers’ gross sales during such period, as determined by the Agent in the exercise of its reasonable business judgment. The Dilution Percentage shall be determined by the Agent based on its reviews of the periodic financial and collateral reports submitted by the Borrowers to the Agent as well as the results of the periodic field examinations conducted by the Agent from time to time. The period of measurement for calculating the Dilution Percentage shall be determined by the Agent from time to time in the exercise of its reasonable business judgment.

Documentation Fees shall mean the Agent’s standard fees for the use of the Agent’s in-house legal department relating to any and all modifications, waivers, releases, legal file reviews or additional collateral with respect to this Agreement, the Collateral and/or the Obligations.

Documents of Title shall mean all present and future documents (as defined in the UCC), and any and all warehouse receipts, bills of lading, shipping documents, chattel paper, instruments and similar documents, all whether negotiable or non-negotiable, together with all Inventory relating thereto, and all Proceeds of any of the foregoing.

EBITDA shall mean, for any period, the net income of Skechers on a consolidated basis for such period plus all interest, tax obligations, depreciation and amortization expense, asset impairment writedowns and non-cash expense items of Skechers on a consolidated basis for such period, all determined in conformity with GAAP on a basis consistent with the latest audited financial statements of Skechers, but excluding the effect of extraordinary and/or nonrecurring gains or losses for such period.

Electronic Transmission shall have the meaning given to such term in Section 7.2(g) of this Agreement.

Eligible Accounts Receivable shall mean the gross amount of the Borrowers’ Trade Accounts Receivable that are subject to a valid, exclusive, first priority and fully perfected security interest in favor of the Agent, for the benefit of the Lenders, which conform to the warranties contained herein and which, at all times, continue to be acceptable to the Agent in the exercise of its reasonable business judgment, less, without duplication, the sum of:

(a) actual returns, discounts, claims, credits and allowances of any nature (whether issued, owing, granted, claimed or outstanding), plus

(b) Trade Accounts Receivable that arise from, or are subject to or include: (i) sales to the United States of America, any state or other governmental entity or to any agency, department or division thereof, except for any such sales as to which the Borrowers have complied with the Assignment of Claims Act of 1940 or any other applicable statute, rules or regulation to the Agent’s satisfaction in the exercise of its reasonable business judgment; (ii) foreign sales, other than sales which otherwise comply with all of the other criteria for eligibility hereunder and are supported either by credit insurance issued by an insurer acceptable to the Agent or letters of credit (in form and substance satisfactory to the Agent) issued or confirmed by, and payable at, banks acceptable to the Agent having a place of business in the United States; provided that such Accounts are payable in United States Dollars or Canadian Dollars; (iii) Accounts that, at the date of issuance of the respective invoice therefor, were payable more than sixty (60) days after the date of issuance of such invoice, provided that up to thirty-five percent (35%) of the aggregate amount of all Accounts outstanding at any one time that contain dating terms of more than sixty (60) but less than or equal to one hundred twenty (120) days after the issuance of any such invoice are eligible; provided that with respect to any one customer, Accounts that contain such dating terms that exceed ten percent (10%) of the aggregate amount of Accounts outstanding at any one time from such customer are not eligible to the extent of such excess; (iv) Accounts that remain unpaid more than the earlier of one hundred twenty (120) days from invoice date or sixty (60) days from due date; (v) contra accounts; (vi) sales to any Subsidiary (direct or indirect) or parent (direct or indirect) of the Borrowers, or to any other Person otherwise affiliated with the Borrowers or with any shareholder, Subsidiary (direct or indirect) or parent (direct or indirect) of the Borrowers in any way; (vii) bill and hold (deferred shipment) or consignment sales; (viii) sales to any customer which is either (w) insolvent, (x) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law, (y) negotiating, or has called a meeting of its creditors for purposes of negotiating, a compromise of its debts, or (z) financially unacceptable to the Agent or has a credit rating unacceptable to the Agent in either case as determined by the Agent in the exercise of its reasonable business judgment; (ix) all sales to any customer if twenty-five percent (25%) or more of the aggregate dollar amount of all outstanding invoices to such customer are unpaid more than the earlier of one hundred twenty (120) days from invoice date or sixty (60) days from due date; (x) sales to any customer and/or its affiliates to the extent the aggregate outstanding amount of such sales at any time exceed thirty percent (30%) or more of all Eligible Accounts Receivable at such time; (xi) pre-billed receivables and receivables arising from progress billings; and (xii) sales not payable in United States currency or Canadian currency; plus

(c) reserves established by the Agent to account for increases in the Borrowers’ Dilution Percentage above the Borrowers’ historical Dilution Percentage, and such other reserves against Trade Accounts Receivable as the Agent deems necessary in the exercise of its reasonable business judgment and which are customary either in the commercial finance industry or in the lending practices of the Agent or the Lenders.

Eligible Assignee shall mean (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $1,000,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans having (together with its affiliates and Related Funds) total assets (including assets under management) in excess of $1,000,000,000, and (d) any Lender or any affiliate (other than individuals) of any Lender or any Related Fund.

Eligible Inventory shall mean the gross amount of the Borrowers’ Inventory (both wholesale and retail) that is subject to a valid, exclusive, first priority and fully perfected security interest in favor of the Agent, for the benefit of the Lenders, and which conforms to the warranties contained herein and which, at all times continues to be acceptable to the Agent in the exercise of its reasonable business judgment, including Inventory consisting of goods being imported to the United States that are supported by a documentary Letter of Credit issued by the Issuing Bank pursuant to this Agreement and that are being shipped pursuant to a bill of lading in which the Agent or the Issuing Bank is named as consignee, less, without duplication, (a) all work-in-process, (b) all supplies (other than raw materials), (c) all Inventory not present in the United States of America, (d) all Inventory returned or rejected by the Borrowers’ customers (other than goods that are undamaged and resalable in the normal course of business) and goods to be returned to the Borrowers’ suppliers, (e) all Inventory in transit or in the possession of a warehouseman, bailee, third party processor, or other third party, unless such warehouseman, bailee or third party has executed a notice of security interest agreement (in form and substance satisfactory to the Agent), and (f) the amount of such other reserves against Inventory as the Agent deems necessary in the exercise of its reasonable business judgment, including, without limitation, reserves for special order, licensed goods (unless the Agent has received a satisfactory Trademark Licensor Agreement from the licensor), private label goods, discontinued, slow-moving and obsolete Inventory, market value declines, bill and hold (deferred shipment), consignment sales, shrinkage and any applicable customs, freight, duties and Taxes.

Equipment shall mean all of the Borrowers’ present and hereafter acquired equipment (as defined in the UCC) including, without limitation, all machinery, equipment, rolling stock, furnishings and fixtures, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all Proceeds of any of the foregoing.

ERISA shall mean the Employee Retirement Income Security Act or 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

Eurocurrency Reserve Requirements shall mean for any day, as applied to a LIBOR Loan, the aggregate (without duplication) of the maximum rates of reserve requirement (expressed as a decimal fraction) in effect with respect to the Agent or any Lender on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under Regulation D or any other applicable regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect, dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by the Agent or any Lender (such rates to be adjusted to the nearest one-sixteenth of one percent (1/16 of 1%) or, if there is not a nearest one-sixteenth of one percent (1/16 of 1%), to the next higher one sixteenth of one percent (1/16 of 1%).

Event(s) of Default shall have the meaning given to such term in Section 10.1 of this Agreement.

Excess Availability shall mean, as of any date of determination, the amount equal to (a) Net Availability plus (b) Qualified Cash.

Fee Letter means that certain fee letter between the Borrowers and the Agent, dated as of the date hereof and delivered in connection herewith, in form and substance reasonably satisfactory to the Agent.

Fixed Charge Coverage Ratio shall mean, for any trailing twelve month period, the quotient (expressed as a ratio) obtained by dividing (a) EBITDA of Skechers for such period by (b) Fixed Charges of Skechers for such period.

Fixed Charges shall mean, for any period, the sum of (a) all interest obligations (including the interest component of Capital Leases) of Skechers on a consolidated basis paid or due during such period, (b) the amount of all scheduled fees paid to the Agent and the Lenders during such period, (c) the amount of principal repaid or scheduled to be repaid on Indebtedness of Skechers on a consolidated basis (other than the Revolving Loans and other than Indebtedness that is refinanced simultaneously with the repayment thereof) during such period, (d) unfinanced Capital Expenditures, as incurred by Skechers on a consolidated basis during such period, and (e) all federal, state and local income tax expenses due and payable by Skechers on a consolidated basis during such period.

Funds Administrator shall mean Skechers in its capacity as the borrowing agent and loan funds administrator on behalf of itself and the other Borrowers.

GAAP shall mean generally accepted accounting principles in the United States of America as in effect from time to time and for the period as to which such accounting principles are to apply.

General Intangibles shall mean all of the Borrowers’ present and hereafter acquired general intangibles (as defined in the UCC), and shall include, without limitation, all present and future right, title and interest in and to: (a) all Trademarks, (b) Patents, utility models, industrial models, and designs, (c) Copyrights, (d) trade secrets, (e) licenses, permits and franchises, (f) any other forms of intellectual property, (g) all customer lists, distribution agreements, supply agreements, blueprints, indemnification rights and tax refunds, (h) all monies and claims for monies now or hereafter due and payable in connection with the foregoing, including, without limitation, payments for infringement and royalties arising from any licensing agreement between a Borrower and any licensee of any of the Borrowers’ General Intangibles and (i) all Proceeds of any of the foregoing.

Guaranties shall mean the amended and restated guaranties executed and delivered to the Agent by the Guarantors.

Guarantors shall mean Skechers Sport, LLC, a California limited liability company, Skechers Collection, LLC, a California limited liability company, and any other future guarantor of all or any part of the Obligations.

Guarantor Security Agreements shall mean the amended and restated guarantor security agreements executed and delivered to the Agent by the Guarantors.

Hedge Agreement shall mean any and all agreements or documents now existing or hereafter entered into by a Borrower that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging such Borrower’s exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices.

Hedge Agreement Obligations means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by a Borrower to any Lender or affiliate of a Lender pursuant to or evidenced by a Hedge Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

Indebtedness shall mean, without duplication, all liabilities, contingent or otherwise, which are (a) obligations in respect of borrowed money or for the deferred purchase price of property, services or assets, other than Inventory, (b) obligations with respect to Capital Leases or (c) obligations owing under Hedge Agreements.

Indemnified Party shall have the meaning given to such term in Section 10.5 of this Agreement.

Intellectual Property Security Agreements shall mean (a) the Assignment for Security of Patents, Trademarks and Copyrights dated June 15, 1999, between Skechers II and Heller, (b) the Assignment for Security of Patents, Trademarks and Copyrights of even date herewith, between Skechers II and the Agent and (c) the Assignment for Security of Patents, Trademarks and Copyrights of even date herewith, between 310 and the Agent.

Inventory shall mean all of the Borrowers’ present and hereafter acquired inventory (as defined in the UCC) including, without limitation, all merchandise and inventory in all stages of production (from raw materials through work-in-process to finished goods), and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping of the foregoing, and all Proceeds of any of the foregoing.

Issuing Bank shall mean any bank issuing a Letter of Credit for the Borrowers.

Ledger Debt means indebtedness owing to CIT for goods and services purchased by the Borrowers or any of their Subsidiaries from any party whose accounts are factored or financed by CIT.

Letters of Credit shall mean all letters of credit issued for or on behalf of the Borrowers with the assistance of the Lenders (acting through the Agent) by an Issuing Bank in accordance with Section 5 hereof.

Letter of Credit Guaranty shall mean any guaranty or similar agreement delivered by the Agent, on behalf of the Lenders, to an Issuing Bank of the Borrowers’ reimbursement obligation under such Issuing Bank’s reimbursement agreement, application for letter of credit or other like document.

Letter of Credit Sub-Line shall mean the aggregate commitment of the Lenders to assist the Borrowers in obtaining Letters of Credit in an aggregate amount of up to $30,000,000, $18,000,000 of which may be used for bank acceptances.

LIBOR shall mean, subject to availability, a rate of interest equal to the quotient obtained by dividing: (a) at the Agent’s election, (i) LIBOR as quoted to the Agent by JPMorgan Chase Bank (or any successor thereof) two (2) Business Days prior to the first day of any month, or (ii) the rate of interest determined by the Agent at which deposits in U.S. Dollars are offered for any month as presented on Telerate Systems at page 3750 as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such month (provided that if two or more offered rates are presented on Telerate Systems at page 3750 for such month, the arithmetic mean of all such rates, as determined by the Agent, will be the rate elected); by (b) a number equal to 1.00 minus the Eurocurrency Reserve Requirements, if any, in effect on the day which is two (2) Business Days prior to the beginning of such month.

LIBOR Loan shall mean any loans made pursuant to this Agreement that bear interest based upon LIBOR.

Line of Credit shall mean the aggregate commitment of the Lenders in an amount equal to $150,000,000 (subject to increase in accordance with Section 4 of this Agreement) to (a) make Revolving Loans pursuant to Section 3 of this Agreement, and (b) assist the Borrowers in opening Letters of Credit pursuant to Section 5 of this Agreement.

Line of Credit Fee shall mean, for any month, the product obtained by multiplying (a) (i) the amount of the Line of Credit minus (ii) the average daily principal balance of Revolving Loans and the average daily undrawn amount of Letters of Credit outstanding during such month, times (b) one quarter of one percent (0.25%) per annum for the number of days in said month.

Loan Documents shall mean this Agreement, the Promissory Notes, the Fee Letter, the Guaranties, the Guarantor Security Agreements, the Intellectual Property Security Agreements, the Depository Account Control Agreements, the Surviving Loan Documents, the other closing documents executed by the Borrowers or the Guarantors, and any other ancillary loan and security agreements executed by the Borrowers or the Guarantors from time to time in connection with this Agreement, all as may be renewed, amended, restated or supplemented from time to time.

Loan Facility Fee shall mean the fee payable to the Agent, for the benefit of the Lenders, in accordance with, and pursuant to, the provisions of Section 8.6 of this Agreement.

Material Adverse Effect shall mean a material adverse effect on either (a) the business, condition (financial or otherwise), operations, performance or properties of the Borrowers, (b) the ability of the Borrowers to perform their obligations under this Agreement or any other Loan Document, or to enforce their rights against account debtors of the Borrowers, (c) the value of the Collateral or (d) the ability of the Agent or the Lenders to enforce the Obligations or their rights and remedies under this Agreement or any of the other Loan Documents.

Net Availability shall mean, at any time, the amount by which (a) the Borrowing Base of the Borrowers at such time exceeds (b) the sum at such time of (i) the principal amount of all outstanding Revolving Loans, plus (ii) 100% of the undrawn amount of all outstanding standby Letters of Credit, documentary Letters of Credit and bank acceptances.

Net Orderly Liquidation Value shall mean, at any time, the aggregate value of the Borrowers’ Inventory at such time in an orderly liquidation, taking into account all costs, fees and expenses estimated to be incurred by the Agent and the Lenders in connection with such liquidation, based upon the most recent appraisal of the Borrowers’ Inventory conducted by an appraiser selected by the Agent.

Obligations shall mean: (a) all loans, advances and other extensions of credit made by the Agent for the account of the Lenders to the Borrowers, or to others for the Borrowers’ account (including, without limitation, all Revolving Loans and all obligations of the Agent under Letter of Credit Guaranties); (b) any and all other indebtedness, obligations and liabilities which may be owed by the Borrowers to the Agent or any Lender and arising out of, or incurred in connection with, this Agreement or any of the other Loan Documents (including all Out-of-Pocket Expenses and any applicable Documentation Fees), whether (i) now in existence or incurred by the Borrowers from time to time hereafter, (ii) secured by pledge, lien upon or security interest in the Borrowers’ assets or property or the assets or property of any other Person, (iii) such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect, or (iv) the Borrowers are liable to the Agent or any Lender for such indebtedness as principals, sureties, endorsers, guarantors or otherwise; (c) without duplication, the Borrowers’ liabilities to the Agent under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which the Agent, on behalf of the Lenders, may make or issue to others for the account of the Borrowers, including any accommodations extended by the Agent with respect to applications for Letters of Credit, the Agent’s acceptance of drafts or the Agent’s endorsement of notes or other instruments for the Borrowers’ account and benefit; (d) any and all indebtedness, obligations and liabilities incurred by, or imposed on, the Agent or any Lender as a result of environmental claims relating to the Borrowers’ operations, premises or waste disposal practices or disposal sites; (e) without duplication, the Ledger Debt; and (f) without duplication, Hedge Agreement Obligations.

Operating Leases shall mean all leases of property (whether real, personal or mixed) other than Capital Leases.

Other Collateral shall mean: (a) the Depository Account which is maintained with Wachovia Securities, LLC at 10700 Wheat First Drive, Glen Allen, Virginia 23060, account number 5889-0707; (b) the CIT Lockbox; (c) all of the Borrowers’ cash and other monies and property in the possession or control of the Agent or any Lender (including negative balances in the Revolving Loan Account and cash collateral held by the Agent pursuant to this Agreement); (d) all of the Borrowers’ books, records, ledger cards, disks and related data processing software at any time evidencing or containing information relating to any of the Collateral described herein or otherwise necessary or helpful in the collection thereof or realization thereon; and (e) all Proceeds of any of the foregoing.

Out-of-Pocket Expenses shall mean all of the Agent’s and the Lenders’ present and future costs, fees and expenses incurred in connection with this Agreement and the other Loan Documents, including, without limitation, (a) the cost of lien searches (including tax lien and judgment lien searches), pending litigation searches and similar items, (b) fees and taxes imposed in connection with the filing of any financing statements or other personal property security documents; (c) all costs and expenses incurred by the Agent in opening and maintaining the Depository Accounts and any related lockboxes (including the CIT Lockbox), depositing checks, and receiving and transferring funds (including charges imposed on the Agent for “insufficient funds” and the return of deposited checks); (d) any amounts paid by, incurred by or charged to the Agent by an Issuing Bank under any Letter of Credit or the reimbursement agreement relating thereto, any application for Letter of Credit, Letter of Credit Guaranty or other like document which pertains either directly or indirectly to Letters of Credit, and the Agent’s standard fees relating to the Letters of Credit and any drafts thereunder; (e)  all reasonable and documented appraisal fees and expenses payable by the Borrowers hereunder, and all costs, fees and expenses incurred by the Agent and the Lenders in connection with any action taken under Section 7.2(a) hereof, including reasonable and documented travel, meal and lodging expenses of the Agent’s personnel; (f) all costs that the Agent may incur to maintain the Required Insurance and all reasonable and documented costs, fees and expenses incurred by the Agent in connection with the collection of Casualty Proceeds; (g) all reasonable and documented costs, fees, expenses and disbursements of outside counsel hired by the Agent to consummate the transactions contemplated by this Agreement (including the documentation and negotiation of this Agreement, the other Loan Documents and all amendments, supplements and restatements thereto or thereof), and to advise the Agent and/or the Lenders as to matters relating to the transactions contemplated hereby; (h) all costs, fees and expenses incurred by the Agent and the Lenders in connection with any action taken under Section 10.3 hereof; and (i) without duplication, all costs, fees and expenses incurred by the Agent and the Lenders in connection with the collection, liquidation, enforcement, protection and defense of the Obligations, the Collateral and the rights of the Agent and the Lenders under this Agreement, including, without limitation, all reasonable and documented fees and disbursements of in-house and outside counsel to the Agent and the Lenders incurred as a result of a workout, restructuring, reorganization, liquidation, insolvency proceeding and in any appeals arising therefrom, whether incurred before, during or after the termination of this Agreement or the commencement of any case with respect to any Borrower, any Guarantor or any Subsidiary of a Borrower (as the case may be) under the United States Bankruptcy Code or any similar statute.

Overadvances shall mean, at any time, the amount by which (a) the sum at such time of the principal amount of all outstanding Revolving Loans plus the undrawn amount of all outstanding Letters of Credit exceeds (b) the Borrowing Base at such time.

Patents shall mean all of the Borrowers’ present and hereafter acquired patents, patent applications, registrations, all reissues and renewals thereof, all licenses thereof, all inventions and improvements claimed thereunder, all general intangible, intellectual property and other rights of the Borrowers with respect thereto, and all income, royalties and other Proceeds of the foregoing.

Permitted Distributions shall mean:

(a) dividends from a Subsidiary of a Borrower to such Borrower and dividends from a Subsidiary of a Borrower to another Subsidiary of a Borrower;

(b) dividends payable solely in stock or other equity interests of a Borrower; and

(c) cash dividends to Skechers’ shareholders or repurchases of Skechers’ capital stock in the ordinary course of Skechers’ business so long as Excess Availability is at least $50,000,000 for a period of 90 consecutive days prior to the date such dividend is paid or such stock is repurchased and immediately after giving effect to the payment of such dividend or the repurchase of such stock.

Permitted Encumbrances shall mean: (a) all liens existing on the Restatement Effective Date on specific items of Equipment; (b) Purchase Money Liens; (c) statutory liens of landlords and liens of carriers, warehousemen, bailees, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and securing amounts not yet due (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens), and with respect to which adequate reserves or other appropriate provisions are being maintained by the Borrowers in accordance with GAAP; (d) deposits made (and the liens thereon) in the ordinary course of business of the Borrowers (including, without limitation, security deposits for leases, indemnity bonds, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts; (e) liens granted to the Agent, for the benefit of the Lenders, by the Borrowers; (f) liens of judgment creditors, provided that such liens do not exceed $2,500,000 in the aggregate at any time (other than liens bonded or insured to the reasonable satisfaction of the Agent); (g) Permitted Tax Liens; (h) easements (including, without limitation, reciprocal easement agreements and utility agreements), encroachments, minor defects or irregularities in title, variation and other restrictions, charges or encumbrances (whether or not recorded) affecting the Real Estate, if applicable, and which in the aggregate (i) do not materially interfere with the occupation, use or enjoyment by the Borrowers of their business or property so encumbered and (ii) in the reasonable business judgment of the Agent, do not materially and adversely affect the value of such Real Estate; (i) liens securing Hedge Agreements; (j) liens on the Borrowers’ and their Subsidiaries’ fee interests in Real Estate; and (k) liens securing Permitted Indebtedness under clause (j) of the definition of Permitted Indebtedness so long as such liens attach solely to the assets securing the Indebtedness being refinanced.

Permitted Indebtedness shall mean: (a) current Indebtedness maturing in less than one year and incurred in the ordinary course of business for raw materials, supplies, equipment, services, Taxes or labor; (b) Indebtedness secured by Purchase Money Liens; (c) Indebtedness arising under the Letters of Credit and this Agreement; (d) deferred Taxes and other expenses incurred in the ordinary course of business; (e) Subordinated Debt, (f) Permitted Intercompany Loans; (g) Indebtedness existing on the Restatement Effective Date and listed on Schedule 1.1(a) attached hereto; (h) Indebtedness arising under Hedge Agreements; (i) Indebtedness secured by liens on the Borrowers’ and their Subsidiaries’ fee interests in Real Estate in an aggregate amount not to exceed $100,000,000; (j) any refinancing of any of the foregoing so long as (i) the amount refinanced does not exceed the amount repaid, including without limitation any prepayment premium and (ii) the weighted average life to maturity of the new Indebtedness is not less than the weighted average life to maturity of the Indebtedness being refinanced; and (k)  other unsecured Indebtedness in an aggregate amount not to exceed $60,000,000 at any one time.

Permitted Intercompany Capital Contribution shall mean a contribution of equity capital by a Borrower to a Subsidiary of such Borrower, but only so long as after giving effect to such contribution, Excess Availability is at least $35,000,000.

Permitted Intercompany Loan shall mean a loan made by a Borrower to a Subsidiary of such Borrower or by a Subsidiary of a Borrower to another Subsidiary of a Borrower, but only so long as after giving effect to such loan, Excess Availability is at least $35,000,000.

Permitted Tax Liens shall mean liens for Taxes not due and payable and liens for Taxes that a Borrower is contesting in good faith, by appropriate proceedings which are sufficient to prevent imminent foreclosure of such liens, and with respect to which adequate reserves are being maintained by such Borrower in accordance with GAAP; provided that in either case, such liens (a) are not filed of record in any public office, (b) are not senior in priority to the liens granted by the Borrowers to the Agent, for the benefit of the Lenders, or (c) do not secure taxes owed to the United States of America (or any department or agency thereof) or any State or State authority, if applicable State law provides for the priority of tax liens in a manner similar to the laws of the United States of America.

Person means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

Pro Rata Percentage shall mean, as to each Lender at any time, a fraction (expressed as a percentage), the numerator of which is the amount of such Lender’s Commitment at such time and the denominator of which is the aggregate amount of all Commitments at such time (or in the event that the Commitments of the Lenders hereunder have terminated, the numerator of which is the principal amount of loans then owed to such Lender hereunder and the denominator of which is the principal amount of loans then owed to all Lenders hereunder, as reflected by CIT’s System).

Proceeds shall have the meaning given to such term in the UCC, including, without limitation, all Casualty Proceeds.

Promissory Notes shall mean, collectively, the notes in the form of Exhibit B attached hereto, delivered by the Borrowers to a Lender to evidence the loans made by such Lender to the Borrowers pursuant to this Agreement.

Purchase Money Liens shall mean liens on any item of Equipment acquired by the Borrowers after the date of this Agreement, provided that (a) each such lien shall attach only to the Equipment acquired, (b) a description of the Equipment so acquired is furnished by the Borrowers to the Agent, and (c) the indebtedness incurred by the Borrowers in connection with such acquisitions shall not exceed $20,000,000 in the aggregate at any one time outstanding.

Qualified Cash shall mean, as of any date of determination, the amount of unrestricted cash of the Borrowers that is in the Depository Account referenced in clause (a) of the definition of Other Collateral and any other Depository Account that is the subject of a Depository Account Control Agreement in favor of Agent, is maintained at a branch office of a bank or a securities firm that is located within the United States, and is subject to a perfected security interest in favor of the Agent on behalf of the Lenders.

Real Estate shall mean all of the Borrowers’ present and future fee interests in real property.

Regulatory Change shall mean any change after the Restatement Effective Date in United States federal, state or foreign law or regulation (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System), or the adoption or making after the Restatement Effective Date of any interpretation, directive or request applying to a class of lenders including the Agent or any Lender of or under any United States federal, state or foreign law or regulation, in each case whether or not having the force of law and whether or not failure to comply therewith would be unlawful.

Related Fund shall mean a fund or account managed by any Lender or an affiliate of any Lender or its investment manager.

Required Insurance shall have the meaning provided for in Section 7.2(c) of this Agreement.

Required Lenders shall mean (a) at all times while there are (2) two or fewer Lenders hereunder, all of the Lenders, and (b) at all times while there are three (3) or more Lenders hereunder, those Lenders holding at least fifty-one percent (51%) of the total Commitments under the Line of Credit (or fifty-one percent (51%) of the outstanding principal amount of all loans outstanding hereunder, as reflected by CIT’s System, in the event that the Commitments of the Lenders hereunder have terminated).

Restatement Effective Date shall mean the date on which this Agreement is executed by the Borrowers, the Agent and the Lenders that initially are parties hereto, and delivered to the Agent.

Revolving Loan Account shall mean the account on the Agent’s books, in the name of the Funds Administrator on behalf of the Borrowers, in which the Borrowers will be charged with all Obligations (other than Ledger Debt and Hedge Agreement Obligations) when due or incurred by the Agent or any Lender.

Revolving Loans shall mean the loans and advances made from time to time to or for the account of the Borrowers by the Agent, on behalf of the Lenders, pursuant to Section 3 of this Agreement.

Settlement Date shall mean Friday of each week (or if any Friday is not a Business Day on which all Lenders are open for business, the immediately preceding Business Day on which all Lenders are open for business), provided that, after the occurrence of an Event of Default or during a continuing decline or sudden increase in the principal amount of Revolving Loans, the Agent, in its discretion, may require that the Settlement Date occur more frequently (even daily) so long as any Settlement Date chosen by the Agent is a Business Day on which each Lender is open for business.

Subordinated Debt shall mean all indebtedness of the Borrowers (and the note(s) evidencing such indebtedness) that is subordinated to the prior payment and satisfaction of the Obligations pursuant to a Subordination Agreement.

Subordination Agreement shall mean (a) an agreement (in form and substance satisfactory to the Agent) among the Borrowers, a subordinating creditor and the Agent, on behalf of the Lenders, pursuant to which Subordinated Debt is subordinated to the prior payment and satisfaction of the Obligations, and (b) any note, indenture, note purchase agreement or similar instrument or agreement, pursuant to which the indebtedness evidenced thereby or issued thereunder is subordinated to the Obligations by the express terms of such note, indenture, note purchase agreement or similar instrument or agreement.

Subsidiary of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock (or other equity interest) having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

Surviving Loan Documents means the agreements entered into in connection with the Existing Loan Agreement that are described on Schedule 1.1(b) attached hereto.

Taxes shall mean all federal, state, municipal and other governmental taxes, levies, charges, claims and assessments which are or may be owed or collected by the Borrowers with respect to their business, operations, Collateral or otherwise.

Termination Date shall mean the date occurring five (5) years after the Restatement Effective Date and the same date in every year thereafter.

Trade Accounts Receivable shall mean that portion of the Borrowers’ Accounts which arises from the sale of Inventory or the rendition of services in the ordinary course of the Borrowers’ business.

Trademarks shall mean all of the Borrowers’ present and hereafter acquired trademarks, trademark registrations, recordings, applications, tradenames, trade styles, corporate names, business names, service marks, logos and any other designs or sources of business identities, prints and labels (on which any of the foregoing may appear), all reissues and renewals thereof, all licenses thereof, all other general intangible, intellectual property and other rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all income, royalties and other Proceeds of any of the foregoing.

Trademark Licensor Agreement shall mean an agreement between the Agent and the licensor of a trademark to a Borrower relating to Inventory sold by such Borrower, providing, among other things, that the Agent shall have a royalty-free, non-exclusive license to use the licensor’s trademarks and other proprietary and intellectual property rights, in connection with the (i) advertisement for sale, and the sale or other disposition of, any finished goods Inventory by the Agent in accordance with the provisions of this Agreement, and (ii) the manufacture, assembly, completion and preparation for sale of any unfinished Inventory by the Agent in accordance with the provisions of this Agreement.

Triggering Event shall mean the occurrence of (a) an Event of Default or (b) Excess Availability is less than $35,000,000.

UCC shall mean the Uniform Commercial Code as the same may be amended and in effect from time to time in the State of California.

Working Day shall mean any Business Day on which dealings in foreign currencies and exchanges between banks may be transacted.

SECTION 2. Conditions Precedent.

2.1 Conditions Precedent to Effectiveness. The effectiveness of this Agreement and the obligation of the Agent and the Lenders to make the loans and to assist the Borrowers in obtaining initial Letters of Credit hereunder is subject to the satisfaction or waiver in writing by the Agent and the Lenders of the following conditions precedent:

(a) Lien Searches. The Agent shall have received tax lien, judgment lien and Uniform Commercial Code searches from all jurisdictions reasonably required by the Agent, and such searches shall verify that the Agent, for the benefit of the Lenders, has a first priority security interest in the Collateral, subject to Permitted Encumbrances.

(b) Casualty Insurance. The Borrowers shall have delivered to the Agent evidence satisfactory to the Agent that all Required Insurance is in full force and effect, and the Agent shall have confirmed that the Agent, for the benefit of the Lenders, has been named as a loss payee or additional insured with respect to the Required Insurance in a manner satisfactory to the Agent.

(c) UCC Filings. All UCC financing statements and similar documents required to be filed in order to create in favor of the Agent, for the benefit of the Lenders, a first priority perfected security interest in the Collateral (to the extent that such a security interest may be perfected by a filing under the UCC or applicable law), shall have been properly filed in each office in each jurisdiction required. The Agent shall have received (i) acknowledgement copies of all such filings (or, in lieu thereof, the Agent shall have received other evidence satisfactory to the Agent that all such filings have been made), and (ii) evidence that all necessary filing fees, taxes and other expenses related to such filings have been paid in full.

(d) Resolutions. The Agent shall have received a copy of the resolutions of the Board of Directors of each Borrower authorizing the execution, delivery and performance of the Loan Documents to be executed by such Borrower, certified by the Secretary or Assistant Secretary of such Borrower as of the date hereof, together with a certificate of such Secretary or Assistant Secretary as to the incumbency and signature of the officer(s) executing the Loan Documents on behalf of such Borrower.

(e) Organizational Documents. The Agent shall have received a copy of the Certificate or Articles of Incorporation of each Borrower, certified by the applicable authority in such Borrower’s State of incorporation, and copies of the by-laws (as amended through the date hereof) of each Borrower, certified by the respective Secretary or an Assistant Secretary thereof.

(f) Officer’s Certificate. The Agent shall have received an executed Officer’s Certificate of the Borrowers, satisfactory in form and substance to the Agent, certifying that as of the Restatement Effective Date (i) the representations and warranties contained herein are true and correct in all material respects, (ii) the Borrowers are in compliance with all of the terms and provisions set forth herein and (iii) no Default or Event of Default has occurred.

(g) License Agreements. The Agent shall have received copies of all license agreements pursuant to which any Borrower or any of their Subsidiaries is the licensee of trademarks and related property rights.

(h) Fee Letter. The Borrowers shall have executed and delivered the Fee Letter to Agent.

(i) Depository Accounts; CIT Lockbox. (i) The Borrowers or the Agent, on behalf of the Lenders, shall have established the Depository Account referenced in clause (a) of the definition of Other Collateral with respect to the maintenance of Qualified Cash, (ii) the Agent, the applicable Borrower and the depository bank or securities firm shall have entered into a Depository Account Control Agreement with respect to such Depository Account, and (iii) the Borrowers shall have executed and delivered to the Agent the CIT Lockbox Agreement.

(j) Guaranty and Related Documents. The Guarantors shall have executed and delivered to the Agent (i) the Guaranties, (ii)  the Guarantor Security Agreements, and (iii) the items described in Sections 2.1(d), and 2.1(e) hereof with respect to the Guarantors.

(k) Opinions. Subject to the filing, priority and remedies provisions of the UCC, the provisions of the Bankruptcy Code, insolvency statutes or other like laws, the equity powers of a court of law and such other matters as may be agreed upon with the Agent, counsel for the Borrowers and the Guarantors shall have delivered to the Agent, on behalf of the Lenders, opinion(s) satisfactory to the Agent opining, inter alia, that each Loan Document to which any Borrower or any Guarantor is a party is valid, binding and enforceable in accordance with its terms, as applicable, and that the execution, delivery and performance by each Borrower and each Guarantor of the Loan Documents to which such Person is a party are (i) duly authorized, (ii) do not violate any terms, provisions, representations or covenants in the articles of incorporation, by-laws or other organizational agreement of such Borrower or such Guarantor, as the case may be, and (iii) to the best knowledge of such counsel, do not violate any terms, provisions, representations or covenants in any loan agreement, mortgage, deed of trust, note, security agreement, indenture or other material contract (material contracts to be designated by the Borrowers’ counsel on a schedule to the opinion letter) to which any Borrower or any Guarantor is a signatory, or by which any Borrower or any Guarantor (or any Borrower’s or any Guarantor’s assets) are bound.

(l) Legal Restraints/Litigation. As of the Restatement Effective Date, there shall be no (x) injunction, writ or restraining order restraining or prohibiting the consummation of the financing arrangements contemplated under this Agreement, or (y) suit, action, investigation or proceeding (judicial or administrative) pending against any Borrower, any Guarantor, any Subsidiary of Skechers or any of their assets, which, in the opinion of the Agent, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(m) Revolving Loan Promissory Notes. If the Required Lenders elect to evidence their Commitments with respect to the Line of Credit with Promissory Notes, the Borrowers shall have executed and delivered to each Lender a Promissory Note in the form attached hereto as Exhibit A.

(n) Intellectual Property Security Agreements. Skechers II and 310 shall have executed and delivered to the Agent those certain Assignments for Security of Patents, Trademarks and Copyrights of even date herewith.

Upon the execution of this Agreement and the initial disbursement of the initial loans hereunder, all of the above conditions precedent shall have been deemed satisfied, except as the Borrowers and the Agent shall otherwise agree in a separate writing.

SECTION 3.	Revolving Loans and Collections

3.1	Funding Conditions and Procedures.

(a) Amounts and Requests. Subject to the terms and conditions of this Agreement, the Agent and the Lenders, pro rata in accordance with their respective Pro Rata Percentages, severally (and not jointly) agree to make loans and advances to the Funds Administrator on behalf of each Borrower on a revolving basis (i.e. subject to the limitations set forth herein, each Borrower, through the Funds Administrator, may borrow, repay and re-borrow Revolving Loans). In no event shall the Agent or any Lender have an obligation to make a Revolving Loan to any Borrower, nor shall the Funds Administrator or any Borrower be entitled to request or receive a Revolving Loan, if (i) a Default or Event of Default shall have occurred and remain outstanding on the date of request for such Revolving Loan or the date of the funding thereof, (ii) the amount of such Revolving Loan, when added to the principal amount of the Revolving Loans outstanding plus the undrawn amount of all Letters of Credit on the date of the request therefor or the funding thereof, would exceed the Line of Credit, or (iii) the amount of such Revolving Loan would exceed the Net Availability of the Borrowers on the date of the request therefor or the funding thereof. Any request for a Revolving Loan must be received from the Funds Administrator by an officer of the Agent no later than 11:00 a.m., California time, on the Business Day on which such Revolving Loan is required. The funding of any LIBOR Loan is also subject to the satisfaction of the conditions set forth in Section 8.9 of this Agreement.

(b) Phone and Electronic Loan Requests. The Borrowers hereby authorize the Agent and the Lenders to make Revolving Loans to the Funds Administrator based upon a telephonic or e-mail request (or, if permitted by the Agent, based upon a request posted on CIT’s System) made by any officer or other employee of the Funds Administrator that the Funds Administrator has authorized in writing to request Revolving Loans hereunder, as reflected by the Agent’s records. Each telephonic, e-mail or posted request by the Funds Administrator shall be irrevocable, and the Funds Administrator agrees to confirm any such request for a Revolving Loan in a writing approved by the Agent and signed by such authorized officer or employee, within one (1) Business Day of the Agent’s request for such confirmation. The Agent shall have the right to rely on any telephonic, e-mail or posted request for a Revolving Loan made by anyone purporting to be an officer or other employee of the Funds Administrator that the Funds Administrator has authorized in writing to request Revolving Loans hereunder, without further investigation.

(c) Advances by the Agent. The Agent, on behalf of the Lenders, shall disburse all loans and advances to the Funds Administrator and shall handle all collections of Collateral and repayment of all Obligations (other than the Ledger Debt and Hedge Agreement Obligations repaid in the ordinary course of business). It is understood that for purposes of advances to the Funds Administrator and for purposes of this Section 3.1, the Agent will be using the funds of the Agent, and pending settlement, all interest accruing on such advances shall be payable to the Agent.

(d) Settlement Among Lenders.

(i) Unless the Agent shall have been notified in writing by any Lender prior to any advance to the Funds Administrator that such Lender will not make the amount which would constitute its Pro Rata Percentage of the borrowing on such date available to the Agent, the Agent may assume that such Lender shall make such amount available to the Agent on a Settlement Date, and in reliance upon such assumption, the Agent may make available to the Funds Administrator a corresponding amount. A certificate of the Agent submitted to any Lender with respect to any amount owing under this subsection shall be conclusive, absent manifest error. If such Lender’s Pro Rata Percentage of such borrowing is not in fact made available to the Agent by such Lender on the Settlement Date, the Agent shall be entitled to recover from the Borrowers, on demand, such Lender’s Pro Rata Percentage of such borrowing, together with interest thereon (for the account of the Agent) at the rate per annum applicable to such borrowing, without prejudice to any rights which the Agent may have against such Lender under Section 13.3 hereof. Nothing contained herein shall be deemed to obligate the Agent to make available to the Borrowers the full amount of a requested advance when the Agent has any notice (written or otherwise) that any of the Lenders will not advance its Pro Rata Percentage thereof.

(ii) On each Settlement Date, the Agent and the Lenders shall each remit to the other, in immediately available funds, all amounts necessary so as to ensure that, as of the Settlement Date, the Lenders shall have advanced their respective Pro Rata Percentages of all outstanding Revolving Loans. Each Lender’s obligation to make the Revolving Loans referred to in Section 3.1(a) and to make the settlements pursuant to this Section 3.1(d) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (v) any set-off, counterclaim, recoupment, defense or other right which any such Lender or any Borrower may have against the Agent, any other Lender or any other Person, (w) the occurrence or continuance of a Default or an Event of Default, (x) any adverse change in the condition (financial or otherwise) of any Borrower, (y) any breach of this Agreement or any other Loan Document by any Borrower, or any other Lender or (z) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(e) Reaffirmation of Representations and Warranties. Except for the representations and warranties set forth in Sections 6.7, 6.9 and 7.1, all of the representations and warranties made by the Borrowers in this Agreement shall be deemed to be remade by the Borrowers each time that the Funds Administrator requests a Revolving Loan or a Letter of Credit under this Agreement, and each such request shall also constitute a representation and warranty by the Borrowers that, after giving effect to the requested Revolving Loan or Letter of Credit, no Default or Event of Default shall have occurred and remain outstanding.

(f) Funds Administrator Appointment. Each Borrower hereby irrevocably appoints the Funds Administrator, as the agent for such Borrower on its behalf, to (i) request Revolving Loans from the Agent, (ii) to give and receive notices under the Loan Documents and (iii) take all other action which the Funds Administrator or the Borrowers are permitted or required to take under this Agreement.

3.2 Handling of Proceeds of Collateral; Cash Dominion.

(a) Collection of Accounts and Other Proceeds. The Borrowers, at their expense, will enforce and collect payments and other amounts owing on all Accounts in the ordinary course of the Borrowers’ business subject to the terms hereof. The Borrowers agree to direct their account debtors to send payments on all Accounts (other than Accounts arising from credit card sales and international sales) directly to the CIT Lockbox or to a lockbox associated with a Depository Account, and to include on all of the Borrower’s invoices relating to such Accounts the address of such a lockbox as the sole address for remittance of payment. Notwithstanding the foregoing, should a Borrower ever receive any payment on an Account or other Proceeds of the sale of Collateral, including checks, cash, receipts from credit card sales and receipts, notes or other instruments or property with respect to any Collateral, such Borrower agrees to hold such proceeds in trust for the Agent, for the benefit of the Lenders, and, at any time that a Triggering Event has occurred and remains outstanding, to deposit such proceeds directly into a Depository Account or the CIT Lockbox within one Business Day after receipt; provided that any Triggering Event that is described in clause (b) of the definition of “Triggering Event” shall be deemed to remain outstanding until a period of sixty (60) consecutive days has elapsed during which Excess Availability has been greater than $35,000,000.

(b) Transfer of Funds from Depository Accounts Established for Collection. Funds remaining on deposit in a Depository Account that is established for the collection of payments from the Borrowers’ account debtors and funds in the CIT Lockbox shall be transferred to the Agent’s Bank Account on each Business Day, and the Borrowers agree to take all actions reasonably required by the Agent or by any bank at which such a Depository Account is maintained in order to effectuate the transfer of funds in this manner. All amounts received from a Depository Account or the CIT Lockbox and any other proceeds of the Collateral deposited into the Agent’s Bank Account will, for purposes of calculating Net Availability and interest, be credited to the Revolving Loan Account on the date of deposit in the Agent’s Bank Account. If there are no Revolving Loans outstanding at the time any such amounts or proceeds are deposited into the Agent’s Bank Account, the Agent shall promptly transfer the same to the Borrowers in accordance with the Borrowers’ instructions and the Agent shall pay interest to the Borrowers on all such credit balances in accordance with Section 8.15; provided that if an Event of Default has occurred and remains outstanding and there are Letters of Credit outstanding, the Agent may hold any such amounts or proceeds as cash collateral for such Letters of Credit in an amount of up to 110% of the face amount of such Letters of Credit. No checks, drafts or other instruments received by the Agent shall constitute final payment to the Agent unless and until such instruments have actually been collected.

(c) New Depository Accounts. The Borrowers agree not to open any lockbox or new bank account into which Proceeds of Collateral are to be delivered or deposited without the prior written consent of the Agent and unless concurrently with the opening of such lockbox and/or bank account, the Agent, the applicable Borrower and the bank which will maintain such lockbox or at which such account will be maintained, execute a Depository Account Control Agreement with respect to such lockbox and/or related bank account. Upon compliance with the terms set forth above, such lockbox and/or bank account shall constitute a Depository Account for purposes of this Agreement.

3.3 Collective Borrowing Arrangement; Revolving Loan Account.

(a) Collective Borrowing Arrangement. The Borrowers have informed the Agent that all of the Borrowers presently engage in an integrated operation that requires financing on an integrated basis, and each Borrower expects to benefit from the continued successful performance of such integrated operations. Therefore, in order to best utilize the borrowing powers of the Borrowers in the most effective and cost efficient manner and to avoid adverse effects on the operating efficiencies of each Borrower and the existing back-office practices of the Borrowers, each Borrower has requested that all Revolving Loans and other advances be disbursed solely upon the request of the Funds Administrator and to bank accounts managed solely by the Funds Administrator, it being the intent and desire of the Borrowers that the Funds Administrator manage for the benefit of each Borrower the expenditure and usage of such funds.

(b) Revolving Loan Account. The Agent shall charge the Revolving Loan Account for all loans and advances made by the Agent and the Lenders to the Funds Administrator, or otherwise for any Borrower’s account, and for all other Obligations (other than Ledger Debt and Hedge Agreement Obligations), including Out-of-Pocket Expenses, when due and payable hereunder. Subject to the provisions of Section 3.5 below, the Agent will credit the Revolving Loan Account with all amounts received by the Agent from each Depository Account or from the CIT Lockbox for the Borrowers’ account, including, as set forth above, all amounts received by the Agent in payment of Accounts, and such amounts will be applied to payment of the Obligations in the order and manner set forth herein. In no event shall prior recourse to any Account or other security granted to or by the Borrowers be a prerequisite to the Agent’s or the Lenders’ rights to demand payment of any of the Obligations. In addition, the Borrowers agree that neither the Agent nor any Lender shall have any obligation whatsoever to perform in any respect the Borrowers’ contracts or obligations relating to the Accounts.

3.4 Repayment of Overadvances. If at any time (a) the sum of the outstanding balance of Revolving Loans and undrawn amount of Letters of Credit exceed the Line of Credit, or (b) an Overadvance exists, the amount of such excess (in the case of clause (a)) or the amount of the Overadvance (in the case of clause (b)) shall be immediately due and payable unless the Agent (as permitted hereunder) or the Lenders otherwise agree in writing. Should the Agent or the Lenders for any reason honor requests for Overadvances, such Overadvances shall be made in the Agent’s or the Lenders’ sole discretion and subject to any additional terms the Agent or the Lenders deem necessary.

3.5 Application of Proceeds of Collateral.

(a) Generally. Unless this Agreement expressly provides otherwise, so long as no Event of Default shall have occurred and remain outstanding, the Agent agrees to apply (i) all Proceeds of Trade Accounts Receivable to the Revolving Loan Account and (ii) any other payment received by the Agent with respect to the Obligations, in such order and manner as the Agent shall elect in the exercise of its reasonable business judgment.

(b) Application of Proceeds During an Event of Default. If an Event of Default shall have occurred and remain outstanding, the Agent agrees to apply all Proceeds of Collateral and all other payments received by the Agent to the payment of the Obligations in the manner and order set forth in Section 10.4 hereof. If as a result of the application of the provisions of this Section 3.5(b), any Proceeds or payments are applied to loans that are LIBOR Loans, such application shall be treated as a prepayment of such LIBOR Loans and the Lenders shall be entitled to the costs and fees provided for in Section 8.10 hereof.

3.6 Monthly Statement. After the end of each month, the Agent agrees to prepare and make available to the Borrowers (by mail, facsimile, e-mail or posting to CIT’s System, as mutually agreed to by the Funds Administrator and the Agent) and the Lenders, a statement showing the accounting for the charges, loans, advances and other transactions occurring among the Agent, the Lenders, the Funds Administrator and the Borrowers during that month. Each monthly statement shall constitute prima facie evidence of such accounting, unless the Agent receives a written statement of exception from the Borrowers, the Funds Administrator or any Lender within forty-five (45) days of the date of such monthly statement.

3.7 Access to CIT’s System. The Agent shall provide to the Funds Administrator access to CIT’s System during normal business hours, for the purposes of (i) obtaining information regarding loan balances and Net Availability, and (ii) if permitted by the Agent, making requests for Revolving Loans and submitting borrowing base certificates. Such access shall be subject to the following terms, in addition to all terms set forth on the website for CIT’s System:

(a) The Agent shall provide to the Funds Administrator an initial password for secured access to CIT’s System. The Funds Administrator shall provide the Agent with a list of officers and employees that are authorized from time to time to access CIT’s System, and the Funds Administrator agrees to limit access to the password and CIT’s System to such authorized officers and employees. After the initial access, the Funds Administrator shall be solely responsible for (i) changing and maintaining the integrity of the Funds Administrator’s password and (ii) any unauthorized use of the Funds Administrator’s password or CIT’s System by any Borrower’s officers and employees.

(b) The Borrowers shall use CIT’s System and the Borrowers’ information thereon solely for the purposes permitted above, and shall not access CIT’s System for the benefit of third parties or provide any information obtained from CIT’s System to third parties. The Agent makes no representation that loan balance or Net Availability information is or will be available, accurate, complete, correct or current at all times. CIT’s System may be inoperable or inaccessible from time to time, whether for required website maintenance, upgrades to CIT’s System, or for other reasons, and in any such event the Funds Administrator must obtain loan balance and Net Availability information, and make requests for Revolving Loans and submit borrowing base certificates using other available means.

(c) The Borrowers hereby confirm and agree that CIT’s System consists of proprietary software, data, tools, scripts, algorithms, business logic, website designs and interfaces and related intellectual property, information and documentation. CIT’s System and related intellectual property, information and documentation are the sole and exclusive property of the Agent, and the Borrowers shall have no right, title or interest therein or thereto, except for the limited right to access CIT’s System for the purposes permitted above. Upon termination of this Agreement, the Borrowers agree to cease any use of CIT’s System.

(d) All agreements, covenants and representations and warranties made by the Funds Administrator in any borrowing base certificate submitted to the Agent by means of CIT’s System are incorporated herein by reference.

SECTION 4. Increases to the Commitments.

4.1 Request for Increase. Provided that no Default or Event of Default has occurred and remains outstanding, the Borrowers may request in writing that the then effective Commitments be increased to an aggregate amount which does not result in the principal amount of the Commitments being greater than $250,000,000. Any such request shall (a) be submitted by the Funds Administrator to the Lenders through the Agent not less than thirty days prior to the proposed increase, (b) specify the proposed effective date and amount of such increase (which shall be no less than $30,000,000), and (c) be accompanied by a Certificate signed by an officer of the Funds Administrator stating that no Default or Event of Default has occurred and remains outstanding as of the date of the request or will result from the requested increase.

4.2 Lender Elections to Increase. Each Lender may approve or reject a request for an increase in the amount of the Commitments in its sole and absolute discretion and, absent an affirmative written response within thirty days after receipt of such request, shall be deemed to have rejected the request. The rejection of such a request by any number of Lenders shall not affect the Borrowers’ right to increase the Commitments pursuant to this Section. In responding to a request hereunder, each Lender which is willing to increase its Commitment shall specify the amount of the proposed increase which it is willing to assume. Each consenting Lender shall be entitled to participate ratably (based on its Pro Rata Percentage of the Commitments before such increase) in any resulting increase in the Commitments, subject to the right of the Agent to adjust allocations of the increased Commitments so as to result in the amounts of the Pro Rata Percentages of the Lenders being in integral multiples of $100,000.

4.3 New Lenders. If the aggregate principal amount offered to be assumed by the consenting Lenders is less than the amount requested, the Borrowers may (i) reject the proposed increase in its entirety, (ii) accept the offered amounts or (iii) designate new lenders which qualify as Eligible Assignees and which are reasonably acceptable to the Agent as additional Lenders hereunder in accordance with Section 4.5 below (each, a “New Lender”), which New Lenders may assume the amount of the increase in the Commitments that has not been assumed by the consenting Lenders.

4.4 Notice of Allocations. After completion of the foregoing, the Agent shall give written notification to the Lenders and any New Lenders of the increases to the Commitments which shall thereupon become effective.

4.5 Joinder by New Lenders. Each New Lender shall become an additional party hereto as a New Lender concurrently with the effectiveness of the proposed increase in the Commitments upon its execution of an instrument of joinder to this Agreement which is in form and substance reasonably acceptable to the Agent and which, in any event, contains the representations, warranties, indemnities and other protections afforded to the Agent and the other Lenders which would be granted or made by an assignee by means of the execution of an Assignment and Transfer Agreement. Upon becoming a party hereto, such New Lender shall have all rights and obligations of a Lender under this Agreement.

4.6 Effectiveness of Increase. Subject to the foregoing, any increase to the Commitments requested under this Section shall be effective as of the date proposed by the Borrowers and shall be in the principal amount equal to (i) the amount which consenting Lenders are willing to assume as increases to the amount of their Commitments plus (ii) the amount offered by any New Lenders. Upon the effectiveness of any such increase, the Pro Rata Percentages of each Lender will be adjusted to give effect to the increase in the Commitments and, to the extent necessary, each Revolving Loan outstanding under any Commitment which is so increased shall be refinanced with new Revolving Loans reflecting the adjusted Pro Rata Percentages of the Lenders. As conditions to the effectiveness of any such increase to the Commitments, the Borrowers shall:

(a) Issue replacement Promissory Notes to each affected Lender and new Promissory Notes to each New Lender;

(b) execute and deliver to the Agent such amendments to and reaffirmations of the Loan Documents as the Agent may reasonably request relating to such increase;

(c) execute and deliver to the Agent a certificate from each Borrower and each Guarantor certifying and attaching board resolutions adopted by each of them approving or consenting to such increase;

(d) pay to the existing Lenders any breakage costs which are payable in connection with the refinancing of any Loans in the manner contemplated by Section 8.10; and

(e) pay to each existing Lender participating in the increase (other than CIT) and to each New Lender a loan increase fee equal to the product of such Lender’s or New Lender’s increased Commitment or new Commitment, as applicable, times 0.0005.

SECTION 5. Letters of Credit.

In order to assist the Borrowers in establishing or opening Letters of Credit with an Issuing Bank, the Borrowers have requested that the Lenders (acting through the Agent) join in the applications for such Letters of Credit, and/or guarantee payment or performance of such Letters of Credit and any drafts or acceptances thereunder through the issuance of one or more Letter of Credit Guaranties, thereby lending the Lenders’ credit to the Borrowers, and the Agent and the Lenders have agreed to do so. These arrangements shall be handled by the Agent subject to satisfaction of the conditions set forth in Section 2.1 hereof and the terms and conditions set forth below.

5.1 Assistance and Purpose. Within the Line of Credit and subject to sufficient Net Availability, the Lenders (acting through the Agent) shall assist the Borrowers in obtaining Letters of Credit in an aggregate undrawn amount outstanding at any time not to exceed the Letter of Credit Sub-Line. The term, form and purpose of each Letter of Credit and all documentation in connection therewith, and any amendments, modifications or extensions thereof, must be mutually acceptable to the Agent, the Issuing Bank and the Funds Administrator. Notwithstanding any other provision of this Agreement to the contrary, if a Default or an Event of Default shall have occurred and remain outstanding, the Agent’s and the Lenders’ assistance in connection with any Letter of Credit shall be in the discretion of the Required Lenders.

5.2 Authority to Charge Revolving Loan Account. The Borrowers hereby authorize the Agent, without notice to the Borrowers, to charge the Revolving Loan Account with the amount of all indebtedness, liabilities and obligations of any kind incurred by the Agent or the Lenders under a Letter of Credit Guaranty, including the charges of an Issuing Bank, as such indebtedness, liabilities and obligations are charged to or paid by the Agent or the Lenders, or, if earlier, upon the occurrence of an Event of Default. Any amount charged to the Revolving Loan Account shall be deemed a Chase Bank Rate Loan hereunder and shall incur interest at the rate provided in Section 8.1 (or Section 8.2, if applicable) of this Agreement. The Borrowers confirm that any charges which the Agent may make to the Revolving Loan Account as provided herein will be made as an accommodation to the Borrowers and solely at the Agent’s discretion.

5.3 Indemnity Relating to Letters of Credit. The Borrowers unconditionally indemnify the Agent and the Lenders, and hold the Agent and the Lenders harmless from any and all loss, claim or liability incurred by the Agent or the Lenders arising from any transactions or occurrences relating to Letters of Credit established or opened for the Borrowers’ account, the Collateral relating thereto and any drafts or acceptances thereunder, and all Obligations thereunder, including any such loss, claim or liability arising from any error, omission, negligence, misconduct or other action taken by an Issuing Bank, other than for any such loss, claim or liability arising out of the gross negligence or willful misconduct by the Agent with respect to a Letter of Credit Guaranty. This indemnity shall survive the termination of this Agreement and the repayment of the Obligations.

5.4 Compliance of Goods, Documents and Shipments with Agreed Terms. The Agent shall not be responsible for: (a) the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents relating to any Letter of Credit; (b) any difference or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in such documents; (c) the validity, sufficiency or genuineness of such documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (d) the time, place, manner or order in which shipment is made; (e) partial or incomplete shipment, or failure or omission to ship any or all of the goods referred to in the Letters of Credit or documents relating thereto; (f) any deviation from instructions; (g) delay, default, or fraud by the shipper and/or anyone else in connection with the goods or the shipping thereof; or (h) any breach of contract between the shipper or vendors and the Borrowers.

5.5 Handling of Goods, Documents and Shipments. The Borrowers agree that any action taken by the Agent, if taken in good faith, or any action taken by the Issuing Bank of whatever nature, under or in connection with the Letters of Credit, the Letter of Credit Guaranties, drafts or acceptances relating to Letters of Credit, or the goods subject thereto, shall be binding on the Borrowers and shall not result in any liability whatsoever of the Agent to the Borrowers. The Agent shall have the full right and authority, on behalf of the Lenders, to (a) clear and resolve any questions of non-compliance of documents, (b) give any instructions as to acceptance or rejection of any documents or goods, (c) execute any and all steamship or airway guaranties (and applications therefor), indemnities or delivery orders, (d) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (e) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, the Letters of Credit, the Letter of Credit Guaranties or drafts or acceptances relating to Letters of Credit. An Issuing Bank shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from the Agent, without any notice to or any consent from the Borrowers or the Funds Administrator. Notwithstanding any prior course of conduct or dealing with respect to the foregoing (including amendments to and non-compliance with any documents, and/or the Borrowers’ or the Funds Administrator’s instructions with respect thereto), the Agent may exercise its rights under this Section 5.5 in its sole but reasonable business judgment. In addition, the Borrowers and the Funds Administrator agree not to, without the prior written consent of the Agent: (a) at any time, (i) execute any application for steamship or airway guaranties, indemnities or delivery orders, (ii) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents, or (iii) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; and (b) if an Event of Default shall have occurred and remain outstanding, (i) clear and resolve any questions of non-compliance of documents or (ii) give any instructions as to acceptances or rejection of any documents or goods.

5.6 Compliance with Laws; Payment of Levies and Taxes. The Borrowers agree that (a) all necessary import and export licenses and certificates necessary for the import or handling of the Collateral will be promptly procured, (b) all foreign and domestic governmental laws and regulations in regard to the shipment and importation of the Collateral or the financing thereof will be promptly and fully complied with, and (c) any certificate in that regard that the Agent may at any time request will be promptly furnished to the Agent. In connection herewith, the Borrowers represent and warrant to the Agent and the Lenders that all shipments made under any Letter of Credit are and will be in compliance with the laws and regulations of the countries in which the shipments originate and terminate, and are not prohibited by any such laws and regulations. The Borrowers assume all risk, liability and responsibility for, and agree to pay and discharge, all present and future local, state, federal or foreign Taxes, duties, or levies pertaining to the importation and delivery of the Collateral. Any embargo, restriction, law, custom or regulation of any country, state, city, or other political subdivision, where the Collateral is or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall be solely the Borrowers’ risk, liability and responsibility.

5.7 Subrogation Rights. Upon any payments made to an Issuing Bank under a Letter of Credit Guaranty, the Agent, for the benefit of the Lenders, shall acquire by subrogation, any rights, remedies, duties or obligations granted to or undertaken by the Borrowers to the Issuing Bank in any application for Letter of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to the Agent, for the benefit of the Lenders, and apply in all respects to the Agent and shall be in addition to any rights, remedies, duties or obligations contained herein.

SECTION 6. Collateral

6.1 Grant of Security Interest. (a) As security for the prompt payment in full of all Obligations, each Borrower hereby pledges and grants to the Agent, for the benefit of the Lenders, a continuing general lien upon, and security interest in, all of the Collateral in which such Borrower has rights.

(b) Extent of Security Interests. The security interests granted hereunder shall extend and attach to:

(i) all Collateral which is presently in existence or hereafter acquired and which is owned by any Borrower or in which any Borrower has any interest, whether held by such Borrower or by others for such Borrower’s account, and wherever located; and

(ii) all Inventory and any portion thereof which may be returned, rejected, reclaimed or repossessed by either the Agent or any Borrower from any Borrower’s customers, as well as to all supplies, goods, incidentals, packaging materials, labels and any other items which contribute to the finished goods or products manufactured or processed by any Borrower, or to the sale, promotion or shipment thereof.

6.2 Limited License. Regardless of whether the Agent’s security interests in any of the General Intangibles has attached or is perfected, each Borrower hereby irrevocably grants to the Agent, for the benefit of the Lenders, a royalty-free, non-exclusive license to use such Borrower’s Trademarks, Copyrights, Patents and other proprietary and intellectual property rights after the occurrence of an Event of Default in connection with the (i) advertisement for sale, and the sale or other disposition of, any finished goods Inventory by the Agent in accordance with the provisions of this Agreement, and (ii) the manufacture, assembly, completion and preparation for sale of any unfinished Inventory by the Agent in accordance with the provisions of this Agreement.

6.3 Representations, Covenants and Agreements Regarding Collateral Generally.

(a) Representations and Warranties. Each Borrower represents and warrants to the Agent and the Lenders that except for the Permitted Encumbrances, (i) this Agreement creates a valid, perfected, first priority security interest in all Collateral as to which perfection may be achieved by filing, (ii) the Agent’s security interests in the Collateral constitute, and will at all times constitute, first priority and exclusive liens on the Collateral, and (iii) such Borrower is, or will be at the time additional Collateral is acquired by such Borrower, the absolute owner of such additional Collateral with full right to pledge, sell, transfer and create a security interest therein, free and clear of any and all claims or liens other than Permitted Encumbrances.

(b) Covenants. Each Borrower, at its expense, agrees to forever warrant and defend the Collateral from any and all claims and demands of any other Person, other than holders of Permitted Encumbrances.

6.4 Representations Regarding Accounts and Inventory. Each Borrower represents and warrants to the Agent and the Lenders that:

(a) each Trade Account Receivable is based on an actual and bona fide sale and delivery of Inventory or rendition of services to customers, made by such Borrower in the ordinary course of its business;

(b) the Inventory being sold and the Trade Accounts Receivable created by such sales are the exclusive property of such Borrower and are not subject to any lien, encumbrance, security interest or financing statement whatsoever, other than Permitted Encumbrances;

(c) the invoices evidencing such Trade Accounts Receivable are in the name of such Borrower;

(d) the customers of such Borrower have accepted the Inventory or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, offset, defense, counterclaim or contra, except for (i) insignificant disputes and other such matters arising in the ordinary course of business and (ii) significant disputes and other such matters of which such Borrower has notified the Agent pursuant to Section 7.2(g) hereof; and

(e) such Borrower’s Inventory is marketable in the ordinary course of such Borrower’s business, and no Inventory has been produced in violation of the Fair Labor Standards Act (29 U.S.C. §201 et seq.), as amended.

6.5 Covenants and Agreements Regarding Accounts and Inventory.

(a) Each Borrower confirms to the Agent and the Lenders that all Taxes and fees relating to its business, sales, and the Accounts or Inventory relating thereto, are such Borrower’s sole responsibility, and that same will be paid by such Borrower when due, subject to Section 7.2(d) hereof, and that none of said Taxes or fees represents a lien on or claim against the Accounts, other than a Permitted Tax Lien.

(b) Each Borrower agrees not to acquire any Inventory on a consignment basis, nor co-mingle its Inventory with any goods of its customers or any other Person (whether pursuant to any bill and hold sale or otherwise).

(c) Each Borrower agrees to maintain such books and records regarding Accounts and Inventory as the Agent reasonably may require and agrees that the books and records of such Borrower will reflect the Agent’s interest in the Accounts and Inventory. In support of the continuing assignment and security interest of the Agent in the Accounts and Inventory, each Borrower agrees to deliver to the Agent all of the schedules, reports and other information described in Section 7.2(g) of this Agreement. The Borrowers’ failure to maintain their books in the manner provided herein or to deliver to the Agent any of the foregoing information shall in no way affect, diminish, modify or otherwise limit the security interests granted to the Agent in the Accounts and Inventory.

(d) Each Borrower agrees to issue credit memoranda promptly after accepting returns or granting allowances, and to deliver to the Agent copies of such credit memoranda as and when required to do so under Section 7.2(g) hereof.

(e) Each Borrower agrees to safeguard, protect and hold all Inventory for the account of the Agent, on behalf of the Lenders, and to make no sale or other disposition thereof except in the ordinary course of such Borrower’s business, on open account and on commercially reasonable terms consistent with such Borrower’s past practices. As to any sale or other disposition of Inventory, the Agent shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation. Each Borrower agrees to handle all Proceeds of sales of Inventory in accordance with the provisions of Section 3.2 hereof.

6.6 [Intentionally Omitted].

6.7 General Intangibles. Each Borrower represents and warrants to the Agent and the Lenders that as of the date hereof, such Borrower possesses all General Intangibles necessary to conduct its business as presently conducted and that set forth on Schedule 6.7 attached hereto is a complete and accurate listing of all Copyrights, Patents and Trademarks owned by such Borrower or any of its Subsidiaries that, as of the date hereof, are registered with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as applicable. Each Borrower agrees to maintain its rights in, and the value of, all such General Intangibles, and to pay when due all payments required to maintain in effect any licensed rights necessary to conduct its business. Each Borrower shall provide the Agent with adequate notice of the acquisition of rights with respect to any additional Patents, Trademarks and Copyrights so that the Agent may, for the benefit of the Lenders and to the extent permitted under the documentation granting such rights or applicable law, perfect the Agent’s security interest in such rights in a timely manner. The Borrowers, the Agent and the Lenders agree that, notwithstanding anything to the contrary in any Intellectual Property Security Agreements, the rights of the Agent and the Lenders to foreclose on or otherwise assert the use and control of the Patents, Trademarks and Copyrights and associated rights that have been pledged as Collateral may be exercised only after the occurrence and during the continuance of an Event of Default in accordance with the terms of this Agreement.

6.8 [Intentionally Omitted].

6.9 Letter of Credit Rights. Upon request by the Agent after the occurrence of an Event of Default, each Borrower agrees to either (a) cause the issuer of any letter of credit of which such Borrower is the beneficiary to consent to the assignment of the proceeds of such letter of credit to the Agent, for the benefit of the Lenders, pursuant to an agreement in form and substance satisfactory to the Agent, or (b) cause the issuer of such letter of credit to name the Agent, for the benefit of the Lenders, as the transferee beneficiary of such letter of credit.

6.10 Depository Accounts. Set forth on Schedule 6.10 attached hereto is a complete and accurate list of all Depository Accounts including the name and location of the bank and the account number.

6.11 Credit Balances; Additional Collateral.

(a) The rights and security interests granted to the Agent and the Lenders hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that the Revolving Loan Account may from time to time be temporarily in a credit position, until the termination of this Agreement and the full and final payment and satisfaction of the Obligations. Any reserves or balances to the credit of the Borrowers (in the Revolving Loan Account or otherwise), and any other property or assets of the Borrowers in the possession of the Agent or any Lender, may be held by the Agent or such Lender as Other Collateral, and applied in whole or partial satisfaction of such Obligations when due, subject to the terms of this Agreement (including without limitation the provisions of Section 3.2(b)). The liens and security interests granted to the Agent, for the benefit of the Lenders, herein and any other lien or security interest which the Agent or the Lenders may have in any other assets of the Borrowers secure payment and performance of all present and future Obligations.

(b) Notwithstanding the Agent’s security interests in the Collateral, to the extent that the Obligations are now or hereafter secured by any assets or property other than the Collateral, or by the guaranty, endorsement, assets or property of any other Person, the Agent shall have the right in its sole discretion to determine which rights, security, liens, security interests or remedies the Agent shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of such rights, security, liens, security interests or remedies, or any of the Agent’s or the Lenders’ rights under this Agreement.

SECTION 7. Representations, Warranties and Covenants

7.1 Initial Disclosure Representations and Warranties. Each Borrower represents and warrants to the Agent and the Lenders that as of the date hereof:

(a) Financial Condition. (i) The amount of such Borrower’s assets, at fair valuation, exceeds the book value of such Borrower’s liabilities, (ii) such Borrower is generally able to pay its debts as they become due and payable, and (iii) such Borrower does not have unreasonably small capital to carry on its business as currently conducted absent extraordinary and unforeseen circumstances. All financial statements of the Borrowers previously furnished to the Agent present fairly, in all material respects, the financial condition of the Borrowers as of the date of such financial statements.

(b) Organization Matters; Collateral Locations. Schedule 7.1(b) attached hereto correctly and completely sets forth (i) Skechers’ and its Subsidiaries’ exact names, as currently reflected by the records of their States of incorporation or formation, (ii) Skechers’ and its Subsidiaries’ States of incorporation or formation, (iii) Skechers and its Subsidiaries’ federal employer identification numbers and State organization identification numbers (if any), and (iv) the address of Skechers’ and each of its Subsidiaries’ chief executive office and all locations of Collateral.

(c) Power and Authority; Conflicts; Enforceability.

(i) Each Borrower has full power and authority to execute and deliver this Agreement and the other Loan Documents to which such Borrower is a party, and to perform all of such Borrower’s obligations thereunder.

(ii) The execution and delivery by each Borrower of this Agreement and the other Loan Documents to which such Borrower is a party, and the performance of such Borrower’s obligations hereunder and thereunder, have been duly authorized by all necessary corporate or other relevant action, and do not (w) require any consent or approval of any director, shareholder, partner or member of such Borrower that has not been obtained, (x) violate any term, provision or covenant contained in the organizational documents of such Borrower (such as the certificate or articles of incorporation, certificate of origin, partnership agreement, by-laws or operating agreement), (y) violate, or cause such Borrower to be in default under, any law, rule, regulation, order, judgment or award applicable to such Borrower or its assets, except for violations or defaults that could not reasonably be expected to result in a Material Adverse Effect or (z) violate any term, provision, covenant or representation contained in, or constitute a default under, or result in the creation of any lien under, any loan agreement, lease, indenture, mortgage, deed of trust, note, security agreement or pledge agreement to which such Borrower is a signatory or by which such Borrower or its assets are bound or affected, except, in the case of a violation or default described in this clause (z), could not reasonably be expected to result in a Material Adverse Effect .

(iii) This Agreement and the other Loan Documents to which each Borrower is a party constitute legal valid and binding obligations of such Borrower, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent transfer and other laws affecting creditors’ rights generally, and subject to general principles of equity, regardless of whether considered in a proceeding at law or in equity.

(d) Schedules. Each of the Schedules attached to this Agreement set forth in all material respects a true, correct and complete description of the matter or matters covered thereby.

(e) Compliance with Laws. The Borrowers and their properties are in compliance with all federal, state and local acts, rules and regulations, and all orders of any federal, state or local legislative, administrative or judicial body or official, except to the extent the failure to so comply would not have a Material Adverse Effect. The Borrowers have obtained and maintain all permits, approvals, authorizations and licenses necessary to conduct their business as presently conducted, except to the extent the failure to have such permits, approvals, authorizations or licenses would not have a Material Adverse Effect.

(f) Environmental Matters. Except as set forth on Schedule 7.1(f):

(i) None of the operations of the Borrowers are the subject of any federal, state or local investigation to determine whether any remedial action is needed to address the presence or disposal of any environmental pollution, hazardous material or environmental clean-up of the Real Estate or the Borrowers’ leased real property. No enforcement proceeding, complaint, summons, citation, notice, order, claim, litigation, investigation, letter or other communication from a federal, state or local authority has been filed against or delivered to any Borrower, regarding or involving any release of any environmental pollution or hazardous material on any real property now or previously owned or operated by such Borrower.

(ii) The Borrowers have no known contingent liability with respect to any release of any environmental pollution or hazardous material on any real property now or previously owned or operated by the Borrowers except for liabilities that could not reasonably be expected to result in a Material Adverse Effect.

(iii) The Borrowers are in compliance with all environmental statutes, acts, rules, regulations and orders applicable to the operation of the Borrowers’ business, except to the extent that the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

(g) Pending Litigation. Except as previously disclosed by the Borrowers to the Agent in writing, there exist no actions, suits or proceedings of any kind by or against any Borrower pending in any court or before any arbitrator or governmental body, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(h) License Agreements. Set forth on Schedule 7.1(h) is a listing of all license agreements to which any Borrower or any of their Subsidiaries is a party and pursuant to which such Borrower or such Subsidiary is the licensee of trademarks or other intellectual property.

7.2 Affirmative Covenants. Until the termination of this Agreement and the full and final payment and satisfaction of the Obligations:

(a) Maintenance of Financial Records; Inspections. The Borrowers agree to maintain books and records pertaining to the Borrowers’ financial matters in such detail, form and scope as the Agent reasonably may require. The Borrowers agree that the Agent, accompanied by any Lender (at such Lender’s expense), and/or any agent designated by the Agent, may enter upon the Borrowers’ premises at any time during normal business hours and, so long as no Event of Default has occurred and remains outstanding, upon reasonable advance notice to Skechers, and from time to time, in order to (i) examine and inspect the books and records of the Borrowers, and make copies thereof and take extracts therefrom, and (ii) verify, inspect and perform physical counts and other valuations of the Collateral and any and all records pertaining thereto. The Borrowers irrevocably authorize all accountants and third parties to disclose and deliver directly to the Agent and the Lenders, at the Borrowers’ expense, all financial statements and information, books, records, work papers and management reports generated by them or in their possession regarding the Borrowers or the Collateral. All reasonable and documented costs, fees and expenses incurred by the Agent in connection with such examinations, inspections, physical counts and other valuations shall constitute Out-of-Pocket Expenses for purposes of this Agreement; provided that so long as no Event of Default has occurred and remains outstanding, the Borrowers shall be required to reimburse the Agent for such costs, fees and expenses no more than once during any period of 12 months, but more frequently (such frequency to be in the Agent’s discretion) if average Excess Availability is less than $35,000,000 for any period of 90 consecutive days.

(b) Further Assurances. The Borrowers agree to comply with the requirements of all state and federal laws in order to grant to the Agent, for the benefit of the Lenders, valid and perfected first priority security interests in the Collateral, subject only to the Permitted Encumbrances. The Agent is hereby authorized by the Borrowers to file any financing statements, continuations and amendments covering the Collateral without the Borrowers’ signatures in accordance with the provisions of the UCC. The Borrowers hereby consent to and ratify the filing of any financing statements covering the Collateral by the Agent on or prior to the Restatement Effective Date. The Borrowers agree to do whatever the Agent reasonably may request from time to time, by way of (i) filing notices of liens, financing statements, amendments, renewals and continuations thereof, (ii) cooperating with agents and employees of the Agent, (iii) keeping Collateral records, (iv) transferring proceeds of Collateral to the Agent’s possession in accordance with the terms hereof and (v) performing such further acts as the Agent reasonably may require in order to effect the purposes of this Agreement, including the execution of control agreements with respect to Depository Accounts.

(c) Insurance and Condemnation.

(i) Required Insurance. The Borrowers agree to maintain insurance on all Real Estate, Equipment and Inventory under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks as are at all times reasonably satisfactory to the Agent (the “Required Insurance”). All policies covering the Inventory are, subject to the rights of any holder of a Permitted Encumbrance having priority over the security interests of the Agent, to be made payable solely to the Agent, for the benefit of the Lenders, in case of loss, under a standard non-contributory “mortgagee”, “secured party” or “lender’s loss payable” clause or endorsement, and are to contain such other provisions as the Agent reasonably may require to fully protect the Agent’s interest in the Inventory and to any payments to be made under such policies. Each loss payable endorsement in favor of the Agent shall be substantially in the form set forth in Exhibit D attached hereto. If an Event of Default shall have occurred and remain outstanding, the Agent, subject to the rights of any holder of a Permitted Encumbrance having priority over the security interests of the Agent, shall have the sole right, in the name of the Agent or the Borrowers, to file claims under any insurance policies, to receive, receipt and give acquittances for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(ii) The Agent’s Purchase of Insurance. In the event the Borrowers fail to provide the Agent with evidence of the Required Insurance in the manner set forth in Section 7.2(c)(i) above, the Agent may purchase insurance at the Borrowers’ expense to protect the Agent’s interests in the Collateral. The insurance purchased by the Agent may, but need not, protect the Borrowers’ interests in the Collateral, and therefore such insurance may not pay any claim which the Borrowers may make or any claim which is made against the Borrowers in connection with the Collateral. The Borrowers may later request that the Agent cancel any insurance purchased by the Agent, but only after providing the Agent with satisfactory evidence that the Borrowers have the Required Insurance. If the Agent purchases insurance covering all or any portion of the Collateral, the Borrowers shall be responsible for the costs of such insurance, including interest (at the applicable rate set forth hereunder) and other charges accruing on the purchase price therefor, until the effective date of the cancellation or the expiration of the insurance, and the Agent may charge all of such costs, interest and other charges to the Revolving Loan Account. The costs of the premiums of any insurance purchased by the Agent may exceed the costs of insurance which the Borrowers may be able to purchase on their own. In the event that the Agent purchases insurance, the Agent will notify the Borrowers of such purchase within thirty (30) days after the date of such purchase. If, within thirty (30) days after the date of receipt of such notice, the Borrowers provide the Agent with proof that the Borrowers had the Required Insurance as of the date on which the Agent purchased insurance and the Borrowers have continued at all times thereafter to have the Required Insurance, then the Agent agrees to cancel the insurance purchased by the Agent and credit the Revolving Loan Account for the amount of all costs, interest and other charges associated with such insurance that the Agent previously charged to the Revolving Loan Account.

(iii) Application of Insurance and Condemnation Proceeds. If any Borrower suffers a loss of or damage to Inventory due to condemnation, fire or other casualty, the Agent agrees to apply any Casualty Proceeds received in respect of such Inventory loss or damage to repay the outstanding Revolving Loans and to transfer any Casualty Proceeds received in respect of a loss of or damage to any other property to the Borrowers; provided that if there are no Revolving Loans outstanding or if Excess Availability is greater than $35,000,000 at the time such Casualty Proceeds are received (after giving effect to such loss or damage) and if at such time no Default or Event of Default has occurred and remains outstanding, the Agent agrees to transfer all such Casualty Proceeds to the Borrowers.

If a Default or an Event of Default shall have occurred and remain outstanding as of the date of the Agent’s receipt of any Casualty Proceeds, the Agent may, subject to the rights of any holder of a Permitted Encumbrance having priority over the security interests of the Agent, apply the Casualty Proceeds to the payment of the Obligations in such manner and in such order as the Agent may elect in its sole discretion.

(d) Payment of Taxes. The Borrowers agree to pay when due all Taxes lawfully levied, assessed or imposed upon the Borrowers or the Collateral (including all sales taxes collected by the Borrowers on behalf of its customers in connection with sales of Inventory and all payroll taxes collected by the Borrowers on behalf of its employees), unless the Borrowers are contesting such Taxes in good faith, by appropriate proceedings, and are maintaining adequate reserves for such Taxes in accordance with GAAP. Notwithstanding the foregoing, if a lien securing any Taxes is filed in any public office and such lien is not a Permitted Tax Lien, then the Borrowers shall pay all Taxes secured by such lien immediately and remove such lien of record promptly. Pending the payment of such Taxes and removal of such lien, the Agent may, at its election and without curing or waiving any Event of Default which may have occurred as a result thereof, (i) establish an Availability Reserve in the amount of such Taxes (or such other amount as the Agent shall deem appropriate in the exercise of its reasonable business judgment) or (ii) pay such Taxes on behalf of the Borrowers, and the amount paid by the Agent shall become an Obligation which is due and payable on demand by the Agent.

(e) Compliance With Laws.

(i) The Borrowers agree to comply with all federal, state and local acts, rules and regulations, and all orders of any federal, state or local legislative, administrative or judicial body or official, if the failure to so comply would have a Material Adverse Effect, provided that the Borrowers may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which the Agent determines, in the exercise of its reasonable business judgment, will not materially and adversely effect the Agent’s or the Lenders’ rights or priorities in the Collateral.

(ii) Without limiting the generality of the foregoing, the Borrowers agree to comply with all environmental statutes, acts, rules, regulations or orders, as presently existing or as adopted or amended in the future, applicable to the ownership and/or use of the Borrowers’ real property and operation of their business, if the failure to so comply would have a Material Adverse Effect. The Borrowers shall not be deemed to have breached any provision of this Section 7.2(e) if (x) the failure to comply with the requirements of this Section 7.2(e) resulted from good faith error or innocent omission, (y) the Borrowers promptly commence and diligently pursue a cure of such breach and (z) such failure is cured within thirty (30) days following the Borrowers’ receipt of notice from the Agent of such failure, or if such breach cannot in good faith be cured within thirty (30) days following the Borrowers’ receipt of such notice, then such breach is cured within a reasonable time frame based on the extent and nature of the breach and the necessary remediation, and in conformity with any applicable consent order, consensual agreement and applicable law.

(f) Notices Concerning Environmental, Employee Benefit and Pension Matters. The Borrowers agree to notify the Agent in writing of:

(i) any expenditure (actual or anticipated) in excess of $1,000,000 for environmental clean-up, environmental compliance or environmental testing and the impact of said expenses on the Borrowers’ working capital;

(ii) any Borrower’s receipt of notice from any local, state or federal authority advising such Borrower of any environmental liability (real or potential) arising from such Borrower’s operations, its premises, its waste disposal practices, or waste disposal sites used by such Borrower; and

(iii) any Borrower’s receipt of notice from any governmental agency or any sponsor of any “multiemployer plan” (as that term is defined in ERISA) to which such Borrower has contributed, relating to any of the events described in Section 10.1(g) hereof.

The Borrowers agree to provide the Agent promptly with copies of all such notices and other information pertaining to any matter set forth above if the Agent so requests.

(g) Collateral Reporting – SEE ANNEX A.

(h) Financial Reporting. The Borrowers agree to furnish to the Agent and the Lenders:

(i) within ninety (90) days after the end of each fiscal year of Skechers, a Consolidated Balance Sheet as at the close of such year, and a consolidated statement of profit and loss and cash flow of Skechers for such year, audited by independent public accountants selected by Skechers and satisfactory to the Agent, together with (x) the unqualified opinion of the accountants preparing such financial statements and (y) if requested by the Agent, such accountants’ management practice letter;

(ii) within forty-five (45) days after the end of each month, (x) a Consolidated Balance Sheet as at the end of such month, (y) a consolidated statement of profit and loss and cash flow of Skechers for such month and for the period commencing on the first day of the current fiscal year through the end of such month, and (z) comparative statements of profit and loss and cash flow of Skechers for the same month and same fiscal year-to-date period in the prior fiscal year, certified by an authorized financial or accounting officer of Skechers (or any other authorized officer satisfactory to the Agent);

(iii) as and when filed by Skechers, copies of all (y) financial reports, registration statements and other documents filed by Skechers with the U.S. Securities and Exchange Commission, as and when filed by Skechers, and (z) annual reports filed pursuant to ERISA in connection with each benefit plan of the Borrowers subject to ERISA; and

(iv) promptly after receipt of a request from the Agent, monthly projections of Skechers’ Consolidated Balance Sheet, and consolidated statements of profits and loss and cash flow of Skechers, as well as monthly projected Net Availability for the Borrowers for the following fiscal year.

Each financial statement which the Borrowers are required to submit pursuant to clauses (i) and (ii) above must be accompanied, at any time that Revolving Loans are outstanding, by an officer’s certificate substantially in the form set forth on Exhibit C attached hereto, signed by an authorized financial or accounting officer of Skechers (or any other authorized officer satisfactory to the Agent). In addition, should the Borrowers modify their accounting principles and procedures from those in effect on the Restatement Effective Date, the Borrowers agree to prepare and deliver to the Agent and the Lenders statements of reconciliation in form and substance reasonably satisfactory to the Agent.

(i) Asset Appraisals. From time to time upon the request of the Agent, the Borrowers agree to permit the Agent to perform appraisals of the Borrowers’ Inventory. The Borrowers agree to reimburse the Agent for the reasonable and documented costs and expenses relating to (y) no more than one (1) Inventory appraisal in any twelve-month period (but only if the Eligible Accounts Receivable component of the Borrowing Base is fully drawn and the amount of Revolving Loans outstanding under the Eligible Inventory component of the Borrowing Base is at least $25,000,000 at the time such appraisal is conducted), so long as no Event of Default shall have occurred and remain outstanding, and (z) all appraisals performed while an Event of Default remains outstanding. All appraisals shall be performed by qualified appraisers selected by the Agent. To the extent that the Borrowers are required by this Section 7.2(i) to reimburse the Agent for the Agent’s reasonable and documented costs and expenses relating to appraisals, such costs and expenses shall constitute Out-of-Pocket Expenses.

(j) Business Qualification. The Borrowers agree to qualify to do business, and to remain qualified to do business and in good standing, in each jurisdiction where the failure to so qualify, or to remain qualified or in good standing, would have a Material Adverse Effect.

(k) Anti-Money Laundering and Terrorism Regulations. The Borrowers agree to comply with all applicable anti-money laundering and terrorism laws, regulations and executive orders in effect from time to time (including, without limitation, the USA Patriot Act (Pub. L. No. 107-56)). The Borrowers also agree to ensure that no Person who owns a controlling interest in or otherwise controls a Borrower is a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (issued September 23, 2001) or any other similar Executive Order. The Borrowers acknowledge that the Agent’s and each Lender’s performance hereunder is subject to compliance with all such laws, regulations and executive orders, and in furtherance of the foregoing, the Borrowers agree to provide to the Agent and the Lenders all information about the Borrowers’ ownership, officers, directors, customers and business structure as the Agent and the Lenders reasonably may require to comply with, such laws, regulations and executive orders.

(l) Maintenance of Equipment. Each Borrower agrees to (i) maintain the Equipment in as good and substantial repair and condition as the Equipment owned by such Borrower is now maintained, reasonable wear and tear excepted, (ii) make any and all repairs and replacements when and where necessary, and (iii) safeguard, protect and hold all Equipment owned by such Borrower in accordance with past practices. The Equipment will only be used by the Borrowers in the operation of their business.

7.3 Financial Covenants. Until termination of this Agreement and the full and final payment and satisfaction of all Obligations, the Borrowers agree:

(a) Fixed Charge Coverage Ratio. To maintain a Fixed Charge Coverage Ratio, calculated at the end of each fiscal quarter of Skechers, of not less than 1.1:1.0; provided that if Excess Availability is not less than $50,000,000 at any time during a particular fiscal quarter, there shall be no requirement to maintain a Fixed Charge Coverage Ratio with respect to such fiscal quarter.

7.4 Negative Covenants. Until termination of this Agreement and full and final payment and satisfaction of all Obligations, the Borrowers agree not to, and will cause each Subsidiary of the Borrowers not to:

(a) Liens and Encumbrances. Mortgage, assign, pledge, transfer or otherwise permit any lien, charge, security interest, encumbrance or judgment (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of the Collateral or its other assets, whether now owned or hereafter acquired, except for the Permitted Encumbrances.

(b) Indebtedness. Incur or create any Indebtedness other than the Permitted Indebtedness.

(c) Sale of Assets. Sell, lease, assign, transfer or otherwise dispose of (i) Collateral, except (A) the sale of Inventory in the ordinary course of business, (B) the sale or other disposition of Collateral (other than Inventory and Accounts) which is of de minimus value to the operation of the Borrower’s business and (C) as otherwise specifically permitted by this Agreement, or (ii) all or any substantial part of its assets, if any, which do not constitute Collateral.

(d) Corporate Change. (i) Merge or consolidate with any other entity, (ii) change its name or principal places of business, (iii) change its structure or organizational form, or reincorporate or reorganize in a new jurisdiction, (iv) enter into or engage in any operation or activity materially different from that presently being conducted by the Borrowers or any Subsidiary of the Borrowers, as the case may be; provided that (A) any Subsidiary of a Borrower may merge with and into a Borrower if such Borrower is the surviving entity; (B) Skechers may enter into any merger or consolidation transaction in connection with an acquisition permitted under Section 7.4(g) so long as Skechers is the surviving entity; (C) any Borrower and any Subsidiary of Borrower may change its name or its principal place of business so long as the Borrowers provide the Agent with thirty (30) days prior written notice thereof and the appropriate parties execute and deliver to the Agent, prior to making such change, all documents and agreements required by the Agent in order to ensure that the liens and security interests granted to the Agent, for the benefit of the Lenders, hereunder continue in effect without any break or lapse in perfection; and (D) Skechers Sport, LLC and Skechers Collection, LLC may be dissolved so long as their assets are transferred to a Borrower or one of the other Guarantors.

(e) Guaranty Obligations. Assume, guarantee, endorse, or otherwise become liable upon the obligations of any Person, except (i) pursuant to this Agreement and the other Loan Documents, (ii) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and (iii) guarantees of Permitted Indebtedness.

(f) Dividends and Distributions. Declare or pay any dividend or distribution of any kind on, or purchase, acquire, redeem or retire, any of its equity interests (of any class or type whatsoever), whether now or hereafter issued and outstanding, other than Permitted Distributions.

(g) Investments. (i)  make any advance or loan to, or any investment in, any Person other than Permitted Intercompany Loans and Permitted Intercompany Capital Contributions, or (ii) acquire all or substantially all of the assets of, or any capital stock or any equity interests in, any firm, entity or corporation, other than (A) current investments of the Borrowers and any Subsidiary of the Borrowers, as the case may be, in existing Subsidiaries of such entities; (B) investments of the type described in clause (i) above in an aggregate amount not to exceed $30,000,000 during any fiscal year of Skechers so long as so long as no Default or Event of Default shall have occurred and remain outstanding on the date any such investment is made, or would occur as a result of such making such investment, and Excess Availability is at least $50,000,000 for a period of 90 consecutive days prior to the date any such investment is made and immediately after giving effect to such investment; (C) acquisitions of the type described in clause (ii) above that each do not exceed $100,000,000 in aggregate consideration paid so long as so long as no Default or Event of Default shall have occurred and remain outstanding on the date any such acquisition is consummated, or would occur as a result of the consummation of such acquisition, and Excess Availability is at least $50,000,000 for a period of 90 consecutive days prior to the date any such acquisition is consummated and immediately after giving effect to the consummation of such acquisition; and (D) investments in cash and Cash Equivalents.

(h) Related Party Transactions. Enter into any transaction, including, without limitation, any purchase, sale, lease, loan or exchange of property, with any controlling shareholder, officer, director, parent (direct or indirect), Subsidiary (direct or indirect) or other Person otherwise affiliated with a Borrower or any Subsidiary of a Borrower, unless (i) such transaction otherwise complies with the provisions of this Agreement, (ii) such transaction is for the sale of goods or services rendered in the ordinary course of business and pursuant to the reasonable requirements of a Borrower or any Subsidiary of a Borrower, as the case may be, and upon standard terms and conditions and fair and reasonable terms, no less favorable to such entity than such entity could obtain in a comparable arms length transaction with an unrelated third party, and (iii) no Event of Default shall have occurred and remain outstanding at the time such transaction occurs, or would occur after giving effect to such transaction.

(i) Restricted Payments. Make any payment of the principal of, or interest on, any Subordinated Debt, or purchase, acquire or redeem any of the Subordinated Debt, unless (x) such payment, purchase, acquisition or redemption is expressly permitted by the terms of the applicable Subordination Agreement and (y) no Default or Event of Default shall have occurred and remain outstanding on the date on which such payment or transaction occurs, or would occur as a result thereof; provided that the Borrowers may make such payments in respect of Subordinated Debt that otherwise would not be permitted under the applicable Subordination Agreement in an amount not to exceed $100,000,000 in the aggregate during the term of this Agreement so long as no Default or Event of Default shall have occurred and remain outstanding on the date on which such payment occurs, or would occur as a result of such payment, and Excess Availability is at least $50,000,000 for a period of 90 consecutive days prior to the date such payment is made and immediately after giving effect to the making of such payment.

(j) Prohibited Uses of Proceeds. Use the proceeds of any Revolving Loan made under this Agreement, directly or indirectly, in violation of any applicable law or regulation, including without limitation Regulations T, U or X of the Board of Governors of the Federal Reserve System as from time to time in effect (and any successor regulation or official interpretation of such Board), or to purchase or carry any “margin stock,” as defined in Regulations U and X, or any “margin security,” “marginable OTC stock” or “foreign margin stock” within the meaning of Regulation T, U or X.

SECTION 8. Interest, Fees and Expenses

8.1 Interest. Interest on the outstanding principal balance of the Revolving Loans shall be charged as of the last day of each month. Interest shall be calculated hereunder, at the Borrowers’ election which election shall be made at least three (3) Business Days prior to the end of each month (and if not made then shall be based on the Chase Bank Rate then in effect) at a rate per annum equal to (a) the Applicable Margin plus the Chase Bank Rate or (b) the Applicable Margin plus the applicable LIBOR, on the average net principal balance of such Revolving Loans at the close of each day during such month, as reflected by CIT’s System. Any change in the rate of interest hereunder due to a change in the Chase Bank Rate or the applicable LIBOR will take effect as of the first day of the month following such change in the Chase Bank Rate or the applicable LIBOR. All interest rates shall be calculated based on a 360-day year and actual days elapsed.

8.2 Default Interest Rate. Upon the occurrence of an Event of Default, provided that the Agent has given the Borrowers written notice of such Event of Default (other than an Event of Default described in Section 10.1(c) of this Agreement, for which no written notice shall be required), all Obligations (other than Ledger Debt and Hedge Agreement Obligations) may, at the election of the Agent or Required Lenders, bear interest at the Default Rate of Interest until such Event of Default is waived or cured.

8.3 Fees and Expenses Relating to Letters of Credit.

(a) [Intentionally Omitted].

(b) Charges of Issuing Bank. The Borrowers agree to reimburse the Agent for any and all charges, fees, commissions, costs and expenses charged to the Agent for the Borrowers’ account by an Issuing Bank in connection with, or arising out of, Letters of Credit or out of transactions relating thereto, when charged to or paid by the Agent, or as may be due upon any termination of this Agreement.

8.4 Out-of Pocket Expenses. The Borrowers agree to reimburse the Agent and the Lenders for all Out-of-Pocket Expenses when charged to or paid by the Agent or the Lenders.

8.5 Line of Credit Fee. On the first day of each month, commencing on the first day of the month following the Restatement Effective Date, the Borrowers agree to pay to the Agent, for the ratable benefit of the Lenders, the Line of Credit Fee.

8.6 Loan Facility Fee. To induce the Lenders to enter into this Agreement and to extend to the Borrowers the Line of Credit, the Borrowers agree to pay to the Agent, for the benefit of the Lenders (other than CIT) and any participants, a Loan Facility Fee in the amount of $300,000, which shall be fully earned upon execution of this Agreement by the Agent, the initial Lenders hereunder and the Borrowers.

8.7 Fee Letter. To induce the Agent to enter into this Agreement, the Borrowers agree to pay to the Agent, for its sole and separate account, the fees set forth in the Fee Letter, which shall be fully earned upon execution of this Agreement by the Agent, the initial Lenders hereunder and the Borrowers.

8.8 Standard Operational Fees. In addition to all Out-of-Pocket Expenses incurred by the Agent in connection with any action taken under Section 7.2(a) hereof (but without duplication), the Borrowers agree to pay to the Agent, for its own account, (a) all Documentation Fees, (b) the Agent’s standard charges for any employee of the Agent used to conduct any of the examinations, verifications, inspections, physical counts and other valuations described in Section 7.2(a) hereof (currently $1,000 per person, per day), and (c) the Agent’s standard charges for each wire transfer made by the Agent to or for the benefit of the Borrowers (currently $30), provided that such standard charges may be increased by the Agent from time to time. Such charges shall be due and payable in accordance with the Agent’s standard practices, as in effect from time to time.

8.9 LIBOR Loans.

(a) [Intentionally Omitted].

(b) Restrictions Affecting the Making or Funding of LIBOR Loans. Notwithstanding any other provision of this Agreement to the contrary, if any law, regulation, treaty or directive, or any amendment thereto or change in the interpretation or application thereof, shall make it unlawful for any Lender to make or maintain any LIBOR Loan, then (x) such LIBOR Loan shall convert automatically to a Chase Bank Rate Loan at the end of the current month, or such earlier date as may be required by such law, regulation, treaty or directive, and (y) the obligation of the Agent or the Lenders thereafter to make or continue LIBOR Loans and to convert Chase Bank Rate Loans into LIBOR Loans hereunder shall be suspended until the Agent determines that it is no longer unlawful for any Lender to make and maintain LIBOR Loans as contemplated herein. In addition, in the event that, by reason of any Regulatory Change, any Lender either (x) incurs any material additional costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender which includes deposits by reference to which the interest rate on LIBOR Loans is determined hereunder, or a category of extensions of credit or other assets of such Lender which includes LIBOR Loans, or (y) becomes subject to any material restrictions on the amount of such a category of liabilities or assets which such Lender may hold, then if the Agent so elects by notice to the Borrowers, the obligations of the Agent and the Lenders thereafter to make or continue LIBOR Loans and to convert Chase Bank Rate Loans into LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect.

(c) Inability to Determine LIBOR. Notwithstanding any other provision of this Agreement to the contrary, if the Agent determines in the exercise of its reasonable business judgment (which determination shall be conclusive and binding upon the Borrowers) that by reason of circumstances affecting the interbank LIBOR market, adequate and reasonable means do not exist for ascertaining LIBOR with respect to any election of a new LIBOR Loan, the Agent shall give written notice of such determination to the Borrowers prior to the effective date of such election. Upon receipt of such notice, the Funds Administrator may cancel the Funds Admnistrator’s request for such new LIBOR Loan, in which case the requested LIBOR Loan shall be made as a Chase Bank Rate Loan. Until such notice has been withdrawn by the Agent, the obligations of the Agent and the Lenders thereafter to make or continue LIBOR Loans and to convert Chase Bank Rate Loans into LIBOR Loans hereunder shall be suspended until the Agent determines that adequate and reasonable means again exist for ascertaining LIBOR with respect to any election of a new LIBOR Loan.

(d) Compensation for Costs. The Borrowers hereby agree to pay to the Agent, for the benefit of the Lenders, on demand, any additional amounts necessary to compensate the Lenders for any costs incurred by the Lenders in making any conversions from LIBOR Loans to Chase Bank Rate Loans, including, without limitation, breakage costs provided for in Section 8.10 of this Agreement.

(e) Loan Participants. For purposes of this Section 8.9, the term “Lender” shall include any financial institution that purchases from any Lender a participation in the loans made by such Lender to the Borrowers hereunder.

8.10 LIBOR Breakage Costs and Fees. In the event that the Borrowers (i) pay all or any part of the principal amount of a LIBOR Loan on a date prior to the last day of the month for which such LIBOR Loan was elected, (ii) fail to borrow a LIBOR Loan, or fail to convert a Chase Bank Rate Loan to a LIBOR Loan, on the date for such borrowing or conversion specified in the relevant request to the Agent, or (iii) fail to pay to the Agent the principal of, or interest on, any LIBOR Loan when due, the Borrowers agree to pay to the Agent and each Lender (without duplication), on demand, such amount as shall compensate the Agent or any Lender for any actual loss, cost or expense that the Agent or any Lender may sustain or incur as a result of such event (including, without limitation, any interest or fees payable by the Agent or any Lender to lenders or depositors of funds obtained by the Agent or any Lender in order to make or maintain any LIBOR Loans under this Agreement), and (z) in the case of a prepayment of any LIBOR Loan, the excess (if any) of the amount of interest that would have accrued on such loan from the first day of the applicable month to the date of prepayment, assuming that such loan was a Chase Bank Rate Loan, over the amount of interest that actually accrued on such loan from the first day of such month to the date of prepayment. The determination by the Agent or any Lender of the amount of any such loss, cost or expense described in clause (y) of the preceding sentence, when set forth in a written notice to the Borrowers containing the Agent’s or any Lender’s calculations thereof in reasonable detail, shall constitute prima facie evidence of such amount.

8.11 [Intentionally Omitted].

8.12 Capital Adequacy. In the event that any Lender, subsequent to the Restatement Effective Date, determines in the exercise of its reasonable business judgment that (x) any change in applicable law, rule, regulation or guideline regarding capital adequacy, or (y) any change in the interpretation or administration thereof, or (z) compliance by such Lender with any new request or directive regarding capital adequacy (whether or not having the force of law) of any central bank or other governmental or regulatory authority, has or would have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) by an amount deemed material by such Lender in the exercise of its reasonable business judgment, the Borrowers agree to pay to such Lender, no later than five (5) days following demand by such Lender, such additional amount or amounts as will compensate such Lender for such reduction in rate of return. In determining such amount or amounts, such Lender may use any reasonable averaging or attribution methods. The protection of this Section 8.12 shall be available to any Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition. A certificate of a Lender setting forth such amount or amounts as shall be necessary to compensate such Lender with respect to this Section 8.12 and the calculation thereof, when delivered to the Borrowers, shall constitute prima facie evidence of such amount or amounts. In the event a Lender exercises its rights pursuant to this Section 8.12, and subsequent thereto determines that the amounts paid by the Borrowers exceeded the amount which such Lender actually required to compensate such Lender for any reduction in rate of return on its capital, such excess shall be returned to the Borrowers by such Lender.

8.13 Taxes, Reserves and Other Conditions. In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by any Lender with any new request or directive (whether or not having the force of law) of any central bank or other governmental or regulatory authority, shall:

(a) subject such Lender to any tax of any kind whatsoever with respect to this Agreement or change the basis of taxation of payments to such Lender of principal, fees, interest or any other amount payable hereunder or under any other Loan Documents (except for changes in the rate of tax on the overall net income of such Lender by the federal government or other jurisdiction in which it maintains its principal office);

(b) impose or require any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by such Lender by reason of or in respect to this Agreement and the Loan Documents, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c) impose on such Lender any other condition with respect to this Agreement or any other document;

and the result of any of the foregoing is to (i) increase the cost to such Lender of making, renewing or maintaining such Lender’s loans hereunder by an amount deemed material by such Lender in the exercise of its reasonable business judgment, or (ii) reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the loans made hereunder by an amount that such Lender deems to be material in the exercise of its reasonable business judgment, the Borrowers agree to pay to such Lender, no later than five (5) days following demand by such Lender, such additional amount or amounts as will compensate such Lender for such increase in cost or reduction in payment, as the case may be. A certificate of any Lender setting forth such amount or amounts as shall be necessary to compensate such Lender with respect to this Section 8.13 and the calculation thereof, when delivered to the Borrowers, shall constitute prima facie evidence of such amount or amounts. In the event any Lender exercises its rights pursuant to this Section 8.13, and subsequent thereto determines that the amounts paid by the Borrowers in whole or in part exceeded the amount which such Lender actually required to compensate such Lender for any increase in cost or reduction in payment, such excess shall be returned to the Borrowers by such Lender.

8.14 Authority to Charge Revolving Loan Account. The Borrowers hereby authorize the Agent to charge the Revolving Loan Account with the amount of all payments due under this Section 8 as such payments become due. Any amount charged to the Revolving Loan Account shall be deemed a Chase Bank Rate Loan hereunder and shall bear interest at the rate provided in Section 8.1 (or Section 8.2, if applicable) of this Agreement. The Borrowers confirm that any charges which the Agent may make to the Revolving Loan Account as provided herein will be made as an accommodation to the Borrowers and solely at the Agent’s discretion.

8.15 Interest on Credit Balances. To the extent CIT is holding any credit balances in its account for the Borrowers, interest shall be credited to the Borrowers as of the last day of each month based on the daily credit balances in such account for that month at a rate equal to two and three-quarters percent (2.75%) per annum below the Chase Bank Rate then in effect. Any change in the rate of interest hereunder due to a change in the Chase Bank Rate will take effect as of the first day of the month following such change in the Chase Bank Rate.

8.16 Replacement of Affected Lender. If any Lender requests additional amounts under Section 8.12 or 8.13 (any such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (a) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 8.12 or 8.13 and (b) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. The Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate the Borrowers’ obligation to pay any future amounts to such Affected Lender, then the Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 8.12 or 8.13) may (i) designate another financial institution reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s rights hereunder (a “Replacement Lender”), and such Affected Lender shall assign to the Replacement Lender its Obligations, without recourse upon or warranty by (except as to title) such Affected Lender, and upon such purchase by such Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement.

SECTION 9. Powers

9.1 Authority. The Borrowers hereby authorize the Agent, or any Person or agent which the Agent may designate, at the Borrowers’ cost and expense, to exercise all of the following powers, which authority shall be irrevocable until the termination of this Agreement and the full and final payment and satisfaction of the Obligations:

(a) To receive, take, endorse, sign, assign and deliver, all in the name of the Agent or the Borrowers, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral;

(b) To receive, open and dispose of all mail addressed to the Borrowers, and to notify postal authorities to change the address for delivery thereof to such address as the Agent may designate;

(c) To request from customers indebted on Accounts at any time, in the name of the Agent, information concerning the amounts owing on the Accounts;

(d) To request from customers indebted on Accounts at any time, in the name of the Borrowers, any certified public accountant designated by the Agent or any other designee of the Agent, information concerning the amounts owing on the Accounts;

(e) To transmit to customers indebted on Accounts notice of the Agent’s interest therein and to notify customers indebted on Accounts to make payment directly to the Agent for the Borrowers’ account; and

(f) To take or bring, in the name of the Agent, the Lenders or the Borrowers, all steps, actions, suits or proceedings deemed by the Agent necessary or desirable to enforce or effect collection of the Accounts.

9.2 Limitations on Exercise. Notwithstanding any other provision of this Agreement to the contrary, the powers set forth in Sections 9.1(b), (c), (e) and (f) may only be exercised if an Event of Default shall have occurred and remain outstanding.

SECTION 10. Events of Default and Remedies

10.1 Events of Default. Each of the following events shall constitute an “Event of Default” under this Agreement:

(a) the cessation of the business of any Borrower or any Guarantor (except as permitted under Section 7.4(d)), or the calling of a meeting of the creditors of any Borrower or any Guarantor for purposes of compromising its debts and obligations;

(b) the failure of any Borrower or any Guarantor to generally meet its debts as those debts mature;

(c) (i) the commencement by any Borrower or any Guarantor of any bankruptcy, insolvency, arrangement, reorganization, receivership, assignment for the benefit of creditors or similar proceedings under any federal or state law; or (ii) the commencement against any Borrower or any Guarantor of any bankruptcy, insolvency, arrangement, reorganization, receivership, assignment for the benefit of creditors or similar proceeding under any federal or state law by creditors of any of them, but only if such proceeding is not contested by such Borrower or such Guarantor, within ten (10) days and not dismissed or vacated within thirty (30) days of commencement, or any of the actions or relief sought in any such proceeding shall occur or be authorized by any Borrower or any Guarantor;

(d) the breach or violation by any Borrower of any warranty, representation or covenant contained in this Agreement (other than those referred to in Section 10.1(e) below), provided that such breach or violation shall not be deemed to be an Event of Default unless such Borrower fails to cure such breach or violation to the Agent’s reasonable satisfaction within ten (10) Business Days from the date of such breach or violation;

(e) the breach or violation by any Borrower of any warranty, representation or covenant contained in Sections 6.3, 6.4, 6.5, 7.2(c), 7.2(g), 7.3 and 7.4;

(f) the failure of any Borrower to pay any of the Obligations (other than Ledger Debt or Hedge Agreement Obligations) within five (5) Business Days of the due date thereof, provided that nothing contained herein shall prohibit the Agent from charging such amounts to the Revolving Loan Account on the due date thereof;

(g) any Borrower shall (i) engage in any “prohibited transaction” as defined in ERISA, (ii) incur any “accumulated funding deficiency” as defined in ERISA, (iii) incur any “reportable event” as defined in ERISA, (iv) terminate any “plan”, as defined in ERISA or (v) become involved in any proceeding in which the Pension Benefit Guaranty Corporation shall seek appointment, or is appointed, as trustee or administrator of any “plan”, as defined in ERISA, and with respect to this Section 10.1(g), such event or condition either (x) remains uncured for a period of thirty (30) days from date of occurrence and (y) could, in the Agent’s reasonable business judgment, subject such Borrower to any tax, penalty or other liability having a Material Adverse Effect;

(h) the occurrence of any default or event of default (after giving effect to any applicable grace or cure period) under any of the other Loan Documents, or any of the other Loan Documents ceases to be valid, binding and enforceable in accordance with its terms;

(i) the occurrence of any default or event of default (after giving effect to any applicable grace or cure period) under (i)  any instrument or agreement evidencing or governing the Subordinated Debt or (ii) any instrument or agreement evidencing or governing other Indebtedness of any Borrower having a principal amount in excess of $5,000,000;

(j) any Borrower shall modify the terms or provisions of any agreement, instrument or other document relating to any Subordinated Debt without the Agent’s prior written consent, unless such modification is permitted by the applicable Subordination Agreement;

(k) a Change of Control shall occur;

(l) a final judgment for the payment of money in excess of $2,500,000 shall be rendered against any Borrower or any Guarantor (other than a judgment as to which a financially sound and reputable insurance company has acknowledged coverage of such claim in writing), and either (i) within thirty (30) days after the entry of such judgment, shall not have been discharged or stayed pending appeal (or if stayed pending appeal, shall not have been discharged within thirty (30) days after the entry of a final order of affirmance on appeal), or (ii) enforcement proceedings shall be commenced by any holder of such judgment; or

(m) any Guarantor shall attempt to terminate its Guaranty or deny that such Guarantor has any liability thereunder, or any Guaranty shall be declared null and void and of no further force and effect.

10.2 Remedies With Respect to Outstanding Loans. Upon the occurrence of a Default or an Event of Default, at the option of the Agent or the Required Lenders, all loans, advances and extensions of credit provided for in Sections 3, 4 and 5 of this Agreement thereafter shall be made in the Agent’s and the Lenders’ discretion, and the obligation of the Agent and the Lenders to make Revolving Loans, and to assist the Borrowers in opening Letters of Credit, shall cease unless such Default is cured to the satisfaction of the Required Lenders or such Event of Default is waived in accordance herewith. In addition, upon the occurrence of an Event of Default, the Agent may, at its option, and the Agent shall, upon the request of the Required Lenders, (a) declare all Obligations immediately due and payable, (b) charge the Borrowers the Default Rate of Interest on all then outstanding or thereafter incurred Obligations (other than Ledger Debt and Hedge Agreement Obligations) in lieu of the interest provided for in Sections 8.1 of this Agreement, provided that the Agent has given the Borrowers written notice of such Event of Default if required by Section 8.2, and (c) immediately terminate this Agreement upon notice to the Borrowers. Notwithstanding the foregoing, (x) the Agent’s and the Lenders’ commitments to make loans, advances and extensions of credit provided for in Sections 3, 4 and 5 of this Agreement automatically shall terminate without any declaration, notice or demand by the Agent or the Lenders upon the commencement of any proceeding described in clause (ii) of Section 10.1(c), and (y) this Agreement automatically shall terminate and all Obligations shall become due and payable immediately without any declaration, notice or demand by the Agent or the Lenders, upon the commencement of any proceeding described in clause (i) of Section 10.1(c) or the occurrence of an Event of Default described in clause (ii) of Section 10.1(c). The exercise of any option is not exclusive of any other option that may be exercised at any time by the Agent or the Lenders.

10.3 Remedies With Respect to Collateral. Immediately after the occurrence of an Event of Default, the Agent may, at its option, and the Agent shall, upon the request of the Required Lenders, to the extent permitted by applicable law: (a) remove from any premises where same may be located any and all books and records, computers, electronic media and software programs associated with any Collateral (including electronic records, contracts and signatures pertaining thereto), documents, instruments and files, and any receptacles or cabinets containing same, relating to the Accounts, and the Agent may use, at the Borrowers’ expense, such of the Borrowers’ personnel, supplies or space at the Borrowers’ place of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon; (b) bring suit, in the name of the Borrowers, the Lenders or the Agent on behalf of the Lenders, and generally shall have all other rights respecting the Accounts, including, without limitation, the right to (i) accelerate or extend the time of payment, (ii) settle, compromise, release in whole or in part any amounts owing on any Accounts and (iii) issue credits in the name of the Borrowers or the Agent; (c) sell, assign and deliver the Collateral and any returned, reclaimed or repossessed merchandise, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at the Agent’s sole option and discretion, and the Agent, on behalf of the Lenders, may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by the Borrowers; (d) foreclose the Agent’s security interests in the Collateral by any available judicial procedure, or take possession of any or all of the Collateral without judicial process, and to enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same; and (e) exercise any other rights and remedies provided in law, in equity, by contract or otherwise. The Agent shall have the right, without notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral whether in its then condition or after further preparation or processing, in the name of the Borrowers or the Agent, on behalf of the Lenders, or in the name of such other party as the Agent may designate, either at public or private sale or at any broker’s board, in lots or in bulk, for cash or for credit, with or without warranties or representations (including, without limitation, warranties of title, possession, quiet enjoyment and the like), and upon such other terms and conditions as the Agent in its sole discretion may deem advisable, and the Agent shall have the right to purchase at any such sale on behalf of the Lenders. If any Inventory shall require rebuilding, repairing, maintenance or preparation, the Agent shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory in such saleable form as the Agent shall deem appropriate. The Borrowers agree, at the request of the Agent, to assemble the Inventory, and to make it available to the Agent at premises of the Borrowers or elsewhere and to make available to the Agent the premises and facilities of the Borrowers for the purpose of the Agent’s taking possession of, removing or putting the Inventory in saleable form. If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days notice shall constitute reasonable notification and full compliance with the law. The net cash proceeds resulting from the Agent’s exercise of any of the foregoing rights (after deducting all Out-of-Pocket Expenses relating thereto) shall be applied by the Agent to the payment of the Obligations in the order set forth in Section 10.4 hereof, and the Borrowers shall remain liable to the Agent and the Lenders for any deficiencies, and the Agent in turn agrees to remit to the Borrowers or their successors or assigns, any surplus resulting therefrom. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other right of the Agent or the Lenders under applicable law or the other Loan Documents, all of which shall be cumulative.

10.4 Application of Proceeds. The Agent agrees to apply the net cash proceeds resulting from the Agent’s exercise of any of the foregoing rights (after deducting all Out-of-Pocket Expenses relating thereto) to the payment of the Obligations in the following order:

(a) first, to all unpaid Out of Pocket Expenses;

(b) second, to all accrued and unpaid fees owed to the Agent and the Lenders;

(c) third, to accrued and unpaid interest on the Obligations (other than Ledger Debt and Hedge Agreement Obligations);

(d) fourth, to the unpaid principal amount of the Obligations (other than Ledger Debt and Hedge Agreement Obligations), including amounts necessary to cash collateralize any outstanding Letters of Credit in an amount equal to 110% of the face amount of such Letters of Credit;

(e) fifth, to the unpaid principal amount of Obligations consisting of Hedge Agreement Obligations; and

(f) sixth, to the unpaid principal amount of Obligations consisting of Ledger Debt.

10.5 General Indemnity. In addition to the Borrowers’ agreement to reimburse the Agent and the Lenders for Out-of-Pocket Expenses, but without duplication, each Borrower hereby agrees to indemnify the Agent and the Lenders, and each of their respective officers, directors, employees, attorneys and agents (each, an “Indemnified Party”) from, and to defend and hold each Indemnified Party harmless against, any and all losses, liabilities, obligations, claims, actions, judgments, suits, damages, penalties, costs, fees, expenses (including reasonable attorney’s fees) of any kind or nature which at any time may be imposed on, incurred by, or asserted against, any Indemnified Party:

(a) as a result of the Agent’s or the Lenders, exercise of (or failure to exercise) any of their respective rights and remedies hereunder, including, without limitation, (i) any sale or transfer of the Collateral, (ii) the preservation, repair, maintenance, preparation for sale or securing of any Collateral, and (iii) the defense of the Agent’s interests in the Collateral (including the defense of claims brought by any Borrower as a debtor-in-possession or otherwise, any secured or unsecured creditors of the Borrowers, or any trustee or receiver in bankruptcy);

(b) as a result of any environmental pollution, hazardous material or environmental clean-up relating to the Real Estate or to real property that is leased by a Borrower, the Borrowers’ operation and use of the Real Estate or of real property that is leased by a Borrower, and the Borrowers’ off-site disposal practices;

(c) arising from or relating to (i) the maintenance and operation of any Depository Account, (ii) any Depository Account Control Agreements and (iii) any action taken (or failure to act) by any Indemnified Party with respect thereto;

(d) in connection with any regulatory investigation or proceeding by any regulatory authority or agency having jurisdiction over the Borrowers; and

(e) otherwise relating to or arising out of the transactions contemplated by this Agreement and the other Loan Documents, or any action taken (or failure to act) by any Indemnified Party with respect thereto;

provided that an Indemnified Party’s conduct in connection with the any of the foregoing matters does not constitute gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. This indemnification shall survive the termination of this Agreement and the payment and satisfaction of the Obligations.

SECTION 11. Termination

Except as otherwise provided in Section 10.2 hereof, the Required Lenders (acting through the Agent) may terminate this Agreement and the Line of Credit only as of the initial or any subsequent Termination Date, and then only by the Agent giving the Borrowers at least sixty (60) days prior written notice of termination. The Borrowers may terminate this Agreement at any time prior to any Termination Date upon thirty (30) days prior written notice to the Agent. THIS AGREEMENT, UNLESS TERMINATED AS HEREIN PROVIDED, SHALL AUTOMATICALLY CONTINUE FROM TERMINATION DATE TO TERMINATION DATE. All Obligations shall become due and payable in full on the date of any termination hereunder and, pending a final accounting of the Obligations, the Agent may withhold any credit balances in the Revolving Loan Account (unless supplied with an indemnity satisfactory to the Agent) as a cash reserve to cover any contingent Obligation then outstanding, including, but not limited to, an amount equal to 110% of the face amount of any outstanding Letters of Credit, or, alternatively, the Borrowers may provide backup letters of credit in an amount equal to 110% of the face amount of any outstanding Letters of Credit, issued by a bank and in form and substance satisfactory to the Agent. All of the Agent’s and the Lenders’ rights, liens and security interests granted pursuant to the Loan Documents shall continue after any termination of this Agreement until all Obligations have been fully and finally paid and satisfied.

SECTION 12. Miscellaneous

12.1 Waivers. Each Borrower hereby waives diligence, demand, presentment, protest and any notices thereof as well as notices of nonpayment, intent to accelerate and acceleration. No waiver of an Event of Default shall be effective unless such waiver is in writing and signed by the Agent and the Required Lenders. No delay or failure of the Agent or the Lenders to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or remedy, or shall operate as a waiver of such right or remedy, or as a waiver of such Event of Default. A waiver on any occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. No single or partial exercise by the Agent or the Lenders of any right or remedy precludes any other or further exercise thereof, or precludes any other right or remedy.

12.2 Entire Agreement; Amendments. This Agreement and the other Loan Documents: (a) constitute the entire agreement among the Borrowers, the Agent and/or the Lenders; (b) supersede any prior agreements (other than the Surviving Loan Documents) relating to the Existing Loan Agreement, including without limitation the Existing Loan Agreement and any guaranties and guarantor security agreements executed by any Person in connection with the Existing Loan Agreement; (c) subject to the provisions of Section 14.10 hereof that relate to matters subject to the approval of all Lenders, may be amended only by a writing signed by the Borrowers, the Agent and the Required Lenders; and (d) shall bind and benefit the Borrowers, the Agent, the Lenders and their respective successors and assigns. Should the provisions of any other Loan Document conflict with the provisions of this Agreement, the provisions of this Agreement shall apply and govern.

12.3 Usury Limit. In no event shall the Borrowers, upon demand by the Agent for payment of any indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law. Regardless of any provision herein or in any agreement made in connection herewith, the Agent and the Lenders shall never be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under applicable law. If the Agent or the Lenders ever receive, collect or apply any such excess, it shall be deemed a partial repayment of principal and treated as such. If as a result, the entire principal amount of the Obligations is paid in full, any remaining excess shall be refunded to the Borrowers. This Section 12.3 shall control every other provision of the Agreement, the other Loan Documents and any other agreement made in connection herewith.

12.4 Severability. If any provision hereof or of any other Loan Document is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision’s severance. Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.

12.5 WAIVER OF JURY TRIAL; SERVICE OF PROCESS. THE BORROWERS, THE AGENT AND THE LENDERS EACH HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREUNDER. EACH BORROWER HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED. IN NO EVENT WILL THE AGENT OR THE LENDERS BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

12.6 Notices. Except as otherwise herein provided, any notice or other communication required hereunder shall be in writing (messages sent by e-mail or other electronic transmission (other than by telecopier) shall not constitute a writing, however any signature on a document or other writing that is transmitted by e-mail or telecopier shall constitute a valid signature for purposes hereof), and shall be deemed to have been validly served, given or delivered when received by the recipient if hand delivered, sent by commercial overnight courier or sent by facsimile, or three (3) Business Days after deposit in the United States mail, with proper first class postage prepaid and addressed to the party to be notified as follows:

(a) if to the Agent, at:

The CIT Group/Commercial Services, Inc.

300 South Grand Avenue

Los Angeles, California 90071

Attn: Darrin Beer

Telecopier No.: (213) 576-4671;

(b) if to the Borrowers at:

Skechers U.S.A., Inc.

228 Manhattan Beach Boulevard, #200

Manhattan Beach, California 90266

Attn: Chief Financial Officer

Telecopier No.: (310) 798-7961;

with a copy to:

Skechers U.S.A., Inc.

228 Manhattan Beach Boulevard, #200

Manhattan Beach, California 90266

Attn: General Counsel

Telecopier No.: (310) 798-7961;

(c) if to any Lender, at its address set forth below its signature to this Agreement or its address specified in the Assignment and Transfer Agreement executed by such Lender; or

(d) to such other address as any party may designate for itself by like notice.

12.7 Judicial Reference. The parties to this Agreement prefer that any dispute between or among them be resolved in litigation subject to a jury trial waiver as set forth in Section 12.5. If, however, under the then applicable law of the jurisdiction in which a party seeks to commence any such litigation, a pre-dispute jury trial waiver of the type provided for in Section 12.5 is unenforceable in litigation to resolve any dispute, claim, cause of action or controversy under this Agreement or any other Loan Document (each, a “Claim”), then, upon the written request of such party, such Claim, including any and all questions of law or fact relating thereto, shall be determined exclusively by a judicial reference proceeding. Except as otherwise provided in Section 12.5, venue for any such reference proceeding shall be in the state or federal court in the County or District where venue is appropriate under applicable law (the “Court”). The parties shall select a single neutral referee, who shall be a retired state or federal judge. If the parties cannot agree upon a referee, the Court shall appoint the referee. The referee shall report a statement of decision to the Court. Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral or obtain provisional remedies (including, without limitation, claim and delivery, injunctive relief, attachment or the appointment of a receiver). The parties shall bear the fees and expenses of the referee equally unless the referee orders otherwise. The referee also shall determine all issues relating to the applicability, interpretation, and enforceability of this Section 12.7. The parties acknowledge that any Claim determined by reference pursuant to this Section 12.7 shall not be adjudicated by a jury.

12.8 CHOICE OF LAW. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, EXCEPT TO THE EXTENT THAT ANY OTHER LOAN DOCUMENT INCLUDES AN EXPRESS ELECTION TO BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION.

12.9 Amendment and Restatement; No Novation. This Agreement amends and restates the Existing Loan Agreement in its entirety. This Agreement, however, does not extinguish the obligations for the payment of money outstanding under the Existing Loan Agreement or discharge or release the obligations or the liens or priority of any mortgage, pledge, security agreement or any other security granted or executed by any of the Borrowers in connection with the Existing Loan Agreement, except to the extent that the Collateral under this Agreement does not include some of the types of collateral that were included in the Existing Loan Agreement. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Existing Loan Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of the Borrowers from any of their obligations or liabilities under the Existing Loan Agreement or any of the Surviving Loan Documents. Each Borrower hereby (a) confirms and agrees that each of the Surviving Loan Documents is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Restatement Effective Date all references in any Surviving Loan Document to “the Loan Agreement,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Existing Loan Agreement shall mean the Existing Loan Agreement as amended and restated in its entirety by this Agreement; and (b) confirms and agrees that to the extent that any Surviving Loan Document purports to assign or pledge to Agent or to grant to Agent a security interest in or lien on, any collateral, such pledge or assignment or grant of the security interest or lien is hereby ratified and confirmed in all respects. Without limiting the generality of the foregoing, Skechers II hereby acknowledges and agrees that the Assignment for Security of Patents, Trademarks and Copyrights dated June 15, 1999 between Skechers II and Heller is hereby confirmed and ratified and shall henceforth be deemed to secure the Obligations and that such agreement hereby is modified accordingly.

12.10 Joint and Several Liability.

(a) Joint and Several Liability. All Revolving Loans made to the Borrowers shall be deemed jointly funded to, and received by, the Borrowers. Each Borrower jointly and severally agrees to pay, and shall be jointly and severally liable for the payment and performance of, all Obligations. Each Borrower acknowledges and agrees that the joint and several liability of the Borrowers is provided as an inducement to the Agent and the Lenders to provide loans and other financial accommodations to the Borrowers, and that each such loan or other financial accommodation shall be deemed to have been done or extended by the Agent and the Lenders in consideration of, and in reliance upon, the joint and several liability of the Borrowers. The joint and several liability of each Borrower hereunder is absolute, unconditional and continuing, regardless of the validity or enforceability of any of the Obligations, or the fact that a security interest or lien in any Collateral may not be enforceable or subject to equities or defenses or prior claims in favor of others, or may be invalid or defective in any way and for any reason. Each Borrower hereby waives: (i) all notices to which such Borrower may be entitled as a co-obligor with respect to the Obligations, including, without limitation, notice of (x) acceptance of this Agreement, (y) the making of loans or other financial accommodations under this Agreement, or the creation or existence of the Obligations, and (z) presentment, demand, protest, notice of protest and notice of non-payment; and (ii) all defenses based on (w) any modification (or series of modifications) of this Agreement or the other Loan Documents that may create a substituted contract, or that may fundamentally alter the risks imposed on such Borrower hereunder, (x) the release of any other Borrower from its duties under this Agreement or the other Loan Documents, or the extension of the time of performance of any other Borrower’s duties hereunder or thereunder, (y) the taking, releasing, impairment or abandonment of any Collateral, or the settlement, release or compromise of the Obligations or any other Borrower’s or Guarantor’s liabilities with respect to all or any portion of the Obligations, or (z) any other act (or any failure to act) that fundamentally alters the risks imposed on such Borrower by virtue of its joint and several liability hereunder. It is the intent of each Borrower by this paragraph to waive any and all suretyship defenses available to such Borrower with respect to the Obligations, whether or not specifically enumerated above.

(b) Subrogation and Contribution Rights. Each Borrower hereby agrees that until the full and final payment and satisfaction of the Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement, such Borrower will not exercise any subrogation, contribution or other right or remedy against any other Borrower or any security for any of the Obligations arising by reason of such Borrower’s performance or satisfaction of its joint and several liability hereunder. In addition, each Borrower agrees that (i) such Borrower’s right to receive any payment of amounts due with respect to such subrogation, contribution or other rights is subordinated to the full and final payment and satisfaction of the Obligations, and (ii) such Borrower agrees not to demand, sue for or otherwise attempt to collect any such payment until the full and final payment and satisfaction of the Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement.

SECTION 13. Agreements Regarding the Lenders

13.1 Copies of Statements and Financial Information. The Agent shall forward to each Lender a copy of the monthly loan account statement delivered by the Agent to the Borrowers. In addition, the Agent agrees to provide the Lenders with copies of all financial statements, projections and business plans of the Borrowers and the Guarantors that the Agent receives from the Borrowers or their advisors from time to time, without any duty to confirm or verify that such information is true, correct or complete.

13.2 Payments of Interest and Fees. After the Agent’s receipt of, or charging of, any interest and fees earned under this Agreement, the Agent agrees to remit promptly to the Lenders their respective Pro Rata Percentages of:

(a) fees payable by the Borrowers hereunder; provided that the Lenders shall not share in any Documentation Fees or, except as otherwise provided, the other fees set forth in Sections 8.7 and 8.8 of this Agreement; and

(b) interest paid on the outstanding principal amount of Revolving Loans, calculated based on the outstanding amount of Revolving Loans advanced by each of the Lenders as of each Settlement Date during the period for which interest is paid.

13.3 Defaulting Lender. In the event that any Lender fails to make available to the Agent such Lender’s Pro Rata Percentage of any borrowing by the Borrowers on the Settlement Date in accordance with the provisions of Section 3.1(d) hereof, and the Borrowers do not repay to the Agent such Lender’s Pro Rata Percentage of the borrowing within three (3) Business Days of such borrowing, the Agent shall have the right to recover such Lender’s Pro Rata Percentage of the borrowing directly from such Lender, together with interest thereon from the date of the borrowing at the rate per annum applicable to such borrowing. In addition, until the Agent recovers such amount, (x) such Lender shall not be entitled to receive any payments under Section 13.2 hereof, and (y) for purposes of voting on or consenting to other matters with respect to this Agreement or the other Loan Documents, such Lender’s Commitment shall be deemed to be zero and such Lender shall not be considered to be a Lender.

13.4 Participations and Assignments.

(a) Participations. With the prior written consent of the Agent (which consent will not unreasonably be withheld), the Lenders may sell to one or more commercial banks, commercial finance lenders or other financial institutions, participations in the loans and other extensions of credit made and to be made to the Borrowers hereunder. The Borrowers acknowledge that in selling such participations, the Lenders may grant to participants certain rights to consent to waivers, amendments and other actions with respect to this Agreement, provided that the consent of any participant shall be limited solely to matters as to which all Lenders must consent under Section 14.10 hereof. Except for the consent rights set forth above, no participant shall have any rights as a Lender hereunder, and notwithstanding the sale of any participation by a Lender, such Lender shall remain solely responsible to the other parties hereto for the performance of such Lender’s obligations hereunder, and the Borrowers, the Agent and the other Lenders may continue to deal solely with such Lender with respect to all matters relating to this Agreement and the transactions contemplated hereby. In addition, all amounts payable under this Agreement to a Lender which sells a participation in accordance with this paragraph shall continue to be paid directly to such Lender.

(b) Assignments. With the prior written consent of the Agent and, so long as no Event of Default has occurred and remains outstanding, the Borrowers (which consents will not unreasonably be withheld or delayed) the Lenders may assign all or any portion of their respective rights and obligations under this Agreement to commercial banks, commercial finance lenders or other financial institutions; provided that the Borrowers’ consent shall not be required for an assignment to an Eligible Assignee; and provided, further, that (i) the principal amount of loans assigned to any institution shall not be less than $5,000,000 and (ii) the assignor or the assignee shall pay to the Agent an assignment processing and recording fee of One Thousand Dollars ($1,000.00) for the Agent’s own account. Each assignment of a Commitment hereunder must be made pursuant to an Assignment and Transfer Agreement. From and after the effective date of an Assignment and Transfer Agreement, (i) the assignee thereunder shall become a party to this Agreement and, to the extent that rights and obligations hereunder have been assigned to such assignee pursuant to such assignment, shall have all rights and obligations of a Lender hereunder, and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by such Lender pursuant to such assignment, shall relinquish its rights and be released from its obligations under this Agreement.

(c) Cooperation of the Borrowers. If necessary, the Borrowers agree to (i) execute any documents (including new Promissory Notes) reasonably required to effectuate and acknowledge each assignment of a Commitment made pursuant to an Assignment and Transfer Agreement, (ii) make the Borrowers’ management available to meet with the Agent and prospective participants and assignees of Commitments and (iii) assist the Agent or the Lenders in the preparation of information relating to the financial affairs of the Borrowers and the Guarantors as any prospective participant or assignee of a Commitment reasonably may request. Subject to the provisions of Section 13.7, each Borrower authorizes each Lender to disclose to any prospective participant or assignee of a Commitment, any and all information in such Lender’s possession concerning the Borrowers, the Guarantors and their respective financial affairs which has been delivered to such Lender by or on behalf of the Borrowers and the Guarantors pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of the Borrowers and the Guarantors in connection with such Lender’s credit evaluation of the Borrowers and the Guarantors prior to entering into this Agreement.

13.5 Sharing of Liabilities. In the event that the Agent, the Lenders or any of them is sued or threatened with a suit, action or claim by any Borrower, any of the Guarantors, or by a creditor, committee of creditors, trustee, receiver, liquidator, custodian, administrator or other similar official acting for or on behalf of any Borrower or any of the Guarantors, on account of (a) any preference, fraudulent conveyance or other voidable transfer alleged to have occurred or been received as a result of the operation of this Agreement or the transactions contemplated hereby, or (b) any lender liability theory based on any action taken or not taken by such Person in connection with this Agreement or the transactions contemplated hereby, any money paid in satisfaction or compromise of such suit, action, claim or demand, and any expenses, costs and attorneys’ fees paid or incurred in connection therewith (whether by the Agent, the Lenders or any of them), shall be shared proportionately by the Lenders according to their respective Pro Rata Percentages, except to the extent that such Person’s own gross negligence or willful misconduct directly gave rise to such suit, action or claim. In addition, any costs, expenses, fees or disbursements incurred by agents or attorneys retained by the Agent to collect the Obligations or enforce any rights in the Collateral, including enforcing, preserving or maintaining rights under this Agreement, shall be shared among the Lenders according to their respective Pro Rata Percentages to the extent not reimbursed by the Borrowers or from the Proceeds of Collateral. The provisions of this Section 13.5 shall not apply to any suits, actions, proceedings or claims that (a) are filed or asserted prior to the Restatement Effective Date or (b) are based on transactions, actions or omissions occurring prior to the date of this Agreement.

13.6 Exercise of Setoff Rights. Each Borrower authorizes each Lender, and each Lender shall have the right, after the occurrence of an Event of Default, without notice, to set-off and apply against any and all property or assets of any Borrower or any Guarantor held by, or in the possession of such Lender, any of the Obligations owed to such Lender in accordance with the application priorities set forth in Section 10.4. Promptly after the exercise of any right to set-off, the Lender exercising such right irrevocably agrees to purchase for cash (and the other Lenders irrevocably agree to sell) participation interests in each other Lender’s outstanding Revolving Loans as would be necessary to cause such Lender to share the amount of the property set-off with the other Lenders based on each Lender’s Pro Rata Percentage. Each Borrower agrees, to the fullest extent permitted by law, that any Lender also may exercise its right to set-off with respect to amounts in excess of such Lender’s Pro Rata Percentage of the Obligations then outstanding, and may purchase participation interests in the amounts so set-off from the other Lenders, and upon doing so shall deliver such excess to Agent, for distribution to the other Lenders in settlement of the participation purchases described above in this Section 13.6. Notwithstanding the foregoing, each Lender hereby agrees with each other Lender that no Lender shall independently take any action to enforce or protect its rights arising out of this Agreement or any other Loan Document (including the exercise of any right of set-off) without first obtaining the prior written consent of the Agent or the Required Lenders, it being the intent of the Lenders that any such action shall be taken in concert and at the direction of the Agent or the Required Lenders.

13.7 Confidentiality. For the purposes of this Section 13.7, “Confidential Information” means all financial projections and all other information delivered to the Agent or any Lender by or on behalf of a Borrower or any of the Guarantors in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that is clearly marked or labeled (or otherwise adequately identified) as being confidential information of the Borrowers or the Guarantors, provided that such term does not include information that (a) was publicly known or otherwise known to the Agent or any of the Lenders prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by the Agent or the Lenders or any Person acting on their behalf, (c) otherwise becomes known to the Agent or the Lenders other than through disclosure by, or on behalf of, a Borrower or any of the Guarantors or (d) constitutes financial statements delivered under Section 7.2(h) that are otherwise publicly available. The Agent and the Lenders will maintain the confidentiality of such Confidential Information in accordance with commercially reasonable procedures adopted by the Agent and the Lenders in good faith to protect confidential information of third parties delivered to them, provided that the Agent and the Lenders may deliver or disclose Confidential Information to:

(a) their respective directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the Line of Credit);

(b) their respective financial advisors and other professional advisors who are advised to hold confidential the Confidential Information substantially in accordance with the terms of this Section 13.7;

(c) any other Lender;

(d) a commercial bank, commercial finance lender or other financial institution to which the Agent or a Lender sells or offers to sell a portion of their rights and obligations under this Agreement or any participation therein, provided that so long as no Event of Default shall have occurred and remain outstanding, such entity agrees in writing prior to their receipt of such Confidential Information to be bound by the provisions of this Section 13.7; or

(e) any other Person (including bank auditors and other regulatory officials) to which such delivery or disclosure may be necessary or appropriate (i) to comply with any applicable law, rule, regulation or order, (ii) in response to any subpoena or other legal process, (iii) in connection with any litigation to which the Agent or a Lender is a party or (iv) if an Event of Default shall have occurred and remain outstanding, to the extent the Agent may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under this Agreement.

Each New Lender and each Lender becoming a Lender subsequent to the initial execution and delivery of this Agreement, by its execution and delivery of an Assignment and Transfer Agreement or by its otherwise becoming a party to this Agreement, will be deemed to have agreed to be bound by, and to be entitled to the benefits of, this Section 13.7.

SECTION 14. Agency

14.1 Appointment of Agent; Powers. Each Lender hereby irrevocably designates and appoints CIT to act as the Agent for such Lender under this Agreement and the other Loan Documents, and irrevocably authorizes CIT, as Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents, and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In performing its functions under this Agreement, the Agent is acting solely as an agent of the Lenders, and the Agent does not assume, and shall not be deemed to have assumed, an agency or other fiduciary relationship with any Borrower or any Lender. The Agent shall not have any (a) duty, responsibility, obligation or liability to any Lender, except for those duties, responsibilities, obligations and liabilities expressly set forth in this Agreement, or (b) fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents, or otherwise exist against the Agent. No Lender that also is designated as a “Lead Arranger”, a “Documentation Agent” or a “Syndication Agent” hereunder shall have any right, power, duty, responsibility, obligation or liability under this Agreement, except for the duties, responsibilities, obligations and liabilities of a Lender hereunder.

14.2 Delegation of Agent’s Duties. The Agent may execute any of its duties under this Agreement and all ancillary documents by or through agents or attorneys, and shall be entitled to the advice of counsel concerning all matters pertaining to such duties.

14.3 Disclaimer of Agent’s Liabilities. Neither the Agent nor any of its officers, directors, employees, agents, or attorneys shall be liable to any Lender for any action lawfully taken or not taken by the Agent or such Person under or in connection with the Agreement and the other Loan Documents (except for the Agent’s or such Person’s gross negligence or willful misconduct). Without limiting the generality of the foregoing, the Agent shall not be liable to the Lenders for (i) any recital, statement, representation or warranty made by the Borrowers or the Guarantors or any officer thereof contained in (x) this Agreement, (y) any other Loan Document or (z) any certificate, report, audit, statement or other document referred to or provided for in this Agreement or received by the Agent under or in connection with this Agreement, (ii) the value, validity, effectiveness, enforceability or sufficiency of this Agreement, the other Loan Documents or the Agent’s security interests in the Collateral, (iii) any failure of the Borrowers or the Guarantors to perform their respective obligations under this Agreement and the other Loan Documents, (iv) any loss or depreciation in the value of, delay in collecting the Proceeds of, or failure to realize on, any Collateral, (v) the Agent’s delay in the collection of the Obligations or enforcing the Agent’s rights against the Borrowers or the Guarantors, or the granting of indulgences or extensions to a Borrower, any of the Guarantors or any account debtor of a Borrower, or (vi) any mistake, omission or error in judgment in passing upon or accepting any Collateral. In addition, the Agent shall have no duty or responsibility to ascertain or to inquire as to the observance or performance of any of the terms, conditions, covenants or other agreements of the Borrowers or the Guarantors contained in this Agreement or the other Loan Documents, or to inspect, verify, examine or audit the assets, books or records of the Borrowers or the Guarantors at any time.

14.4 Reliance and Action by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon legal counsel, independent public accountants and experts selected by Agent, and shall not be liable to the Lenders for any action taken or not taken in good faith based upon the advice of such counsel, accountants or experts. In addition, the Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document believed by the Agent in good faith to be genuine and correct, and to have been signed, sent or made by the proper Person or Persons. The Agent shall be fully justified in taking or refusing to take any action under this Agreement and the other Loan Documents unless the Agent (a) receives the advice or consent of the Lenders or the Required Lenders, as the case may be, in a manner that the Agent deems appropriate, or (b) is indemnified by the Lenders to the Agent’s satisfaction against any and all liability, cost and expense which may be incurred by the Agent by reason of taking or refusing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of all Lenders or the Required Lenders, as the case may be, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders.

14.5 Events of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Borrower or a Lender describing such Default or Event of Default with specificity. In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to all Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Lenders or Required Lenders, as the case may be, provided that (a) if appropriate, the Agent may require indemnification from the Lenders under Section 14.4 prior to taking such action, (b) under no circumstances shall the Agent have an obligation to take any action that the Agent believes in good faith would violate any law or any provision of this Agreement or the other Loan Documents, and (c) unless and until the Agent shall have received direction from the Lenders or Required Lenders, as the case may be, the Agent may (but shall not be obligated to) take such action or refrain from taking action with respect to such Default or Event of Default as the Agent shall deem advisable and in the best interests of the Lenders.

14.6 Lenders’ Due Diligence. Each Lender expressly acknowledges that neither the Agent, nor any of its officers, directors, employees or agents, has made any representation or warranty to such Lender regarding the transactions contemplated by this Agreement or the financial condition of the Borrowers or the Guarantors, and such Lender agrees that no action taken by the Agent hereafter, including any review of the business or financial affairs of the Borrowers or the Guarantors, shall be deemed to constitute a representation or warranty by the Agent to any Lender. Each Lender also acknowledges that such Lender has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as such Lender has deemed appropriate, made its own credit analysis, appraisal of and investigation into the business, operations, property, financial condition and creditworthiness of the Borrowers and the Guarantors, and made its own decision to enter into this Agreement. Each Lender agrees, independently and without reliance upon the Agent or any other Lender and based on such documents and information as such Lender shall deem appropriate at the time, (a) to continue to make its own credit analyses and appraisals in deciding whether to take or not take action under this Agreement and (b) to make such investigations as such Lender deems necessary to inform itself as to the business, operations, property, financial condition and creditworthiness of the Borrowers and the Guarantors.

14.7 Right to Indemnification. The Lenders agree to indemnify, in accordance with their respective Pro Rata Percentages, the Agent (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of (a) this Agreement or any other Loan Document, (b) the transactions contemplated hereby or (c) any action taken or not taken by the Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent’s gross negligence or willful misconduct.

14.8 Other Transactions. The Agent and any Lender may make loans to and generally engage in any kind of business with the Borrowers, as though the Agent or such Lender were not the Agent or a Lender hereunder. With respect to loans made by the Agent under this Agreement as a Lender, the Agent shall have the same rights and powers, duties and liabilities under this Agreement and the other Loan Documents as any other Lender, and may exercise the same as though it was not the Agent, and the term “Lender” and “Lenders” shall include the Agent in its individual capacity as such.

14.9 Resignation of Agent. The Agent may resign as the Agent upon 30 days notice to the Lenders, and such resignation shall be effective on the earlier of (a) the appointment of a successor Agent by the Lenders or (b) the date on which such 30-day period expires. If the Agent provides the Lenders with notice of its intention to resign as Agent, the Lenders agree to appoint a successor to the Agent as promptly as possible thereafter, whereupon such successor shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor effective upon its appointment. Upon the effective date of an Agent’s resignation, such Agent’s rights, powers and duties as Agent hereunder immediately shall terminate, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After an Agent’s resignation hereunder, the provisions of this Section 14 shall continue to inure to such Agent’s benefit as to any actions taken or not taken by such Agent while acting as the Agent. If CIT voluntarily resigns as Agent, on the effective date of such resignation CIT shall pay to the successor Agent a portion of the agent fee paid to CIT pursuant to the Fee Letter in respect of the then current one year period in an amount equal to (y) the amount of such agent fee received by CIT times (z) the result of (i) the total number of days remaining in the then current one year period for which such agent fee was paid divided by (ii) 365.

14.10 Voting Rights; Agent’s Discretionary Rights. Notwithstanding anything contained in this Agreement to the contrary, without the prior written consent of all Lenders, the Agent will not agree to:

(a) amend or waive the Borrowers’ compliance with any term or provision of this Agreement, if the effect of such amendment or waiver would be to (i) increase the Line of Credit, (ii) reduce the principal of, or rate of interest on, the Revolving Loans, (iii) reduce or waive the payment of any fee in which all Lenders share hereunder or (iv) extend the maturity date of any of the Obligations or the date fixed for payment of any installment thereof;

(b) alter or amend (i) this Section 14.10 or (ii) the definitions of “Net Availability", "Availability Reserve”, “Excess Availability”, “Eligible Accounts Receivable”, “Eligible Inventory” “Collateral” or “Required Lenders”;

(c) amend the definition of “Borrowing Base”, or modify the Agent’s criteria for determining compliance with the definitions of “Eligible Accounts Receivable” or "Eligible Inventory”, if the effect thereof would be to increase Net Availability;

(d) except as otherwise expressly permitted or required hereunder, release any Collateral having a value (as determined by the Agent in its reasonable business judgment) of more than $1,000,000 in any fiscal year of Skechers; or

(e) knowingly make any Revolving Loan to the Borrowers if after giving effect thereto the principal amount of all outstanding Revolving Loans plus the undrawn amount of all outstanding Letters of Credit would exceed the lesser of (i) the Line of Credit or (ii) one hundred ten percent (110%) of the Borrowing Base of the Borrowers; provided that in no event shall the Agent continue to knowingly make Overadvances under this Section 14.10(e) for a period in excess of ninety (90) consecutive days without the consent of all Lenders; and provided further that after the occurrence of an Event of Default, the Agent in its sole discretion shall have the right to make Overadvances in order to preserve, protect and realize upon the Collateral, which Overadvances shall be subject to the limitations set forth in clauses (i) and (ii) above but shall not be subject to the “clean-up” after ninety (90) days requirement set forth above.

In all other respects the Agent is authorized to take or to refrain from taking any action which the Agent, in the exercise of its reasonable business judgment, deems to be advisable and in the best interest of the Lenders, unless this Agreement specifically requires the Borrowers or the Agent to obtain the consent of, or act at the direction of, the Required Lenders. Without limiting the generality of the foregoing sentence, and notwithstanding any other provision of this Agreement to the contrary, the Agent shall have the right in its sole discretion to (i) determine whether the requirements for eligibility set forth in the definitions of “Eligible Accounts Receivable” and “Eligible Inventory” are satisfied, (ii) establish, adjust and release the amount of reserves provided for in the definitions of “Availability Reserve”, “Eligible Accounts Receivable” and “Eligible Inventory”, (iii) make Overadvances in accordance with clause (e) of this Section 14.10, (iv) release any Collateral having a value (as determined by the Agent in its reasonable business judgment) of up to $1,000,000 in each fiscal year of Skechers, and (v) amend any provision of this Agreement or the other Loan Documents in order to cure any error, ambiguity, defect or inconsistency set forth therein. In the event the Agent terminates this Agreement pursuant to the terms hereof, the Agent agrees to cease making additional loans or advances upon the effective date of termination, except for loans or advances which the Agent in its sole discretion determines are reasonably required to preserve, protect or realize upon the Collateral.

14.11 Deemed Consent. If a Lender’s consent to a waiver, amendment or other course of action is required under the terms of this Agreement and such Lender does not respond to any request by the Agent for such consent within ten (10) Business Days after the date of such request, such failure to respond shall be deemed a consent to the requested course of action.

14.12 Notice of Termination of Commitment. Each Lender agrees that notwithstanding the provisions of Section 11 of this Agreement, such Lender, acting alone, may terminate its Commitment only as of the initial or any subsequent Termination Date, and then only by giving the Agent ninety (90) days prior written notice thereof. Within 30 days after receipt of such termination notice, the Agent at its option agrees to either (a) give notice of termination of this Agreement and the Line of Credit to the Borrowers hereunder, or (b) purchase such Lender’s entire Commitment hereunder for the full amount thereof as of the date of such purchase, plus accrued interest to the date of such purchase.

14.13 Survival of Agreements of the Lenders. The obligations of the Lenders set forth in Sections 13.3, 13.5, 13.6, 13.7, 14.4 and 14.7 hereof shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, accepted and delivered at Los Angeles, California, by their respective duly authorized officers as of the date set forth above.

THE CIT GROUP/COMMERCIAL SERVICES,
SKECHERS U.S.A., INC. By: /s/ Fred H. Schneider	INC., as Agent and a Lender By: /s/ Darrin Baer

Name: Fred H. Schneider Title: Chief Financial Officer	Name: Darrin Baer Title: V.P.

SKECHERS U.S.A., INC. II By: /s/ David Weinberg	WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN), as a Lender By: /s/ Gary Whitaker

Name: David Weinberg Title: Chief Operating Officer	Name: Gary Whitaker Title: Director

SKECHERS BY MAIL, INC. By: /s/ David Weinberg	BANK OF AMERICA, N.A., as a Lender By: /s/ Stephen King

Name: David Weinberg Title: Chief Operating Officer	Name: Stephen King Title: Vice President

310 GLOBAL BRANDS, INC. By: /s/ John Quinn

Name: John Quinn Title: Chief Executive Officer

EXHIBIT A

FORM OF ASSIGNMENT AND TRANSFER AGREEMENT

ASSIGNMENT AND TRANSFER AGREEMENT

Reference is made to the Second Amended and Restated Loan and Security Agreement dated as of May 31, 2006 (as amended, restated supplemented or otherwise modified and in effect from time to time, the “Loan Agreement”) among Skechers U.S.A., Inc., a Delaware corporation (“Skechers”), Skechers U.S.A., Inc. II, a Delaware corporation (“Skechers II”), Skechers By Mail, Inc., a Delaware corporation (“Skechers By Mail”), and 310 Global Brands, Inc., a Delaware corporation (“310”, and together with Skechers, Skechers II and Skechers By Mail individually a “Borrower” and collectively and jointly and severally, the "Borrowers”), the financial institutions from time to time party thereto, as lenders (collectively, the “Lenders”, and individually, each a “Lender”), and The CIT Group/Commercial Services, Inc, a New York corporation, as agent for the Lenders (in such capacity, the “Agent”). Capitalized terms used in this Assignment and Transfer Agreement (this "Agreement”) and not otherwise defined shall have the meanings given to such terms in the Loan Agreement. This Agreement, between the Assignor (as defined and set forth on Schedule 1, which is made a part of this Agreement) and the Assignee (as defined and set forth on Schedule 1) is effective as of Effective Date (as set forth on Schedule 1).

1. The Assignor hereby irrevocably sells and assigns to the Assignee, without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor, without recourse to the Assignor, as of the Effective Date, an undivided interest (the "Assigned Interest”) in and to all of the Assignor’s rights and obligations under the Loan Agreement respecting those, and only those, portions of the financing facilities contained in the Loan Agreement as are set forth on Schedule 1 (collectively, the “Assigned Facilities”), in an amount for each of the Assigned Facilities as set forth on Schedule 1.

2. The Assignor: (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any other instrument, document or agreement executed or delivered in connection therewith (collectively the “Loan Documents”), or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement, any Collateral thereunder or any of the other Loan Documents, other than a representation and warranty that the Assignor is the legal and beneficial owner of the Assigned Interest and that the Assigned Interest is free and clear of any adverse claim; and (ii) makes no representation or warranty and assumes no responsibility with respect to (x) the financial condition of any Borrower or any Guarantor, or (y) the performance or observance by any Borrower or any Guarantor of any of their respective obligations under the Loan Agreement or any of the Loan Documents.

3. The Assignee (i) represents and warrants that it is legally authorized to enter into this Agreement, (ii) confirms that it has received a copy of the Loan Agreement as amended through the Effective Date, together with the copies of the most recent financial statements of the Borrowers, and such other documents and information as the Assignee has deemed appropriate to make its own credit analysis, (iii) agrees that the Assignee will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as the Assignee shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement, (iv) appoints and authorizes the Agent to take such action as agent on the Assignee’s behalf and to exercise such powers under the Loan Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (v) agrees that the Assignee will be bound by the provisions of the Loan Agreement and will perform in accordance with its terms all the obligations which by the terms of the Loan Agreement are required to be performed by it as Lender, and (vi) if the Assignee is organized under the laws of a jurisdiction outside the United States, attaches the forms prescribed by the IRS certifying as to the Assignee’s exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Loan Agreement or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty.

4. Following the execution of this Agreement, such agreement will be delivered to the Agent for acceptance by the Agent, effective as of the Effective Date.

5. Upon such acceptance, from and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee, whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all other appropriate adjustments in payments for periods prior to the Effective Date made by the Agent or with respect to the making of this assignment directly between themselves.

6. From and after the Effective Date, (i) the Assignee shall be a party to the Loan Agreement and, to the extent provided in this Agreement, have the rights and obligations of a Lender thereunder, and (ii) the Assignor shall, to the extent provided in this Agreement, relinquish its rights and be released from its obligations under the Loan Agreement.

7. THIS ASSIGNMENT AND TRANSFER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1 to Assignment and Transfer Agreement

Name of Assignor:__________________________

Name of Assignee:__________________________

Effective Date of Assignment:	, 200

Dollar Amount
Assigned Facilities	Percentage of Facilities Assigned	Assigned
Line of Credit	%	$

ASSIGNOR:	ASSIGNEE:
By:	By:
Its:	Its:

Accepted by the Agent:

THE CIT GROUP/COMMERCIAL SERVICES,

INC., as Agent

By:	—
Its:	—

Accepted by the Borrowers [if necessary]:

SKECHERS U.S.A., INC.

By:	—
Its:	—

SKECHERS U.S.A., INC. II

By:	—
Its:	—

SKECHERS BY MAIL, INC.

By:	—
Its:	—

310 GLOBAL BRANDS, INC.

By:	—
Its:	—

EXHIBIT B

FORM OF REVOLVING LOAN PROMISSORY NOTE

$	May 31, 2006 Los Angeles, California

FOR VALUE RECEIVED, the undersigned, Skechers U.S.A., Inc., a Delaware corporation (“Skechers”), Skechers U.S.A., Inc. II, a Delaware corporation (“Skechers II”), Skechers By Mail, Inc., a Delaware corporation (“Skechers By Mail”), and 310 Global Brands, Inc., a Delaware corporation (“310”, and together with Skechers, Skechers II and Skechers By Mail individually a “Borrower” and collectively and jointly and severally, the "Borrowers”), absolutely and unconditionally, jointly and severally, promise to pay to the order of      (“Lender”), at Lender’s office located at      , in lawful money of the United States of America and in immediately available funds, the principal amount of      Dollars ($ .00), or such lesser amount as may be advanced to the Borrowers by Lender as Revolving Loans under the Loan Agreement (as defined below) and remain unpaid, on the Termination Date.

The Borrowers, absolutely and unconditionally, jointly and severally, further agree to pay interest at said office, in like money, on the unpaid principal amount of Revolving Loans outstanding from time to time on the dates and at the rates specified in Section 8 of the Second Amended and Restated Loan and Security Agreement of even date herewith among the Borrowers, the Lenders that are parties thereto and The CIT Group/Commercial Services, Inc., as Agent for the Lenders (the “Loan Agreement”). Capitalized terms used in this Note and defined in the Loan Agreement shall have the meanings given to such terms in the Loan Agreement unless otherwise specifically defined herein.

This Note is a Promissory Note referred to in the Loan Agreement, evidences the Revolving Loans made to the Borrowers by Lender thereunder, and is subject to, and entitled to, all provisions and benefits thereof, including optional and mandatory prepayment, in whole or in part, as provided therein.

Notwithstanding any other provision of this Note to the contrary, upon the occurrence of any Event of Default specified in the Loan Agreement, or upon termination of the Loan Agreement for any reason, all amounts then remaining unpaid on this Note may become, or be declared to be, at the sole election of Agent or the Required Lenders, immediately due and payable as provided in the Loan Agreement.

SKECHERS U.S.A., INC.

By:
Name:
Title:

SKECHERS U.S.A., INC. II

By:
Name:
Title:

SKECHERS BY MAIL, INC.

By:
Name:
Title:

310 GLOBAL BRANDS, INC.

By:
Name:
Title:

EXHIBIT C

COMPLIANCE CERTIFICATE

[Date]

The CIT Group/Commercial Services, Inc.

300 South Grand Avenue

Los Angeles, California 90071

RE: Second Amended and Restated Loan and Security Agreement dated as of May 31, 2006 (the “Loan Agreement”) among Skechers U.S.A., Inc. (“Skechers”), Skechers U.S.A., Inc. II (“Skechers II”), Skechers By Mail, Inc. (“Skechers By Mail”), and 310 Global Brands, Inc. (“310”, and together with Skechers, Skechers II and Skechers By Mail individually a “Borrower” and collectively and jointly and severally, the “Borrowers”), The CIT Group/Commercial Services, Inc., as Agent (the “Agent”), and the Lenders that are parties thereto (collectively, the “Lenders”)

Ladies and Gentlemen:

Reference is made to the Loan Agreement. Capitalized terms used herein and not specifically defined shall have the meanings given to such terms in the Loan Agreement.

Pursuant to Section 7.2(h) of the Loan Agreement, I enclose Skechers’ financial statements for the month ended      , 200     (the “Reporting Month”) and the fiscal year-to-date period ended      , 200     . As the      of the Funds Admnistrator, I hereby certify to the Agent and the Lenders, on behalf of the Borrowers, that: (a) the financial statement(s) fairly and accurately present the Borrowers’ financial condition at the end of the particular accounting periods covered by such financial statements, as well as the Borrowers’ operating results during such accounting periods, subject to year-end audit adjustments; (b) during the Reporting Month, (i) to my knowledge, there has occurred no Default or Event of Default under the Loan Agreement, or, if I have knowledge that any Default or Event of Default has occurred during such period, a detailed description thereof is set forth on Exhibit      attached hereto, and (ii) the Borrowers have not received any notice of cancellation with respect to their property insurance policies; and (c) Exhibit      attached hereto sets forth detailed calculations showing compliance with all financial covenants contained in the Loan Agreement, for the periods of measurement covered by or ending on the last day of the Reporting Month.

Very truly yours,

[attach appropriate exhibits]

EXHIBIT D

LENDER’S LOSS PAYABLE ENDORSEMENT

[LOGO]
Fireman’s Fund

POLICY NUMBER	S 17 MXX 8084 66 91

Named Insured		Sequential Endorsement Number 001

SKECHERS USA, INC

PORTFOLIO CHANGE ENDORSEMENT
Effective 04/26/06, 12:01 A.M.,
Standard Time at the address of the insured

This is an Endorsement only. Other than changes shown, all other pre-existing coverage remains in full force and effect. Premium adjustments are shown.

PREMIUM SUMMARY: ADDITIONAL PREMIUM DUE NOW $0.00

Terrorism Risk Insurance Act- Certified Acts Coverage –
All Coverages excl WC – Not Covered $0.00
THE FOLLOWING OTHER PROPERTY ENDORSEMENTS ARE AMENDED TO APPLY AS SHOWN:
190014	Property-Gard Select Endorsement – Loss Payable Provisions 190014 05 94
Commerical Property Coverage

This endorsement modifies insurance provided under the Property-Gard Select Real and Personal Property Coverage Section.

Schedule

Loc.No.(s)	Description of Property	Loss Payee	Provisions	Applicable (A., B., or C. below)

VARIOUS	PERSONAL PROPERTY	THE CIT GROUP/	B

COMMERCIAL SERVICES, INC

AS AGENT FOR CERTAIN

LENDERS

300 SOUTH GRAND AVENUE

LOS ANGELES, CA 90071

ATTEN: DARRIN BEER

A. – LOSS PAYABLE B. – LENDER’S LOSS PAYABLE C. – CONTRACT OF SALE

IT IS AGREED THAT AS RESPECTS THE INTEREST OF THE CIT GROUP AS LENDER REGARDING PERSONAL PROPERTY AT LOCATIONS DESCRIBED IN THE LOAN DOCUMENTS THAT THE NUMBER OF DAYS APPEARING IN PARAGRAPH B.4. IS AMENDED FROM 10

Countersignature of Authorized Agent:			Dated 05/11/06

Producer	ACORDIA OF CAL INS SERV INC

15303 VENTURA BLVD., 7TH FLOOR

	SHERMAN OAKS	CA 91403

CHANGE ENDORSEMENT CONTINUED ON PAGE 2

POLICY NUMBER S 17 MXX 8084 66 91

Named Insured SKECHERS USA, INC	Sequential Endorsement Number 001 (continued)

190014	Property-Gard Select Endorsement – Loss Payable Provisions 190014 05 94 Commercial Property Coverage

DAYS TO 30 DAYS.

END OF CHANGE ENDORSEMENT

Property-Gard Select Endorsement – Loss Payable Provisions 190014 05 94
Policy Amendment(s) Commerical Property Coverage

Insured: Skechers USA, Inc.	Policy Number: MXX80846691

Producer: Acordia of California	Effective Date: September 1, 2005

This endorsement modifies insurance provided under the Property-Gard Select Real and Personal Property Coverage Section.

Schedule

Loc. No.(s)	Description of Property	Loss Payee	Provisions Applicable (A., B., C. below)

(If no entry appears above, information required to complete this Endorsement will be shown in the Declarations as applicable to this Endorsement.)

The following is added to the Loss Payment Provision, of the Property-Gard Select Loss Conditions Form, as indicated in the Declarations or in the above Schedule:

A.	Loss Payable

For covered property in which both you and a Loss Payee shown in the above Schedule or in the Declarations have an insurable interest, we will adjust losses with you and pay any claim for loss or damage jointly to you and the Loss Payee, as interests may appear.

This Form must be attached to Change Endorsement when issued after the policy is written. One of the Fireman’s Fund Insurance Companies as named in the policy

/s/	ILLEGIBLE	/s/	ILLEGIBLE

Secretary			President

B.	Lenders’ Loss Payable

1.	The Loss Payee shown in the above Schedule or in the Declarations is a creditor, including a mortageholder or trustee, whose interest in covered property is established by such written instruments as warehouse receipts, a contract for deed, bills of lading, financing statements or mortgages, deeds of trust or security agreements.

2.	For covered property in which you and a Loss Payee have an insurable interest:

a.	We will pay for covered loss or damage to each Loss Payee in their order of precedence, as interests may appear.

b.	The Loss Payee has the right to receive loss payment even if the Loss Payee has started foreclosure or similar action on the covered property.

c.	If we deny your claim because of your acts or because you have failed to comply with the terms of the Coverage Section, the Loss Payee will still have the right to receive loss payment if the Loss Payee:

(1)	Pays any premium due under this Coverage Section at our request if you have failed to do so;

(2) Submits a signed, sworn proof of loss within 60 days after receiving notice from us of your failure to do so; and

(3)	Has notified us of any change in ownership, occupancy or substantial change in risk known to the Loss Payee.

All other terms of this coverage Section will apply directly to the Loss Payee.

d.	If we pay the Loss Payee for any loss or damage or deny payment to you because of your acts or because you have failed to comply with the terms of this Coverage Section:

(1)	The Loss Payee’s rights will be transferred to us to the extent of the amount of the amount we pay; and

(2)	The Loss Payee’s rights to recover the full amount of the Loss Payee’s claim will not be impaired.

At our option, we may pay to the Loss Payee the whole principal on the debt plus any accrued interest. In the event, you will pay your remaining debt to us.

3.	If we cancel this policy, we will give written notice to the Loss Payee at least 10 days before the effective date of cancellation if we cancel for your nonpayment of premium or 30 days before the effective date of cancellation if we cancel for any other reason.

4.	If we elect not to renew this policy, we will give written notice to the Loss Payee at least 10 days before the expiration date of this policy

C.	Contract of Sale

1.	The Loss Payee shown in the Schedule or in the Declarations is a person or organization you have entered a contact with for the sale of covered property.

2.	For covered property in which both of you and the Loss Payee have an insurable interest, we will adjust losses with you and pay any claim for loss or damage jointly to you and the Loss Payee, as interest may appear.

Schedule 1.1(a) - Existing Indebtedness

Debenture Obligations

Convertible Subordinated Notes	$90,000,000.00
Long Term Debt
Washington Mutual	$9,952,511.00
Money Life Ins.	$7,393,533.00
Capital Lease Obligations
SG Equipment Finance Benelux	$669,803.00
Raymond Leasing Corp.	$71,974.00

Schedule 6.7 – Copyrights, Patents and Trademarks

Schedule A

U.S. Patent Applications and Registrations in the name of Skechers U.S.A., Inc. II

	Application No./	Patent No./
Title	Application Date	Patent Date

DISPERSED-AIR FOOTPAD	09/480,065 01/10/2000	6,178,662 01/30/2001

MOTION SENSITIVE SWITCH (Type II)	10/288,674 11/05/2002	6,788,201 09/07/2004

DISPERSED-AIR FOOTPAD	29/108,453 07/27/1999	D 427,422 S 07/04/2000

ROLLER SKATE CHASSIS (With single wheel in the rear)	29/176,370 02/21/2003	D 482,750 S 11/25/2003

SHOE DESIGN (Quarter brace)	29/152,524 12/21/2001	D 465,910 S 11/26/2002

SHOE BOTTOM HEEL PORTION (Truss cradle)	11/198,944 08/04/2005	N/A

SHOE VENTILATION SYSTEM	11/223,696 09/08/2005	N/A

SHOE LACING DEVICE	N/A	N/A

ORNAMENT (Lighted, for shoe)	29/223,010 02/07/2005	N/A

SHOE BOTTOM (Dreamers)	29/084,529 03/04/1998	D 402,446 S 12/15/1998

ORNAMENTAL DESIGN FOR SHOES (Two Stripes) Style #1413	29/167,208 09/10/2002	D478,415 S 08/19/2003

SHOE UPPER (Double-Sided Serrated Trim) Style #1423	29/163,577 07/08/2002	D470,651 S 02/25/2003

SHOE UPPER (Double-Sided Serrated Trim) Style #1423	29/171,347 11/21/2002	D472,042 S 03/25/2003

Schedule A

U.S. Patent Applications and Registrations in the name of Skechers U.S.A., Inc. II

	Application No./	Patent No./
Title	Application Date	Patent Date

SHOE UPPER (Style #1508)	29/173,576 01/02/2003	D 474,008 S 05/06/2003

SHOE UPPER (Style #28882 Shark Tooth)	29/216,171 10/29/2004	N/A

SHOE UPPER (Premium Energy) (Style #1728)	29/183,758 08/12/2003	D 485,051 S 01/13/2004

SHOE UPPER STAMINA (Style #1786)	29/184,016 08/22/2003	D 485,427 S 01/20/2004

SHOE BOTTOM STAMINA (Style #1786)	29/184,018 08/26/2003	D 487,617 S 03/23/2004

SHOE UPPER (4 Wheelers Upper) (Style #1826)	29/155,159 02/04/2002	D 468,897 S 01/21/2003

SHOE UPPER (Style #1845) (Energy 3)	29/161,721 06/03/2002	D 467,714 S 12/31/2002

SHOE TONGUE Divisional of SHOE UPPER (Style #1845)(Energy 3)	29/166,816 09/04/2002	D 470,302 S 02/18/2003

SHOE BOTTOM (Style #1845) (Energy 3)	29/162,040 06/07/2002	D 470,297 S 02/18/2003

SHOE UPPER Energy Prequel (Style #1851)	29/168,564 10/04/2002	D473,043 S 04/15/2003

SHOE UPPER Energy Prequel (Style #1852)	29/168,743 10/08/2002	D473,368 S 04/22/2003

SHOE BOTTOM Energy Prequel (Styles 1851 & 1852)	29/168,745 10/08/2002	D473,042 S 04/15/2003

SHOE UPPER STREET SWEETS (Style #2203)	29/095,923 10/23/1998	D 411,246 S 6/22/1999

Schedule A

U.S. Patent Applications and Registrations in the name of Skechers U.S.A., Inc. II

	Application No./	Patent No./
Title	Application Date	Patent Date

COMBINED SHOE BOTTOM AND PERIPHERY (Style #2203) (STREET SWEETS)	29/095,924 10/23/1998	D 416,126 S 11/09/1999

SHOE UPPER (Style #2211)	29/103,824 04/22/1999	D 416,128 S 11/09/1999

SHOE UPPER (Style #2213)	29/103,902 04/23/1999	D422,403 S 04/11/2000

SHOE UPPER (Style #2214)	29/112,314 10/14/1999	D 446,918 S 08/28/2001

COMBINED SHOE BOTTOM AND PERIPHERY (Style #2231)	29/108,163 07/20/1999	D 429,553 S 08/22/2000

SHOE UPPER (Style #2242)	29/112,315 10/14/1999	D 446,919 S 08/28/2001

SHOE UPPER (Style #2250)	29/117,468 01/21/2000	D 435,162 S 12/19/2000

COMBINED SHOE BOTTOM AND PERIPHERY (Style #2250)	29/102,053 03/16/1999	D 423,201 S 04/25/2000

SHOE UPPER (Style #2252)	29/117,903 02/01/2000	D 431,712 S 10/10/2000

SHOE UPPER (Style #2254)	29/118394 02/08/2000	D 439,734 S 04/03/2001

COMBINED SHOE BOTTOM AND PERIPHERY (Style #2254)	29/118,393 02/08/2000	D 432,294 S 10/24/2000

COMBINED SHOE BOTTOM AND PERIPHERY (Style #2310)	29/103,956 04/23/1999	D 435,334 S 12/26/2000

SHOE UPPER (Style #2350) (Energy #2)	29/136,096 01/24/2001	D 444,624 S 07/10/2001

Schedule A

U.S. Patent Applications and Registrations in the name of Skechers U.S.A., Inc. II

	Application No./	Patent No./
Title	Application Date	Patent Date

SHOE BOTTOM (Style #2350)	29/136,100 01/24/2001	D 454,426 S 03/19/2002

SHOE BOTTOM PERIPHERY (Style #2350)	29/154,392 01/21/2002	D 473,047 S 04/15/2003

SHOE UPPER (Style #2439)	29/138,446 03/13/2001	D 446,922 S 08/28/2001

SHOE BOTTOM (Style #2439)	29/137,392 02/20/2001	D 458,011 S 06/04/2002

SHOE UPPER (Style #2464)	29/139,505 03/30/2001	D 448,550 S 10/02/2001

SHOE BOTTOM (Style #2464)	29/139,584 03/30/2001	D 458,012 S 06/04/2002

SHOE UPPER (Style #2578)	29/119,442 02/28/2000	D 431,713 S 10/10/2000

SHOE UPPER (Style #2611)	29/128,364 08/23/2000	D 444,622 S 07/10/2001

SHOE UPPER EMBODIMENT #1 (Style #2611)	29/133,886 12/08/2000	D 444,937 S 07/17/2001

SHOE UPPER EMBODIMENT #2 (Style #2611)	29/133,876 12/08/2000	D 455,250 S 04/09/2002

SHOE UPPER EMBODIMENT #3 (Style #2611)	29/133,904 12/08/2000	D 465,081 S 11/05/2002

SHOE UPPER EMBODIMENT #4 (Style #2611)	29/133,907 12/08/2000	D 445,242 S 07/24/2001

SHOE UPPER EMBODIMENT #5 (Style #2611)	29/144,463 07/03/2001	D 471,002 S 03/04/2003

Schedule A

U.S. Patent Applications and Registrations in the name of Skechers U.S.A., Inc. II

	Application No./	Patent No./
Title	Application Date	Patent Date

SHOE UPPER EMBODIMENT #5-A (Style #2611)	29/168,565 10/04/2002	D 473,704 S 04/29/2003

SHOE BOTTOM (Style #2611)	29/134,379 10/30/2000	D 459,065 S 06/25/2002

PERIPHERY OUTWARDLY SHOE BOTTOM (Style #2611)	29/136,098 01/24/2001	D 450,439 S 11/20/2001

PERIPHERY INWARDLY SHOE BOTTOM (Style #2611)	29/136,097 01/24/2001	D 498,905 S 11/30/2004

SHOE UPPER (Style #2667)	29/135,514 01/12/2001	D 444,623 S 07/10/2001

SHOE BOTTOM (Style #2667)	29/135,601 01/12/2001	D 455,544 S 04/16/2002

SHOE BOTTOM (Style #2669)	29/142,235 05/21/2001	D 460,249 S 07/16/2002

SHOE UPPER (Style #2687)	29/138,566 03/15/2001	D 446,639 S 08/21/2001

SHOE BOTTOM (Style #2687)	29/138,565 03/15/2001	D 455,895 S 04/23/2002

SHOE UPPER (Style #26035) RHINO RED	29/207,886 06/18/2004	D 499,871 S 12/21/2004

PORTION OF SHOE UPPER – EMBODIMENT 2 (Style #26035) RHINO RED	29/213,811 09/23/2004	D 513,861 S 01/31/2006

SHOE UPPER (Style #2890)	29/165,354 08/08/2002	D 470,299 S 02/18/2003

SHOE UPPER EMBODIMENT 2 (Style #2890)	29/170,829 11/12/2002	D 472,370 S 04/01/2003

Schedule A

U.S. Patent Applications and Registrations in the name of Skechers U.S.A., Inc. II

	Application No./	Patent No./
Title	Application Date	Patent Date

SHOE BOTTOM (Style #2890)	29/165,355 08/08/2002	D 470,296 S 02/18/2003

SHOE BOTTOM FORWARD PORTION (Style #2890)	29/170,396 11/06/2002	D 472,037 S 03/25/2003

SHOE BOTTOM REARWARD PORTION (Style #2890)	29/170,433 11/06/2002	D 472,369 S 04/01/2003

SHOE OUTSOLE (Style #3901)	29/161,825 06/05/2002	D 469,948 S 02/11/2003

SHOE OUTSOLE EMBODIMENT 1 (Shoe Outsole) (Style #3901)	29/166,371 08/26/2002	D 485,050 S 01/13/2004

SHOE OUTSOLE EMBODIMENT 2 (HEEL) (Style #3901)	29/166,191 08/30/2002	D 470,650 S 02/25/2003

SHOE BOTTOM (Style #4042)	29/141,717 05/09/2001	D 459,063 S 06/25/2002

SHOE UPPER (Style #4422)	29/200,360 02/27/2004	D 494,349 S 08/17/2004

SHOE UPPER (Style #4501)	29/020,597 03/29/1994	D 358,702 S 5/30/1995

SHOE UPPER (Style #5013)	29/127,972 8/15/2000	D 441,417 S 05/01/2001

SHOE UPPER EMBODIMENT 1 (Style #5013)	29/134,561 12/21/2000	D 452,366 S 12/25/2001

SHOE UPPER EMBODIMENT 2 (Style #5013)	29/134,559 12/21/2000	D 457,715 S 05/28/2002

SHOE BOTTOM (Style #5013)	29/127,966 08/15/2000	D 450,914 S 11/27/2001

Schedule A

U.S. Patent Applications and Registrations in the name of Skechers U.S.A., Inc. II

	Application No./	Patent No./
Title	Application Date	Patent Date

SHOE BOTTOM INTERIOR FORWARD	29/132,790 11/15/2000	D 477,130 S 07/15/2003

SHOE BOTTOM INTERIOR REAR (Style #5013)	29/133,520 11/29/2000	D 466,274 S 12/03/2002

SHOE BOTTOM BORDER (Style #5013)	29/133,512 11/29/2000	D 470,649 S 02/25/2013

SHOE BOTTOM BORDER MIDDLE OUTWARDLY (Style #5013)	29/133,515 11/29/2000	D 469,599 S 02/04/2003

SHOE BOTTOM BORDER MIDDLE INWARDLY (Style #5013)	29/133,516 11/29/2000	D 473,367 S 04/22/2003

SHOE BOTTOM PERIPHERY OUTWARDLY (Style #5013)	29/133,513 11/29/2000	D 474,587 S 05/20/2003

SHOE BOTTOM PERIPHERY INWARDLY (Style #5013)	29/133,514 11/29/2000	D 469,598 S 02/04/2003

SHOE UPPER (Style #5039)	29/160,929 03/28/2002	D 474,007 S 05/06/2003

SHOE UPPER (Grand Prix) (Style #5381)	29/169,233 10/16/2002	D 471,349 S 03/11/2003

PORTION OF SHOE UPPER DIVISIONAL EMBODIMENT 2 (Grand Prix) (Style #5381)	29/173,573 12/31/2002	D 473,045 S 04/15/2003

TOE PORTION OF SHOE UPPER DIVISIONAL EMBODIMENT 3 (Grand Prix) (Style #5381)	29/173,549 12/31/2002	D 473,705 S 04/29/2003

SHOE BOTTOM (Style #5381)	29/174,607 01/21/2003	D 474,879 S 05/27/2003

SHOE BOTTOM (Style #6151)	29/082,175 12/23/1997	D 401,744 S 12/01/1998

Schedule A

U.S. Patent Applications and Registrations in the name of Skechers U.S.A., Inc. II

	Application No./	Patent No./
Title	Application Date	Patent Date

SHOE UPPER (Style #6513)	29/088,460 05/23/1998	D 404,905 S 02/02/1999

COMBINED SHOE BOTTOM AND PERIPHERY (Style #6523)	29/095,956 N/A	D 412,238 S 07/27/1999

SHOE UPPER (Style #6540)	29/105,006 05/14/1999	D 418283 S 01/04/2000

COMBINED SHOE BOTTOM AND PERIPHERY (Style #6540)	29/098,839 01/07/1999	D 429,551 S 08/22/2000

SHOE UPPER (Style #6553)	29/102,051 03/16/1999	D 419,756 S 02/01/2000

SHOE BOTTOM AND PERIPHERY (Style #6553)	29/105,007 05/14/1999	D 438,368 S 03/06/2001

SHOE UPPER (Style #6597)	29/126,243 07/10/2000	D 435,959 S 01/09/2001

SHOE UPPER (Style #6664)	29/102,052 03/16/1999	D 420,498 S 02/15/2000

SHOE UPPER (Style #6665)	29/098,838 01/07/1999	D 421,835 S 03/28/2000

COMBINED SHOE BOTTOM AND PERIPHERY (Style #6665)	29/102,045 03/16/1999	D 423,764 S 05/02/2000

COMBINED SHOE BOTTOM AND PERIPHERY (Style #6667)	29/098,840 01/07/1999	D 424,287 S 05/19/2000

SHOE UPPER (Style #6691)	29/084,373 03/02/1998	D 404,904 S 02/02/1999

SHOE BOTTOM (Style #6691)	29/084,365 03/02/1998	D 401,745 S 12/01/1998

Schedule A

U.S. Patent Applications and Registrations in the name of Skechers U.S.A., Inc. II

	Application No./	Patent No./
Title	Application Date	Patent Date

SHOE UPPER (Style #6707)	29/096,211 11/06/1998	D 415,877 S 11/02/1999

COMBINED SHOE BOTTOM AND PERIPHERY (Style #6707)	29/096,210 11/06/1998	D 414,922 S 10/12/1999

SHOE BOTTOM (Style #6802)	29/129,282 08/15/2000	D 442,358 S 05/22/2001

COMBINED SHOE BOTTOM AND PERIPHERY (Style #6809)	29/108162 07/20/1999	D424,285 S 05/09/2000

SHOE BOTTOM (Style #7413 & #7411)	29/136,028 01/23/2001	D 447,327 S 09/04/2001

CLASSIX/DUKE OUTSOLE/BOTTOM (Style #7450)	29/065,542 01/29/1997	D 395,341 S 06/23/1998

SHOE UPPER (Style #7612)	29/084,170 02/26/1998	D 402,456 S 12/15/1998

SHOE BOTTOM (Style #7612)	29/086,350 04/10/1998	D 404,549 S 01/26/1999

SHOE UPPER (Style #7617)	29/083,570 02/11/1998	D 402,453 S 12/15/1998

SHOE BOTTOM (Style #7617)	29/083,571 02/11/1998	D 404,551 S 01/26/1999

COMBINED SHOE BOTTOM AND PERIPHERY (Style #7620)	29/102,050 03/16/1999	D 439,394 S 03/27/2001

COMBINED SHOE BOTTOM AND PERIPHERY (Style #7640)	29/103,955 04/23/1999	D 426,945 S 06/27/2000

GROOVER OUTSOLE/BOTTOM (Style #7664)	29/065,562 01/29/1997	D 397,851 S 09/08/1998

Schedule A

U.S. Patent Applications and Registrations in the name of Skechers U.S.A., Inc. II

	Application No./	Patent No./
Title	Application Date	Patent Date

SHOE UPPER (Style #7793)	29/102,049 03/16/1999	D 423,204 S 04/25/2000

SHOE UPPER (Style #7810)	29/091,414 07/29/1998	D 407,891 S 04/13/1999

SHOE BOTTOM (Style #7810)	29/091,416 07/29/1998	D 411,245 S 06/22/1999

SHOE UPPER (Style #7849)	29/088,461 05/23/1998	D 403,148 S 12/29/1998

SHOE — HEARTBEAT SLIDE (Style #7857)	29/075,462 08/21/1997	D 404,545 S 01/26/1999

SHOE UPPER (Style #7880)	29/091415 07/29/1998	D 407,545 S 04/06/1999

STREET CLEATS OUTSOLE/BOTTOM (Style #7888)	29/066,414 02/13/1997	D 389,295 S 01/20/1998

SHOE UPPER WOMPER CLOG (Style #7900)	29/073,696 07/16/1997	D 401,049 S 11/17/1998

SHOE UPPER ONE BAND WOMPER SLIDE (Style #7919)	29/075,924 08/29/1997	D 401,050 S 11/17/1998

SHOE UPPER (Style #7926)	29/084,171 02/26/1998	D 402,457 S 12/15/1998

COMBINED SHOE BOTTOM AND PERIPHERY (Style #7926)	29/084,168 02/26/1998	D 409,361 S 05/11/1999

SHOE UPPER (Style #7930 & #7992)	29/083,573 02/11/1998	D 402,100 S 12/08/1998

SHOE UPPER (Style #7933)	29/093,271 09/08/1998	D 409,364 S 05/11/1999

Schedule A

U.S. Patent Applications and Registrations in the name of Skechers U.S.A., Inc. II

	Application No./	Patent No./
Title	Application Date	Patent Date

SHOE BOTTOM WOMPER DELUXE (Style #7946)	29/091294 07/27/1998	D 405,942 S 02/23/1999

SHOE UPPER WOMPER DELUXE (Style #7946)	29/093,318 09/08/1998	D 420,211 S 02/08/2000

SHOE UPPER (Style #7951)	29/082,280 12/23/1997	D 403,849 S 01/12/1999

SHOE BOTTOM (Style #7951)	29/082,176 12/23/1997	D 409,825 S 05/18/1999

BUBBLE DESIGN (Style #7951)	29/092,069 08/11/1998	D 429,875 S 08/29/2000

SHOE UPPER (Style #7955)	29/083,909 02/18/1998	D 402,455 S 12/15/1998

SHOE UPPER (Style #7959)	29/083,572 02/11/1998	D 402,802 S 12/22/1998

SHOE UPPER (Style #7960)	29/083,855 02/18/1998	D 402,454 S 12/15/1998

SHOE OUTSOLE (Style #7963)	29/085,464 03/24/1998	D 424,790 S 05/16/2000

SHOE UPPER (Style #7972)	29/102,046 03/16/1999	D 424,290 S 05/09/2000

SHOE UPPER (Style #7982)	29/087,301 04/30/1998	D 404,554 S 01/26/1999

COMBINED SHOE PERIPHERY AND BOTTOM PLATFORM WOMPER (Style #7988)	29/085,499 03/24/1998	D 408,972 S 05/04/1999

COMBINED SHOE BOTTOM AND PERIPHERY (Style #7992)	29/084,169 02/26/1998	D 408,977 S 05/04/1999

Schedule A

U.S. Patent Applications and Registrations in the name of Skechers U.S.A., Inc. II

	Application No./	Patent No./
Title	Application Date	Patent Date

COMBINED SHOE BOTTOM AND PERIPHERY PLATFORM STREET CLEAT (Style #7994)	29/085,450 03/24/1998	D 408,119 S 04/20/1999

SHOE UPPER (Style #7996)	29/085,453 03/24/1998	D 404,553 S 01/25/1999

SHOE BOTTOM (Style #7996)	29/085,452 03/24/1998	D 401,045 S 11/17/1998

SHOE UPPER (Style #8272)	29/124,145 05/31/2000	D 441,942 S 05/15/2001

SHOE UPPER (Style #9771)	29/160,051 05/03/2002	D 468,898 S 01/21/2003

SHOE UPPER EMBODIMENT 1 (Style #9771)	29/165,756 08/16/2002	D 468,522 S 01/14/2003

SHOE UPPER (Style #9860 (adult) and 1817)	29/160,050 05/03/2002	D 467,409 S 12/24/2002

SHOE UPPER EMBODIMENT 1 (Style #9860 (adult) and 1817)	29/165,265 08/15/2002	D 468,521 S 01/14/2003

SHOE UPPER (Style #30214)	29/202,352 03/30/2004	D 495,862 S 09/14/2004

SHOE UPPER BIKER (Style #21511)	29/216,116 10/29/2004	D 513,361 S 01/03/2006

SHOE UPPER (Style #21548)	29/237,392 08/31/2005	N/A

Schedule B
U.S. Copyright Applications and Registrations in the name of Skechers U.S.A., Inc. II

Title	Registration No./Registration Date

SKECHERS 1994 CATALOG	TX 3-845-846 05/31/1994

BANNER	VA 676-899 11/03/1994

1994 KARL KANI CATALOG	TX 3-939-682 11/16/1994

CROSS COLOURS	TX 3-942-322 11/03/1994

SKECHERS 1994 CATALOG	TX 3-845-846 05/31/1994

1995 KARL KANI CATALOG	TX 4-018-560 04/06/1995

1995 SKECHERS FOOTWEAR	TX 4-018-543 04/06/1995

SKECHERS NEW EDITIONS 1995	TX 4-046-611 04/06/1995

NEW SKECHERS ADDITIONS 1995-1996 CATALOG	TX 4-195-464 11/25/1995

BROKEN HEART	VA 746-319 01/24/1996

LIPS DESIGN	VA 746-318 01/24/1996

EYE DESIGN	VA 746-317 01/24/1996

BUTTERFLY DESIGN	VA 746-315 01/24/1996

Schedule B
U.S. Copyright Applications and Registrations in the name of Skechers U.S.A., Inc. II

Title	Registration No./Registration Date

PLANET DESIGN	VA 746-316 01/24/1996

SHOE BOX DESIGN (YELLOW & BLACK)	VA 847-922 03/10/1998

SKECHERS 97 IT’S THE S	TX 4-708-262 01/16/1998

SKECHERS 98 SPRING SUPPLEMENT	TX 4-704-338 01/16/1998

SLIGHTS DESIGN	VA 905-184 03/13/1998

KIDS SKECHERS IT’S THE S 98/99 CATALOGUE	TX 4-823-219 07/23/1998

SKECHERS IT’S THE S FOOTWEAR 98/99 CATALOGUE	TX 4-828-575 07/23/1998

SKECHERS IT’S THE S FOOTWEAR	TX 4-839-447 10/13/1998

S SKECHERS U.S.A. 1999 SPRING SUPPLEMENT	TX 4-976-998 04/26/1999

SHOE BOX DESIGN . . . IT’S THE S (BLUE & GREY)	VA 709-505 12/31/1999 For a period of 95 Years

4 WHEELERS SKECHERS	TX 5-441-636 01/17/2002

4 WHEELERS SKECHERS	VA 1-108-920 01/17/2002

Schedule B
U.S. Copyright Applications and Registrations in the name of Skechers U.S.A., Inc. II

Title	Registration No./Registration Date

SHOE BOX TEXT 4 WHEELERS	TX 5-441-637 01/14/2002

SHOE BOX ARTWORK 4 WHEELERS	VA 1-108-919 01/14/2002

Schedule C
U.S. Trademark Applications and Registrations in the name of Skechers U.S.A., Inc. II

		Serial No./	Registration No./
Mark	Class	Filing Date	Registration Date

		74/330,368	1,851,977
SKECHERS	25	11/12/1992	08/30/1994

		75/178,756	2,145,468
SKECHERS	18	10/08/1996	03/17/1998

		75/220,099	2,105,579
SKECHERS USA	25	12/31/1996	10/14/1997

SKECHERS USA, S		75/449,285	2,362,883
FOOTWEAR and Design	25	03/12/1998	06/27/2000

		75/557,323	2,313,660
SKECHERS	35	09/23/1998	02/01/2000

		75/982,506	2,643,653
STRETCH-FIT BY SKECHERS	25	11/20/2000	10/29/2002

S SKECHERS COMFORT and		76/313,102	2,668,481
Design	25	09/10/2001	12/31/2002

		78/155,941	2,789,863
SKECHERS	14	08/20/2002	12/02/2003

		78/158,540	2,734,901
SKECHERS SPORT	25	08/28/2002	07/08/2003

		78/155,948
SKECHERS SPORT	25	08/20/2002	N/A

		78/155,951
SKECHERS SPORT	14	08/20/2002	N/A

		78/156,800	2,756,217
SKECHERS COLLECTION	25	08/22/2002	08/26/2003

		74/575,310	1,985,039
SKECHERS and Design	25	09/19/1994	07/09/1996

Schedule C
U.S. Trademark Applications and Registrations in the name of Skechers U.S.A., Inc. II

		Serial No./	Registration No./
Mark	Class	Filing Date	Registration Date

		74/419,321	2,003,846
SPORT-UTILITY FOOTWEAR		08/02/1993	10/01/1996

SPORT-UTILITY		74/573,606	2,292,945
CLOTHING and Design	25	09/14/1994	11/16/1999

		75/489231	2,284,971
IT’S THE S	25	05/21/1998	10/12/1999

		75/557,324	2,409,860
IT’S THE S	42	09/23/1998	12/05/2000

		75/508,605	2,713,698
IT’S THE S	25	06/25/1998	05/06/2003

		78/170,845
MARK NASON	25	10/03/2002	N/A

		78/215,972	2,855,282
THE MARK OF STYLE	25	02/18/2003	06/15/2004

		78/975,439	2,865,769
MARK NASON	25	10/03/2002	07/20/2004

		78/827,737
ROCK NEVER DIES	25	03/02/2006	N/A

SIREN BY MARK NASON	25	N/A	N/A

SKECHERS BY MICHELLE		76/313,104	2,656,178
K (Plain)	25	09/10/2001	12/03/2002

SKECHERS BY MICHELLE		76/313,103	2,656,177
K (Styled)	25	09/10/2001	12/03/2002

		78/210,820
MICHELLE K	18	02/05/2003	N/A

Schedule C
U.S. Trademark Applications and Registrations in the name of Skechers U.S.A., Inc. II

		Serial No./	Registration No./
Mark	Class	Filing Date	Registration Date

		78/210,823
MICHELLE K	35	02/05/2003	N/A

		78/975,516	2,890,466
MICHELLE K	35	02/05/03	09/28/2004

		78/225,145	2,810,699
MICHELLE K	25	03/13/2003	02/03/2004

		78/225,124
MICHELLE K	25	03/13/03	N/A

		76/976/178	2,818,259
MKLA	25	12/17/2001	02/24/2004

		74/623,765	1,963,040
FRICTION	25	1/20/1995	03/19/1996

		75/132,155	2,107,996
WOMPERS	25	7/10/1996	10/21/1997

		74/569,793	2,079,608
STREET CLEAT	25	09/06/1994	07/15/1997

		75/384,900	2,246,720
SLIGHTS	25	11/05/1997	05/18/1999

		75/443,560	2,261,697
S LIGHTS	25	03/03/1998	07/13/1999

		75/443,557	2,293,564
SLIGHTS and Design	25	03/03/1998	11/16/1999

DESIGN OVAL AND		75/647,021	2,388,868
ARROW ON RT. SHOE	25	02/24/1999	09/19/2000

DESIGN OVAL AND		75/647,017	2,388,867
ARROW ON LT. SHOE	25	02/24/1999	09/19/2000

Schedule C
U.S. Trademark Applications and Registrations in the name of Skechers U.S.A., Inc. II

		Serial No./	Registration No./
Mark	Class	Filing Date	Registration Date

		75/657,529
CLUB S	25	03/10/1999	N/A

		75/706,856
CLUB S and Design	25	05/14/1999	N/A

		75/824,711	2,373,042
S TREMES	25	10/18/1999	08/01/2000

		75/824,521	2,498,948
G-TECH	25	10/18/1999	10/16/2001

		75/876,409	2,423,237
HOUSE PARTIES	25	12/21/1999	01/23/2001

		76/382,751	2,702,175
S and Design	25	03/14/2002	04/01/2003

		78/162,384	2,833,235
(SLIPPING MAN) Design	25	09/10/2002	04/13/2004

		78/271,117
TUFF-AIR	25	07/07/2003	N/A

		78/311,530
TUFF S	25	10/09/2003	N/A

		78/336,350	2,916,380
S and Design	25	12/04/2003	01/04/2005

		78/427,168
LA SUPERSTARS	25	05/28/2004	N/A

		78/461,746
SOHO LAB	35	08/04/2004	N/A

		78/975,775	3,076,820
SOHO LAB	35	08/04/2004	04/04/2006

Schedule C
U.S. Trademark Applications and Registrations in the name of Skechers U.S.A., Inc. II

		Serial No./	Registration No./
Mark	Class	Filing Date	Registration Date

		78/579,452	3,059,087
SKEVA	25	03/03/2005	02/14/2006

		78/580,750
BIRD 33	25	03/04/2005	N/A

		78/662,663
H and Design	25	07/01/2005	N/A

VENTILATOR	25	N/A	N/A

		78/748,762
SOHO LAB	25	11/07/2005	N/A

		78/760,570
Z-STRAP	25	11/23/2005	N/A

		78/795,064
AIRATORS	25	01/19/2006	N/A

		78/795,083
AERATORS	25	01/19/2006	N/A

		78/819991
HURRICANE	25	02/21/2006	N/A

		78/820,038
HURRICANE	25	02/21/2006	N/A

		78/821,660
H Design	25	02/23/2006	N/A

S Design (Performance S with		78/827,361
borders)	25	03/02/2006	N/A

S Design (Performance S with		78/827,479
borders)	25	03/02/2006	N/A

Schedule C
U.S. Trademark Applications and Registrations in the name of Skechers U.S.A., Inc. II

		Serial No./	Registration No./
Mark	Class	Filing Date	Registration Date

		75/976,914	2,205,906
S in Shield Design	25	N/A	11/24/1998

		75/332,550	2,578,973
S in Shield Design	25	July 29, 1997	06/11/2002

		75/557,984	2,349,542
S in Shield Design	35	09/23/1998	05/16/2000

S ABSTRACT SHIELD		75/688,710	2,425,783
DESIGN (Black version)	25	4/22/99	01/30/2001

S ABSTRACT SHIELD DESIGN (Outline		75/688,708	2,425,782
version)	25	04/22/1999	01/30/2001

		76/039,129	2,521,252
S IN SHIELD FLAG Design	25	05/02/2000	12/18/2001

		75/942,023
SKX	25	03/11/2000	N/A

		75/980,297	2,542,311
SKX	25	03/11/2000	02/26/2002

		76/982,046	2,583,260
SKX and Design	25	03/20/2000	06/18/2002

SOMETHIN’ ELSE FROM		76/178,933	2,750,899
SKECHERS	25	12/11/2000	08/12/2003

SOMETHIN’ ELSE FROM		76/308,061
SKECHERS (Stylized)	25	09/04/2001	N/A

SOMETHIN’ ELSE FROM		76/313,101	2,653,976
SKECHERS (Stylized)	25	09/10/2001	11/26/2002

SOMETHIN’ ELSE FROM		76/341,730	3,055,819
SKECHERS (Plain)	25	11/26/2001	01/31/2006

Schedule C
U.S. Trademark Applications and Registrations in the name of Skechers U.S.A., Inc. II

		Serial No./	Registration No./
Mark	Class	Filing Date	Registration Date

		78/298,441
SOMETHIN’ ELSE	25	09/10/2003	N/A

		78/975,836
SOMETHIN’ ELSE	25	N/A	N/A

Schedule A
U.S. Patent Applications and Registrations in the name of 310 Global Brands, Inc.

NONE

Schedule B
U.S. Copyright Applications and Registrations in the name of 310 Global Brands, Inc.

NONE

Schedule C
U.S. Trademark Applications and Registrations in the name of 310 Global Brands, Inc.

		Serial No./	Registration No./
Mark	Class(es)	Filing Date	Registration Date

	1, 2, 3, 4, 6, 7,
	12, 16, 18, 20, 25,	78/276,915
310	35, 37	07/21/2003	N/A

		78/189,743
310	18, 25	11/27/2002	N/A

		78/455,266	2,995,182
310 Combo (Vertical)	25	07/22/2004	09/13/2005

		78/455,250
310 Combo (Elongated)	25	07/22/2004	N/A

	6, 9, 14, 16, 18,	76/497,617
310 CLOTHING	20, 25	03/17/2003	N/A

		76/101,251	2,581,111
310 CLOTHING	25	08/03/2000	06/18/2002

	6, 9, 14, 16, 18,	76/497,623
310 MOTORING	20, 25	03/17/2003	N/A

	1, 2, 3, 4, 7, 9,
	12, 16, 25, 35, 37,	76/518,168
310 MOTORING	41	05/30/2003	N/A

		76/101,223	2,565,085
310 MOTORING	35	08/03/2000	04/30/2002

		76/248,581	2,571,277
310 MOTORING	37	05/01/2001	05/21/2002

		76/248,579	2,571,276
310 MOTORING	39	05/01/2001	05/21/2002

	6, 9, 14, 16, 18,	76/497,624
310 PRODUCTIONS	20, 25	03/17/2003	N/A

		76/514,532
310 RACING	16, 25, 35, 37, 41	05/13/2003	N/A

Schedule C
U.S. Trademark Applications and Registrations in the name of 310 Global Brands, Inc.

310 RACING & Design	1, 7, 9, 12, 14, 16, 18, 25	76/531,049 07/21/2003	N/A

310 SPORT	25, 37	76/517,956 05/29/2003	N/A

TEAM 310	25, 37	76/517,894 05/29/2003	N/A

THREE-ONE-O	25, 37	76/517,964 05/29/2003	N/A

THREE-TEN	25, 37	76/517,897 05/29/2003	N/A

Schedule 6.10 – Depository Accounts

Depository Accounts

Wachovia Bank, 301 S. College Street, Charlotte, NC 28202; account number 2000014477313 (CIT Lockbox Account)

Wachovia Securities, LLC, 10700 Wheat First Drive, Glen Allen, Virginia 23060; account number 5889-0707

Schedule 7.1(b) – Borrowers and Subsidiaries and Collateral Information

Name of Borrower: Skechers U.S.A., Inc.
State of Incorporation/Formation: Delaware
F.E.I.N. of Borrower: 95-4376145
State Organizational Number of Borrower: 2163448
Address of Chief Executive Office of Borrower: 228 Manhattan Beach Blvd., Manhattan Beach, California 90266

Name of Borrower: Skechers U.S.A., Inc. II
State of Incorporation/Formation: Delaware
F.E.I.N. of Subsidiary: 95-4747242
State Organizational Number of Subsidiary: 2167548
Address of Chief Executive Office of Subsidiary: 228 Manhattan Beach Blvd., Manhattan Beach, California 90266

Name of Borrower: Skechers By Mail, Inc.
State of Incorporation/Formation: Delaware
F.E.I.N. of Subsidiary: 95-4701399
State Organizational Number of Subsidiary: 2119400
Address of Chief Executive Office of Subsidiary: 228 Manhattan Beach Blvd., Manhattan Beach, California 90266

Name of Borrower: 310 Global Brands, Inc.
State of Incorporation/Formation: Delaware
F.E.I.N. of Subsidiary: 43-2009441
State Organizational Number of Subsidiary: 2749933
Address of Chief Executive Office of Subsidiary: 228 Manhattan Beach Blvd., Manhattan Beach, California 90266

Name of Subsidiary: Skechers Collection LLC
State of Incorporation/Formation: California
F.E.I.N. of Subsidiary: None
State Organizational Number of Subsidiary: (Sec. of State File # — 200001310034)
Address of Chief Executive Office of Subsidiary: 228 Manhattan Beach Blvd., Manhattan Beach, California 90266

Name of Subsidiary: Skechers Sport LLC
State of Incorporation/Formation: California
F.E.I.N. of Subsidiary: None
State Organizational Number of Subsidiary: (Sec. of State File # — 200001310032)
Address of Chief Executive Office of Subsidiary: 228 Manhattan Beach Blvd., Manhattan Beach, California 90266

Name of Subsidiary: Duncan Investments, LLC
State of Incorporation/Formation: California
F.E.I.N. of Subsidiary: 95-4846458
State Organizational Number of Subsidiary: (Sec. of State File # — 200103210004)
Address of Chief Executive Office of Subsidiary: 228 Manhattan Beach Blvd., Manhattan Beach, California 90266

Name of Subsidiary: Yale Investments, LLC
State of Incorporation/Formation: Delaware
F.E.I.N. of Subsidiary: 95-4833459
State Organizational Number of Subsidiary: (Sec. of State File # — 200033210039)
Address of Chief Executive Office of Subsidiary: 228 Manhattan Beach Blvd., Manhattan Beach, California 90266

Name of Subsidiary: Sports Brand Corporation
State of Incorporation/Formation: Delaware
F.E.I.N. of Subsidiary: 20-3030838
State Organizational Number of Subsidiary:
Address of Chief Executive Office of Subsidiary: 228 Manhattan Beach Blvd., Manhattan Beach, California 90266

Name of Subsidiary: Skechers USA Benelux B.V.
State/Country of Incorporation/Formation: Netherlands
F.E.I.N. of Subsidiary: 98-0392991
State Organizational Number of Subsidiary:
Address of Chief Executive Office of Subsidiary: Cartografenweg 16, 5141 MT WAALWIJK, The Netherlands

Name of Subsidiary: Skechers USA Canada Inc.
State/Country of Incorporation/Formation: Canada
F.E.I.N. of Subsidiary: None
State Organizational Number of Subsidiary:
Address of Chief Executive Office of Subsidiary: 2425 Matheson Blvd. East, Suite 120, Mississauga, Ontario L4W 5K4

Name of Subsidiary: Skechers USA France SAS
State/Country of Incorporation/Formation: France
F.E.I.N. of Subsidiary: 98-0346857
State Organizational Number of Subsidiary:
Address of Chief Executive Office of Subsidiary: 20 rue des Capucines, 75002 Paris, France

Name of Subsidiary: Skechers USA Deutschland GmbH
State/Country of Incorporation/Formation: Germany
F.E.I.N. of Subsidiary: 98-0346701
State Organizational Number of Subsidiary:
Address of Chief Executive Office of Subsidiary: Waldstrasse 74, 63128 Dietzenbach, Germany

Name of Subsidiary: Skechers USA Italia S.r.l.
State/Country of Incorporation/Formation: Italy
F.E.I.N. of Subsidiary: 47-0914957
State Organizational Number of Subsidiary:
Address of Chief Executive Office of Subsidiary: Via Alberto Dominutti, 6, 37135 Verona, Italia

Name of Subsidiary: Skechers USA Iberia, S.L.
State/Country of Incorporation/Formation: Spain
F.E.I.N. of Subsidiary: 98-0372248
State Organizational Number of Subsidiary:
Address of Chief Executive Office of Subsidiary: 40 Calle de Serrano, 5th Floor, 28001 Madrid, Spain

Name of Subsidiary: Skechers S.a.r.l.
State/Country of Incorporation/Formation: Switzerland
F.E.I.N. of Subsidiary: 98-0349046
State Organizational Number of Subsidiary:
Address of Chief Executive Office of Subsidiary: Rue de la Mercerie 12, 1003 Lausanne, Switzerland

Name of Subsidiary: Skechers USA Ltd.
State/Country of Incorporation/Formation: United Kingdom
F.E.I.N. of Subsidiary: 98-0347474
State Organizational Number of Subsidiary:
Address of Chief Executive Office of Subsidiary: Katherine House, Darkes Lane, 9/11 Wyllyotts Place, Potters Bar, Hertfordshire, EN6 2JD, UK

Name of Subsidiary: Skechers EDC SPRL
State/Country of Incorporation/Formation: Belgium
F.E.I.N. of Subsidiary: 98-0385255
State Organizational Number of Subsidiary:
Address of Chief Executive Office of Subsidiary: Parc Industriel hauts-Sarts, Zone 3, Avenue du Parc Indutriel 159, B-4041 Herstal (Milmort) Belgium

Name of Subsidiary: Skechers International
State/Country of Incorporation/Formation: Switzerland
F.E.I.N. of Subsidiary: 98-0357124
State Organizational Number of Subsidiary:
Address of Chief Executive Office of Subsidiary: PO Box 415, Templar House, Don Road, St. Helier, Jersey, Channel Islands JE4 8WH

Name of Subsidiary: Skechers International II
State/Country of Incorporation/Formation: Switzerland
F.E.I.N. of Subsidiary: None
State Organizational Number of Subsidiary:
Address of Chief Executive Office of Subsidiary: PO Box 415, Templar House, Don Road, St. Helier, Jersey, Channel Islands JE4 8WH

Name of Subsidiary: Skechers Footwear (Dongguan) Co., Ltd.
State/Country of Incorporation/Formation: China
F.E.I.N. of Subsidiary:
State Organizational Number of Subsidiary:
Address of Chief Executive Office of Subsidiary: Chi Ling Dashibei Office Building S, Lu Zhou Industrial Area, Chi Ling Development Zone, Hou Jie Town, Dongguan City, Guangdong Province, Peoples Republic of China 523940

Name of Subsidiary: Skechers Japan YK
State/Country of Incorporation/Formation: Japan
F.E.I.N. of Subsidiary:
State Organizational Number of Subsidiary:
Address of Chief Executive Office of Subsidiary: C/O RIS International, 7-4 Nishi Shimbashi, 2-chome, Minato-ku, Tokyo, Japan

Name of Subsidiary: Skechers USA Taiwan
State/Country of Incorporation/Formation: Taiwan
F.E.I.N. of Subsidiary:
State Organizational Number of Subsidiary:
Address of Chief Executive Office of Subsidiary: 15f, no. 51 Sec2, Kung YI Rd., Taichung, Taiwan

Name of Subsidiary: Skechers Holdings Jersey Limited
State/Country of Incorporation/Formation: Jersey
F.E.I.N. of Subsidiary:
State Organizational Number of Subsidiary:
Address of Chief Executive Office of Subsidiary: C/O Volaw, PO Box 415, Templar House, Don Road, St. Helier, Jersey JE4 8WH

Name of Subsidiary: Skechers USA Mauritius 10
State/Country of Incorporation/Formation: Mauritius
F.E.I.N. of Subsidiary:
State Organizational Number of Subsidiary:
Address of Chief Executive Office of Subsidiary: C/O DTOS Ltd., 4th Floor, IBL House, Caudan, Port Louis, Mauritius

Name of Subsidiary: Skechers USA Mauritius 90
State/Country of Incorporation/Formation: Mauritius
F.E.I.N. of Subsidiary: 98-0492180
State Organizational Number of Subsidiary:
Address of Chief Executive Office of Subsidiary: C/O DTOS Ltd., 4th Floor, IBL House, Caudan, Port Louis, Mauritius

Name of Subsidiary: Skechers Chinese Business Trust
State/Country of Incorporation/Formation: Jersey
F.E.I.N. of Subsidiary:
State Organizational Number of Subsidiary:
Address of Chief Executive Office of Subsidiary: C/O Volaw, PO Box 415, Templar House, Don Road, St. Helier, Jersey JE4 8WH

Name of Subsidiary: Skechers Holdings Mauritius
State/Country of Incorporation/Formation: Mauritius
F.E.I.N. of Subsidiary: 98-0492179
State Organizational Number of Subsidiary:
Address of Chief Executive Office of Subsidiary: C/O DTOS Ltd., 4th Floor, IBL House, Caudan, Port Louis, Mauritius

COLLATERAL LOCATIONS:

Skechers Corporate Office
228 Manhattan Beach Blvd.
Manhattan Beach, CA 90266

Skechers Corporate Office
225 S. Sepulveda Blvd.
Manhattan Beach, CA 90266

Skechers Corporate Office
1100 Highland Avenue
Manhattan Beach, CA 90266

Skechers Corporate Office
330 S. Sepulveda Blvd.
Manhattan Beach, CA 90266

Skechers Distribution Center
1661 S. Vintage Ave.
Ontario, CA 91761

Skechers Distribution Center
1777 S. Vintage Ave.
Ontario, CA 91761

Skechers Distribution Center
1670 Champagne Ave.
Ontario, CA 91761

Skechers Distribution Center
4100 E. Mission Blvd.
Ontario, CA 91761

Third-Party Warehouse
245 Carter Street
Edison, NJ 08817

Skechers Retail Stores
(see attached)

SKECHERS Retail Stores
STORE NO.	ADDRESS
1121 Manhattan Ave
1	Manhattan Beach, CA 90266
19000 S. Vermont Avenue
2	Gardena, CA 90248
Camarillo Premium Outlets
850 E. Ventura Blvd., Space #716
4	Camarillo, CA 93010
Galleria at South Bay
1815 Hawthorne Blvd. Space #112
5	Redondo Beach, CA 90278
Ontario Mills Outlet Mall
1 Mills Circle, Space #202
6	Ontario, CA 91764

7	Gilroy Premium Outlets 8300 Arroyo Circle, Space #C050 Gilroy, CA 95020

9	Sunvalley Mall 129B Sunvalley Mall, Space #E206 Concord, CA 94520

10	Arizona Mills 5000 Arizona Mills Circle, Space #279 Tempe, AZ 85282

11	Woodbury Common Premium Outlets 877 Grapevine Court Central Valley, NY 10917

12	Garden State Plaza Route 4 and N. 17, Space #1230 Paramus, NJ 07652

14	7500 Melrose Avenue Los Angeles, CA 90046

16R	Tanger Outlet . Riverhead Long Island Expressway, Exit 73 Tanger Drive, Space #1209 Riverhead, NY 11901

17	1411 A Third Street Promenade Santa Monica, CA 90401

18R	Beverly Center 8500 Beverly Blvd., Space #643 Los Angeles, CA 90048

19	Milpitas Mills 498 Great Mall Drive Milpitas, CA 95035

21	Irvine Spectrum 71 Fortune Drive, Space #856 Irvine, CA 92618

22	The Block at Orange 20 City Blvd. J3, Space #312 Orange, CA 92868

23	18143 Ventura Blvd. Tarzana, CA 91356

25	Wrentham Village Premium Outlets 1 Premium Outlets Blvd., Space #165 Wrentham, MA 02093

26	1195 N. State College Blvd. Anaheim, CA 92806

27	6426 Van Nuys Blvd. Van Nuys, CA 91401

28	Waikele Premium Outlets 94.792 Lumaina Street, Bldg. 2, #213 Waipahu, HI 96797

29	Bridgewater Commons 400 Commons Way, Space #322 Bridgewater, NJ 08807

30	Fashion Outlets 32100 Las Vegas Blvd., Space #432 Primm, NV 89019

31	The Oaks 562 W. Hillcrest Thousand Oaks, CA 91360

32	Bayside Marketplace 401 Biscayne Blvd, Space #N226 Miami, FL 33132

33	Soho Lab 530 Broadway New York, NY 10012

35	Westfield Shoppingtown .Fox Hills Mall 249 Fox Hills Mall Culver City, CA 90230

36	Dolphin Mall 11401 N.W. 12th Street, Space #121 Miami, FL 33172

37	Soho Lab 770 Market Street San Francisco, CA 94102

38	Glendale Galleria 2234 Glendale Galleria Glendale, CA 91210

40	4475 Mission Blvd., Space #A San Diego, CA 92109

41	Katy Mills 28500 Katy Freeway, Space #671 Katy, TX 77494

42	Concord Mills 8111 Concord Mills Blvd., Space #694 Concord, NC 28027

43	Universal City Walk 1000 Universal Center Dr., Space #V118 Universal City, CA 91608

44	11033 E. Rosecrans Blvd., Space #A Norwalk, CA 90650

45	12017 E. Garvey Avenue, Space #A El Monte, CA 91733

46	Jersey Gardens Metro Mall 651 Kapkowski Blvd., Space #2061 Elizabeth, NJ 07201

47	Opry Mills 428 Opry Mills Drive Space 230 Nashville, TN 37214

48	140 W. 34th Street New York, NY 10001

49	Orlando Premium Outlets 8200 Vineland Ave., Space #1229 Orlando. FL 32821

50	Arundel Mills 7000 Arundel Mills Circle Hanover, MD 21076

51	Las Americas 4345 Camino de la Plaza, Space #330 San Diego, CA 92173

52	Franklin Mills 1701 Franklin Mills Circle, Space #202 Philadelphia, PA 19154

53	Desert Hills Premium Outlets 48400 Seminole Drive, Space #408 Cabazon, CA 92230

54	6518 Westheimer Road Houston, TX 77057

55	Folsom Premium Outlets 13000 Folsom Blvd., Space #1215 Folsom, CA 95630

56	6202 Pacific Blvd. Huntington Park, CA 90255

57	3301 W. Okeechobee Road Hialeah, FL 33012

58	2600 Mission Street San Francisco, CA 94110

59	8460 Gulf Freeway Houston, TX 77017

60	Leon Valley 5751 N.W. Loop 410 Leon, TX 78238

61	422 S. Azusa Avenue Azusa, CA 91702

62	Arrowhead Towne Center 7700 West Arrowhead Towne Center Space# 1061 Glendale, Arizona 85308

63	Grapevine Mills 3000 Grapevine Mills Pkwy, Space #G Grapevine, TX 76051

64	903 S.W. Military Drive San Antonio, TX 78221

65	2550 Long Beach Blvd. Long Beach, CA 90806

66	Waterford Lakes Town Center 517 N. Alafaya Trail Orlando, FL 32828

67	Discover Mills 5900 Sugarloaf Parkway, Space #225 Lawrenceville, GA 30043

68	Snapper Creek 7186 S.W. 117th Ave. Miami, FL 33183

69	Miami Gateway 805.825 N.W. 167th Street Miami, FL 33169

70	Woodfield Mall G.308 Woodfield Shopping Center Schaumburg, IL 60173

71	The Shops at Willow Bend 6121 West Park Blvd., Space #B116 Plano, TX 75093

75	Colorado Mills 14500 W. Colfax Avenue Space # 259 Lakewood, CO 80401

77	Third Street Promenade 1343 Third Street Promenade Santa Monica, CA 90401

78	Belz Canovanas 18400 State Rd. #3, Space #051 Canovanas, Puerto Rico 00729

79	Las Vegas Outlet Center 7400 Las Vegas Blvd., South , Space #241 Las Vegas, NV 89123

80	Tanger Outlet . San Marcos 4015 Interstate 35 South, Space #1070 San Marcos, TX 78666

81	Partridge Creek South side of M-59 Space #142 between Garfield & Romeo Plank Clinton Township, MI

82	Tanger Outlet . Lancaster 201 Stanley K. Tanger Blvd. Lancaster, PA 17602

83	5191 Whittier Boulevard Los Angeles, CA 90022

84	5805 Cutting Blvd. El Cerrito, CA 94530

85	Factory Outlet World.Orlando 4949 International Dr. Space 139 Orlando, FL 32819

86	Tanger Outlet Center . Kittery II 360 US Route 1 Unit 101 Kittery, ME 03904

87	Twelve Oaks 27500 Novi Road Space #126 Novi, MI 48377

88	Queens Place 88.01 Queens Blvd., Space #121 Queens Center, NY 11373

90	The Plaza at the King of Prussia 160 North Gulph Road, Suite 2057 King of Prussia, PA 19406

91	86 E. Shaw Avenue Fresno, CA 93710

92	Mall of America 214.North Garden Bloomington, MN 55425

93	Carlsbad Premium Outlets 5610 Paseo Del Norte, Space #105 Carlsbad, CA 92008

94	Tanger Outlet Center Wisconsin Dells 120 Gasser Road, Suite #1030 Baraboo, WI 53913

95	Florida Mall 8001 S. Orange Blossom Trail Suite 312 Orlando, FL 32809

96	Tanger Outlet . Myrtle Beach 10827 Kings Road, Space #895 North Myrtle Beach, SC 29572

97	Washington Square 4801 W. North Ave. Chicago, IL 60639

99	Steinway Street 31.01 Steinway Street Astoria, NY 11103

100	Times Square . Reuters Building 3 Times Square New York, NY 10036

102	6100 Montana Avenue, Suite A El Paso, TX 79925

103	Houston Galleria II 5085 Westheimer Suite B3615 Houston, TX 77056

104	Tyson’s Corner 1961 Chain Bridge Rd. Space # D12L McLean, VA 22102

107	Ala Moana Shopping Center 1450 Ala Moana Blvd. Space #2033 Honolulu, HI 96814

108	Westfield Shoppingtown . West County 142 West County Mall, Space #2170 Des Peres, MO 63131

111	Prime Outlets at Grove City Grove City Factory Shops #1020 1911 Leesburg . Grove City Road Grove City, PA 16127

112	Roosevelt Fields 630 Old Country Road, Space #1064 Garden City, NY 11530

113	McLendon Plaza 10255 N. Freeway #F Houston, TX 77037

114	Las Vegas Premium Outlet 905 S. Grand Central Parkway Suite 1720 Las Vegas, NV 89106

116	Towne Center at Boca Raton 6000 Glades Rd. #1131 Boca Raton, FL 33431

118	Stony Point Fashion Mall 9200 Stony Point Parkway, Space 111 Richmond, VA 23235

119	Southgate Mall 4260 Florin Rd. Sacramento, CA 95823

120	Pavillions at San Mateo 4900 Cutler Ave. NE Space #E1 Albuquerque, NM 87110

121	Tanger Outlet Center .Five Oaks 1645 Parkway Space # 1390 Seveirville, TN 37862

122	Pine Trail Square Mall 1951 A North Military Trail West Palm Beach, FL 33409

123	Jackson Outlet Village 537 Monmouth Road, Suite 116A Space 142 Jackson, NJ 08527

124	St. Augustine Outlet Center 2700 State Road 16, Space #813 St. Augustine, FL 32092

125	Carolina Premium Outlets 1025 Industrial Park Drive, Space #740 Smithfield, NC 27577

126	Fashion Show . Las Vegas 3200 Las Vegas Boulevard South, Space #1240 Las Vegas, NV 89109

129	Clearwater Mall 2663 Gulf To Bay Blvd. Suite 910 Clearwater, FL 33759

130	Tanger Outlet Center Charleston 4840 Tanger Outlet Blvd., Suite #501 North Charleston, SC 29418

131	11505 Olive Street St. Louis, MO 63141

132	Aurora City Place 130 S. Abilene St., SM.3 Aurora, CO 80012

133	The Corner Mall 417 Washington St. Boston, MA 02108

134	Dale Mabry 3804 W. Linebaugh Ave. Tampa, FL 33618-8702

135	Prime Outlets at Niagara Falls 1900 Military Dr. Space # 12 Niagara Falls, NY 14304

139	Silver Sands Factory Stores 10676 Emerald Coast Parkway West Space 139 Destin. Fl 32550

141	Potomac Mills 2700 Potomac Mills Circle, Space # 555 Prince William, Virginia 22192

142	Sawgrass Mills 12801 West Sunrise Blvd. Space # 539 Sunrise, Florida 33323

143	St. Louis Mills 5555 St. Louis Mills Blvd. Space # 532 Hazelwood, Missouri 63042

144	Jersey Shore Premium Outlets Route 66 & Essex Road Block 135: Lots 1.01 and 6.01 Tinton Falls, NJ 07724

145	Seattle Premium Outlets 10600 Quil Ceda Blvd. Suite 715 Tulalip, WA 98271

146	Tanger Outlet Center Foley 2601 S McKenzie St. Ste W-9 Foley, AL 36535

147	Rehoboth I Tanger Otl. 36470 seaside outlet drive Rehoboth Beach, DE 19971

148	Locust Grove Tanger Otl. Ctr. 1000 Tanger Drive Ste 624 Locust Grove, GA 30248

149	Great Lakes Crossing 4000 Baldwin Road Auburn Hills, MI 48326

150	North Georgia Premium Outlets 800 Highway 400 South Suite 1050 Dawsonville, GA 30534

151	Clinton Crossing Premium Outlets 20-A Killingworth Turnpike Ste 410 Clinton, CT 06413

152	Bellevue Square 240 Bellevue Square Bellevue, WA 98004

153	Tilton 120 Laconia Road Space # 306 Tilton, NH 03276-5238

154	Round Rock Premium Outlets 4401 North IH-35, Suite #729 Round Rock, TX 78664

155	Gaslamp — SoHo Lab 480 5th Avenue San Diego, CA 92101

157	Branson Tanger Outlet Center 300 Tanger Boulevard Space 501 Branson, MO 65616

158	The Pier at Ceasars (Soho Lab) One Atlantic Ocean Suite 1236 Atlantic City, NJ 08401

159	Westfield Topanga Plaza 6600 Topanga Canyon Blvd. Suite 43A Canoga Park, CA 91303

160	Vegas Town Square Interstates 15 and 215 & Las Vegas Blvd. Las Vegas, NV

161	North Park Center 8080 North Central Expressway Dallas, Texas 75206

162	Rio Grande Outlet Center 5001 East Expressway 83, Suite #712 Mercedes, TX 78570

163	Park City Factory Outlets — Tanger 6699 North Landmark Dr Park City, UT 84098

164	Osage Beach Premium Outlets 4540 Highway 54 Space Q1 Osage Beach, MO 65065

165	Hollywood & Highland Center 6801 Hollywood Boulevard Suite 329 Hollywood, CA 90028

168	Tempe Market Place SWC Loop 101 & 202 Freeways Tempe, AZ

169	Queens Center - Soho Lab 90-15 Queens Blvd, Space F03 Elmhurst, NY 11373

170	Woodbridge Center 2335 Woodbridge Center Woodbridge, NJ 07095

172	Atlantic City Outlets 1931 Atlantic Ave. Space #1155 Atlantic City, NJ 08401

173	Prime.Orlando 4949 International Dr. Orlando, FL 32819

174	Cherry Creek 3000 East First Ave. Space # 134 Denver, CO 80206

175	International Plaza 2223 N. Westshore Blvd. Space #184 Tampa, FL

Schedule 7.1(f) – Environmental Matters

None

Schedule 7.1(h) – License Agreements

Trademark License Agreement between Ecko.Complex, LLC d/b/a Ecko Unltd. and Skechers USA, Inc. II and Skechers International II, dated April 7, 2003, as amended.

Trademark License Agreement between Zoo York, LLC and Skechers USA, Inc. II and Skechers SARL, dated December 5, 2005, as amended.

Trademark License Agreement between Flight Club, LLC and Skechers USA, Inc. II and Skechers SARL, dated February      , 2006.

Exclusive Footwear License Letter Agreement between Fraser Ross and A List, Inc., d/b/a Kitson and Skechers USA, Inc. and its affiliates, dated April 29, 2005, as amended.

Exclusive Denim Products and T-Shirt License Letter Agreement between Fraser Ross and A List, Inc., d/b/a Kitson and Skechers USA, Inc. and its affiliates, dated January 26, 2006, as amended.

Merchandise License Agreement between Larry Bird and Skechers USA, Inc., dated February 4, 2005, as amended.

Personal Services, Endorsement and Merchandising License Agreement between Jayceon Taylor aka The Game and Skechers USA, Inc., dated April 14, 2005, as amended.

ANNEX A – Collateral Reporting Provisions

(g) Collateral Reporting and Information. (i) The Borrowers agree to furnish to the Agent:

(A) On or before the 20th day of each month (but twice per month within five (5) days after the end of the applicable period upon Agent’s request if average Excess Availability is less than $35,000,000 for any period of 90 consecutive days), a borrowing base certificate in form and substance satisfactory to the Agent, certified by the treasurer or chief financial officer of the Funds Administrator (or any other authorized officer satisfactory to the Agent), together with such confirmatory schedules of Trade Accounts Receivable and Inventory (in form and substance satisfactory to the Agent) as the Agent reasonably may request. The Agent, in its sole discretion, may permit the Funds Administrator to access CIT’s System for the purpose (in addition to those set forth in Section 3.7) of completing and submitting borrowing base certificates when required hereunder.

(B) On or before the 20th day of each month (but more frequently upon the Agent’s reasonable request), a detailed and summary aging report of the Trade Accounts Receivable existing as of the last day of the preceding month, a roll-forward of the Trade Accounts Receivable from the first day of the preceding month through the last day of the preceding month, and a summary of Inventory as of the last day of the preceding month, all in such form as the Agent reasonably shall require, certified by the treasurer or the chief financial officer of the Funds Administrator (or any other authorized officer satisfactory to the Agent), together with (i) a reconciliation, as of the last day of the preceding month, of the Borrowers’ Trade Accounts Receivable aging report to the Borrowers’ general ledger and applicable borrowing base certificate delivered by the Borrowers to the Agent, and (ii) if required by the Agent, such other information sufficient to allow the Agent to update the amount of Eligible Accounts Receivable and Eligible Inventory.

(C) Prompt written disclosure of (i) all matters adversely affecting the value, enforceability or collectibility of the Trade Accounts Receivable of the Borrowers, (ii) all significant customer disputes, offsets, defenses, counterclaims, returns, rejections and all reclaimed or repossessed merchandise or goods, and (iii) all matters adversely affecting the value or marketability of the Inventory, all in such detail and format as the Agent reasonably may require, provided that to the extent that any such matter would not have a Material Adverse Effect, the Borrowers may disclose such matter to the Agent when the Borrowers provide the Agent with the borrowing base certificate described in clause (A) above.

(D) Promptly upon the Agent’s request, a report summarizing the amount and location of the Borrowers’ Qualified Cash.

(E) Prior written notice of any change in the location of any Collateral and any material change in type, quantity, quality or mix of the Inventory.

(F) From time to time, access to the Borrowers’ computers, electronic media, software programs (including any electronic records, contracts and signatures) and such other documentation and information relating to the Trade Accounts Receivable, Inventory and other Collateral as the Agent reasonably may require.

(ii) The Borrowers may deliver to the Agent any borrowing base certificate, collateral report or other material that the Borrowers are required to deliver to the Agent under clauses (1) and (2) of Section 7.2(g)(i) by e-mail or other electronic transmission (an “Electronic Transmission”), subject to the following terms:

(A) Each Electronic Transmission must be sent by the treasurer or chief financial officer of the Funds Administrator (or any other authorized officer satisfactory to the Agent), and must be addressed to the loan officer and the collateral analyst of the Agent that handle the Borrowers’ account, as designated by the Agent from time to time. If any Electronic Transmission is returned to the sender as undeliverable, the material included in such Electronic Transmission must be delivered to the intended recipient in the manner required by Section 12.6 hereof.

(B) Each certificate, collateral report or other material contained in an Electronic Transmission must be in a “pdf” or other imaging format and, to the extent that such material must be certified by an officer of the Funds Administrator under this Section 7.2(g), must contain the signature of the officer submitting the Electronic Transmission. As provided in Section 12.6, any signature on a certificate, collateral report or other material contained in an Electronic Transmission shall constitute a valid signature for purposes hereof. The Agent may rely upon, and assume the authenticity of, any such signature, and any material containing such signature shall constitute an “authenticated” record for purposes of the Uniform Commercial Code and shall satisfy the requirements of any applicable statute of frauds.

(C) Each Electronic Transmission must contain the name and title of the officer of the Funds Administrator transmitting the Electronic Transmission, and shall include the following text in the body of the Electronic Transmission:

“Pursuant to the Second Amended and Restated Loan and Security Agreement dated May 31, 2006 among Skechers U.S.A., Inc. (“Skechers”), Skechers U.S.A., Inc. II (“Skechers II”), Skechers By Mail, Inc. (“Skechers By Mail”), and 310 Global Brands, Inc. (“310”, and together with Skechers, Skechers II and Skechers By Mail individually a “Borrower” and collectively and jointly and severally, the “Borrowers”), the Lenders that are parties thereto and The CIT Group/Commercial Services, Inc., as Agent for the Lenders (the “Agent”), the undersigned      [title of submitting officer] of the Funds Administrator hereby delivers to the Agent the Borrowers’      [describe submitted reports]. The Funds Administrator, on behalf of the Borrowers, represents and warrants to the Agent and the Lenders that the materials included in this Electronic Transmission are true, correct, and complete in all material respects. The name of the officer of the Funds Administrator set forth in this e-mail constitutes the signature of such officer, and this e-mail shall constitute an authenticated record of the Borrowers.”

(D) The Funds Administrator agrees to maintain in its files the original versions of all certificates, collateral reports and other materials delivered to the Agent by means of an Electronic Transmission and agrees to furnish to the Agent such original versions within five (5) Business Days of the Agent’s request for such materials, signed and certified (to the extent required hereunder) by the officer submitting the Electronic Transmission.

(iii) Each Borrower authorizes the Funds Administrator, on behalf of such Borrower, to deliver to the Agent all borrowing base certificates, collateral reports and other material that the Borrowers are required to deliver to the Agent under this Section 7.2(g). Each Borrower hereby authorizes the Agent to regard the Borrowers’ printed name or rubber stamp signature on assignment schedules or invoices as the equivalent of a manual signature by the Borrowers’ authorized officers or agents. The Borrowers’ failure to promptly deliver to the Agent any schedule, report, statement or other information set forth in this Section 7.2(g) shall not affect, diminish, modify or otherwise limit the Agent’s security interests in the Collateral.